EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

SANOFI

and

AASTROM BIOSCIENCES, INC.

Dated as of April 19, 2014

TABLE OF CONTENTS

ARTICLE 1	Definitions	1

1.1	Definitions	1

ARTICLE 2	Purchase and Sale of Assets; Assignment and Assumption of Liabilities	14

2.1	Transferred Assets	14

2.2	Excluded Assets	16

2.3	Assumed Liabilities	18

2.4	Excluded Liabilities	18

2.5	Non-Assignable Assets	19

ARTICLE 3	Consideration	20

3.1	Purchase Price and Assumption of Assumed Liabilities	20

3.2	Post-Closing Statement; Resolution of Disputes	20

3.3	Inventory Adjustment	22

3.4	Net Working Capital Adjustment for Genzyme Denmark	22

3.5	Adjustment Payments	22

3.6	Withholding	23

ARTICLE 4	Closing and Closing Deliverables	23

4.1	Closing; Time and Place	23

4.2	Deliveries by Seller	23

4.3	Deliveries by Purchaser	24

ARTICLE 5	Representations and Warranties of Seller	24

5.1	Organization	25

5.2	Power and Authorization	25

5.3	No Consents	25

5.4	Noncontravention	25

5.5	Financial Information	26

5.6	Absence of Certain Developments	26

5.7	Assets	27

5.8	Real Property Leases	27

5.9	Intellectual Property and IT Assets	28

5.10	Compliance With Law; Permits	29

i

5.11	Health Care and Governmental Program Compliance	30

5.12	FDA Matters	31

5.13	Tax Matters	32

5.14	Employees	34

5.15	Employee Plans	34

5.16	Environmental Matters	35

5.17	Contracts	35

5.18	Customers and Suppliers	37

5.19	Litigation; Governmental Orders	37

5.20	Insurance	38

5.21	Brokers	38

5.22	Foreign Corrupt Practices Act	38

5.23	Verigen Matters	38

5.24	Accounts Receivable; Accounts Payable	38

5.25	Genzyme Denmark	39

5.26	No Other Representations	39

ARTICLE 6	Representations and Warranties of Purchaser	39

6.1	Organization	39

6.2	Power and Authorization	39

6.3	Consents	40

6.4	Noncontravention	40

6.5	No Brokers	40

6.6	Genzyme Denmark	40

6.7	Required Funds; Solvency	40

ARTICLE 7	Covenants	41

7.1	Conduct of the Business Prior to Closing	41

7.2	No Solicitation	42

7.3	Access to Information	43

7.4	Permits	43

7.5	Cooperation	43

7.6	Return of Excluded Assets and Transferred Assets	44

7.7	Records and Documents	44

7.8	Bulk Sales Waiver	44

7.9	Confidentiality	45

7.10	Non-Solicitation of Employees	45

7.11	Non-Competition	46

7.12	Compliance with WARN Act and Similar Legal Requirements	47

7.13	Assumption of Regulatory Obligations	47

7.14	Change of Name	47

7.15	Publicity	47

7.16	Transition Assets	48

7.17	Excluded Accounts Receivable	48

7.18	Insurance Matters	48

7.19	Intercompany Matters	48

7.20	Guarantees	48

7.21	Post-Closing Intellectual Property Licenses	49

7.22	Transition Services Agreement	49

7.23	Transition Supply Agreement	50

7.24	Verigen Matters	50

7.25	Additional Employee Information Schedule	50

ARTICLE 8	Employees	51

8.1	U.S.	51

8.2	Danish Employees	53

8.3	UK Employees	53

8.4	Greek Employees	53

8.5	Provisions for Transferred Employees	53

8.6	Prior Notice	56

8.7	Continuation of Terms and Conditions of Employment	56

8.8	No Benefit to Employees Intended	56

ARTICLE 9	Real Property Leases	57

9.1	Provisions for Assigned Real Property Leases	57

ARTICLE 10	Conditions to Closing	57

10.1	Conditions to Purchaser’s Obligation to Close	57

10.2	Conditions to Seller’s Obligation to Close	57

10.3	Conditions to Obligations of Each Party to Close	58

ARTICLE 11	Tax Matters	58

11.1	Purchase Price Allocation	58

11.2	Cooperation	58

11.3	Responsibility for Taxes	59

11.4	Preparation and Filing of Tax Returns	60

11.5	Tax Refunds	61

11.6	No Amendments	61

11.7	Tax Contests	62

11.8	VAT	63

11.9	Transfer Taxes	63

11.10	Cessation of Mandatory Danish Joint Taxation	63

ARTICLE 12	Termination	64

12.1	Circumstances for Termination	64

12.2	Effect of Termination	64

ARTICLE 13	Indemnification	64

13.1	Indemnification by Seller	64

13.2	Indemnification by Purchaser	65

13.3	Scope of Liability	65

13.4	Claims	66

13.5	Defense of Actions	66

13.6	Time Limitation	67

13.7	Exclusive Remedy	68

13.8	Tax Treatment of Indemnity Payments	68

13.9	Limitation of Liability, Disclaimer of Consequential Damages	68

13.10	Third Party Contributors; Tax Benefits	68

13.11	No Action Against Officers	69

ARTICLE 14	Miscellaneous Provisions	69

14.1	Reserved	69

14.2	Right of Set-off	69

14.3	Financial Statements and Projections	69

14.4	Specific Performance	70

14.5	Expenses	70

14.6	Interpretation	70

14.7	Entire Agreement; Survival	70

14.8	Amendment, Waivers and Consents	70

14.9	Successors and Assigns	71

14.10	Governing Law	71

14.11	Jurisdiction; Waiver of Jury Trial	71

14.12	Rules of Construction	72

14.13	Severability	72

14.14	Notices	72

14.15	Rights of Parties	73

14.16	Counterparts	74

v

SCHEDULES

Schedule 2.1.3                      Transferred Intellectual Property

Schedule 2.1.6                      Assigned Real Estate

Schedule 2.1.8                      Personal Property

Schedule 2.2.8                      Excluded Personal Property

Schedule 2.4.4                      Other Excluded Liabilities

Schedule 3.2.1(a)                 Inventory Principles

Schedule 3.2.1(b)                 Net Working Capital Principles

Schedule 5                            Seller’s Disclosure Schedule

Schedule 6                            Purchaser’s Disclosure Schedule

Schedule 7.19                       Intercompany Matters

Schedule 7.20                       Guarantees

Schedule 8.5.5                      Severance and Change in Control Benefits

EXHIBITS

Exhibit 4.2.1                         General Assignment and Bill of Sale

Exhibit 4.2.2                         Danish Stock Transfer Instrument

Exhibit 4.2.3                         Assignment and Assumption Agreements

Exhibit 4.2.4(a)                    Patent Assignment

Exhibit 4.2.4(b)                    Trademark Assignment

Exhibit 4.2.4(c)                    Domain Name Assignment

Exhibit 4.2.5                         Trademark License

Exhibit 4.2.7                         Cross Releases

Exhibit 4.2.8                         Genzyme Denmark Resignations

Exhibit 4.3.7                         Promissory Note

Exhibit 7.22                          Transition Services Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is dated as of April 19, 2014 (the “Execution Date”), by and among Aastrom Biosciences, Inc., a Michigan corporation (“Purchaser”), and Sanofi, a French Société anonyme (“Seller”).  Seller and its Affiliates that own Transferred Assets and/or are subject to Assumed Liabilities are collectively referred to in this Agreement as the “Selling Persons.” Purchaser and Seller are referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Purchaser desires to purchase from Seller and the other Selling Persons, and Seller and the other Selling Persons desire to sell to Purchaser, substantially all of the assets constituting the Business, including the MACI product, but excluding the tangible assets located in Australia, as well as certain specified liabilities related to the Business, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Action” means any audit, examination, investigation, action, lawsuit, litigation or other similar proceeding to, from, by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) the possession of the power to vote 50% or more of the securities or other Equity Interest of a Person having ordinary voting power, or (b) the possession of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities or other Equity Interests, contract or otherwise.

“Agreed Allocation” is defined in Section 11.1.2.

“Agreement” means this Asset Purchase Agreement (including all schedules and exhibits attached to this Agreement, which are fully incorporated by this reference), as it may be amended from time to time.

“Ancillary Agreement” means each of the General Assignment and Bill of Sale, the Danish Stock Transfer Instrument, the Assignment and Assumption Agreements, the Patent

Assignment, the Trademark Assignment, the Domain Name Assignment, the Trademark License, the Transition Services Agreement, and the Assignments of Leases.

“Arbitration Notice” is defined in Section 3.2.3.

“Assigned Real Property Leases” means the Real Property Leases set forth on Schedule 2.1.6.

“Assignment and Assumption Agreement” is defined in Section 4.2.3.

“Assignments of Leases” is defined in Section 4.2.6.

“Assumed Liabilities” is defined in Section 2.3.

“BLA” means a biologics license approval issued by the FDA.

“Business” means the cell therapy and regenerative medicine business of Seller and its Subsidiaries which researches, develops, manufactures, markets and sells the Carticel, Epicel, and MACI products, as conducted by the Selling Persons and Genzyme Denmark as of the Execution Date and the Closing Date.

“Business Books and Records” is defined in Section 2.1.7.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are required by law to be closed in New York City or Paris.

“Business Employee” is defined in Section 5.14.1.

“Business Employee Schedule” is defined in Section 5.14.1.

“Business Permit” is defined in Section 5.10.2.

“Business Taxes” is defined in Section 11.3.4.

“Carticel” means the Carticel implant (autologous cultured chondrocytes) or any derivatives thereof or improvements thereto.

“Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration and target incentive compensation payable by a Party or any Affiliate of a Party to such Person, other than, in the case of a Business Employee, any retention or stay payment or bonus or similar arrangement (payable solely by a Selling Person).

“Competing Business or Activity” is defined in Section 7.11.1.

“Confidential Information” means Trade Secrets and all other confidential and/or proprietary information of a Person, including information contained in or derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives or consultants.

“Confidentiality Agreement” means that certain confidentiality agreement between Purchaser and Seller dated October 22, 2013.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Consolidated Return” means any affiliated, combined, consolidated, unitary or similar Tax Return filed with respect to a group that includes through the Closing Date a Selling Person or Genzyme Denmark (or any other Affiliate of the Selling Persons).

“Contract” means, with respect to any Person, any contract, agreement, lease, sublease, license, commitment, legally binding promise, undertaking, or arrangement or understanding, whether written or oral.

“Copyrights” means all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding to the foregoing throughout the world, including all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation and means of expression, and rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Covered Separate Returns” is defined in Section 11.4.

“Damages” means any loss, damage, injury, award, fine, penalty, Tax, fee or expense, (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action, suit or other legal proceeding).

“Danish Employee” means each employee who is an employee of Genzyme Denmark.

“Danish Stock Transfer Instrument” is defined in Section 4.2.2.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures, or similar Contracts or securities, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases, (e) in respect of letters of credit and bankers’ acceptances to the extent drawn or called prior to the Closing Date and (f) in the nature of Guarantees of the obligations described in subsections (a) through (e) of this definition of any other Person.

“Dispute Notice” is defined in Section 3.2.2.

“Dispute Referee” is defined in Section 3.2.3.

“Domain Name Assignment” is defined in Section 4.2.4(c).

“Drop Dead Date” is defined in Section 12.1.3.

“EMA” means the European Medicines Agency or any successor agency.

“Employee Plan” means any plan, contract, program or policy covering a group of individuals that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other employment, compensation, severance, termination pay, deferred compensation, retirement, welfare benefit, bonus, incentive or fringe benefit plan, contract, program or policy.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, license or other similar adverse claim or encumbrance.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means all Legal Requirements regulating pollution or protection of the environment, including Legal Requirements regulating emissions, discharges or releases of Materials of Environmental Concern, or otherwise regulating the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.  Environmental Laws do not include any Health Care Legal Requirement.

“Epicel” means the Epicel® implant (cultured epidermal autografts) or any derivatives thereof or improvements thereto.

“Equity Interest” means (a) any capital stock, share capital, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contract which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with Seller pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

“Excluded Accounts Receivable” is defined in Section 2.2.4.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Execution Date” is defined in the introduction to this Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency.

“FDA Approval” means any BLA or any supplement to an existing BLA, any investigational new drug application, any approval by the FDA of a premarket approval application for a medical device (including an application for a humanitarian device exemption), premarket approval, all as defined within the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 321 et seq.

“FDA Clearance” means the issuance by the FDA of an order of substantial equivalence in response to a premarket notification submission made under section 510(k) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq.

“FDA Rules” is defined in Section 5.12.1.

“Final Genzyme Denmark Closing Net Working Capital Amount” is defined in Section 3.4.

“Final Transferred Inventory Amount” is defined in Section 3.3.

“Financial Statements” is defined in Section 5.5.1.

“Former Verigen Shareholders” means the “Sellers” under the Verigen SPA and their respective successors and assigns.

“Forward-Looking Statements” is defined in Section 14.3.1.

“Fundamental Indemnification Cap” is defined in Section 13.3.

“Fundamental Representations and Warranties” is defined in Section 13.3.1.

“GAAP” means generally accepted accounting principles in the U.S. or in Denmark, as applicable, as in effect from time to time.

“Gargoyle Engagement Letter” means the engagement letter dated December 16, 2003 between Verigen AG and Gargoyle Associates, referred to in section 4.6 of the Verigen SPA.

“General Assignment and Bill of Sale” is defined in Section 4.2.1.

“Genzyme Denmark” means Genzyme Biosurgery ApS, a corporation organized under the laws of Denmark (registered under company registration no. 19740986 with the Danish Business Authority) and with its registered address at Oliefabriksvej 45, 2770 Kastrup.

“Genzyme Denmark Closing Net Working Capital” means the positive or negative amount equal to the Genzyme Denmark Net Working Capital measured as of the close of business on the Closing Date and without giving effect to any changes resulting from transactions occurring outside of the Ordinary Course of Business after the Closing on the Closing Date.

“Genzyme Denmark Closing Net Working Capital Target” means $4,300,000.

“Genzyme Denmark Net Working Capital” means, as of any time, the aggregate amount of current assets (including, for the avoidance of doubt, any cash and cash equivalents) of Genzyme Denmark as of such time minus the aggregate amount of the current liabilities of Genzyme Denmark as of such time, in each case determined in accordance with GAAP applied on a consistent basis and prepared in accordance with the Net Working Capital Principles.  Notwithstanding anything to the contrary contained herein, in no event shall “Genzyme Denmark Net Working Capital” include any amount with respect to any Tax assets or any deferred Tax liabilities.  For the avoidance of doubt, “Genzyme Denmark Net Working Capital” shall include as a current liability a good faith estimate of any current Tax liability of Genzyme Denmark with respect to a Pre-Closing Tax Period.

“Governmental Authority” means any (a) nation, state, province, territory, county, municipality, district or other jurisdiction; or (b) body entitled to exercise any executive, legislative, judicial or administrative authority or power.

“Governmental Program” means any health care reimbursement or other health care programs of a Governmental Authority in which the Business participates, including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f), Medicare and Medicaid programs under Titles XVIII and XIX of the Social Security Act, Medicaid Waiver Program, and the TRICARE Program.

“Greek Employee” means each employee who is listed on Schedule 5.14.1 with work location in Greece.

“Group Plan” means each Employee Plan, other than a Seller Plan, contributed to, sponsored by or maintained by Seller, any subsidiary or parent company of Seller, or any ERISA Affiliate, as of or at any time prior to, the Execution Date, or for which Seller, any subsidiary or parent company of Seller, or any ERISA Affiliate has or may have any obligation or Liability.

“Guarantee” means, with respect to any Person, any (a) guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person and/or (b) other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations and/or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor.

“Health Care Approval” means any health care permit, license, certificate, approval, consent, permission, clearance, exemption, registration, qualification, accreditation or authorization issued, granted or given by any Governmental Authority, other than any FDA Approval.

“Health Care Legal Requirement” means, with respect to the Business, any Legal Requirement relating to health care regulatory matters, including, (a) 42 U.S.C. 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes,” (b) the Federal False Claims Act, 31 U.S.C. Chapter 37, (c) applicable state anti-kickback and false claims laws, and (d) federal and state information privacy and security laws.  Health Care Legal Requirement does not include any Environmental Laws.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indemnification Cap” is defined in Section 13.3.

“Indemnification Claim” is defined in Section 13.4.

“Indemnified Party” is defined in Section 13.4.

“Indemnifying Party” is defined in Section 13.4.

“In-License Agreement” means any Contract under which a Third Party has granted the Seller or any Affiliate of Seller (including Genzyme Denmark) any rights with respect to, or a covenant not to be sued under, any Intellectual Property used or held for use in the Business.

“Intellectual Property” means all rights in and to intellectual property and intangible industrial property rights, including Patents, Trade Secrets, Copyrights and Trademarks, and all rights to sue or recover and retain damages, costs and attorneys’ fees for any past, present and future infringement or misappropriation of any of the foregoing, and any rights equivalent to any of the foregoing anywhere in the world.

“Inventory Principles” is defined in Section 3.2.1.

“Inventory Statement” is defined in Section 3.2.1.

“Inventory Target” means $1,800,000.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, computer software, firmware, middleware, databases, servers, workstations, routers, hubs, switches, data communications lines and other information technology, network and communications equipment, including all intangible rights in and to the foregoing, in each case used or held for use in the Business, and reference and source material and all associated documentation relating thereto, other than rights under IT Contracts.

“IT Contracts” means any Contracts to which Seller or any Subsidiary is a party and which remain in effect associated with IT Assets, including software license agreements, software as a service (SaaS) agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, web hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements and telecommunication agreements.

“Leased Real Property” is defined in Section 5.8.1.

“Legal Requirement” means any law, statute, legislation, constitution, principle of common law, treaty, regulation or Government Program that has been issued or enacted by any Governmental Authority.

“Liability” means, with respect to any Person, any Debt, liability or other obligation of any kind of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“License Agreements” means In-License Agreements and Out-License Agreements.

“MACI” means the MACI® (matrix applied characterized autologous cultured chondrocytes) or any derivatives thereof or any improvements thereto.

“Material Adverse Effect” means any event, change or effect that has a material adverse effect on the condition (financial or otherwise), assets, Assumed Liabilities or results of operations or prospects of the Business and/or the Transferred Assets, taken as a whole; provided, however, that any event, change or effect will be disregarded when determining whether a Material Adverse Effect has occurred, to the extent arising from or related to (1) general economic conditions, political conditions, financial and credit market conditions or market conditions in the industries in which the Business operates; (2) the failure of the Business to meet sales, earnings or other financial or non-financial projections and estimates (but not, in each case, the underlying cause of such failure); (3) any adverse event, change or effect that directly results from the announcement of this Agreement or the Transactions; (4) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (5) changes in any Legal Requirements applicable to the Business or applicable accounting regulations or principles or the interpretation thereof; or (6) compliance by Seller or any of its Affiliates with any express provision of this Agreement, or compliance by Seller or its Affiliates with a written request by Purchaser that Seller or any of its Affiliates take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such written request; provided, further, that the effects described in clauses (1), (4) and (5) shall be disregarded when determining whether a Material Adverse Effect has occurred only to the extent such effects disproportionately affect the Business as a whole compared to other participants in the industry in which the Business operates.

“Material Contracts” is defined in Section 5.17.1.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, radioactive materials, toxic or hazardous substances or hazardous waste, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials.

“Net Working Capital Principles” is defined in Section 3.2.1.

“Non-Assignable Asset” is defined in Section 2.5.1.

“Order” means any temporary, preliminary or permanent order, judgment or injunction that has been issued or otherwise put into effect by any Governmental Authority.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business consistent with past practice.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Out-License Agreement” means any Contract under which Seller or any Affiliate of Seller (including Genzyme Denmark) has granted to any Third Party rights with respect to, or a covenant not to be sued under, any Transferred Intellectual Property.

“Parent Group” means, an affiliated, combined, consolidated, unitary or similar group that files a Consolidated Return and that includes Genzyme Denmark.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Patent” means all U.S. and foreign patents and applications therefor and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Patent Assignment” is defined in Section 4.2.4(a).

“Permit” means any permit, license, certificate, approval, consent, permission, clearance, exemption, waiver, franchise, registration, qualification, accreditation or authorization issued,

granted or given by any Governmental Authority, including any FDA Approval or FDA Clearance, but excluding any Health Care Approval or Real Property Permit.

“Permitted Encumbrance” means (a) statutory Encumbrances for Taxes or other governmental charges not yet due and payable; (b) mechanics’, materialmen’s, architects’, carriers’, workers’, repairers’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the Ordinary Course of Business, either securing payments not yet due or that are being contested in good faith by appropriate proceedings; (c) restrictions under leases, subleases, licenses or occupancy agreements that are Transferred Assets; (d) easements, covenants, rights-of-way and other similar restrictions of record; (e) (i) zoning, building codes and other land use laws and (ii) Encumbrances that have been placed by any developer, landlord or other Third Party on property over which the Selling Persons have easement rights and subordination or similar agreements relating thereto; (f) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security; (g) restrictions on the transfer of securities arising under federal and state securities Legal Requirements; (h) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the Ordinary Course of Business; (i) the grant of rights set forth in the Out-License Agreements; and (j) such Encumbrances as do not materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means any (a) individual, (b) corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, association or company (including any limited liability company or joint stock company) or other similar entity or (c) Governmental Authority.

“Post-Closing Statement” is defined in Section 3.2.1.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the Closing Date, and each subsequent Tax period.

“Pre-Closing Separate Returns” is defined in Section 11.4.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date or, in the case of any Straddle Period, the portion of such period through the end of the Closing Date.

“Proposed Allocation” is defined in Section 11.1.1.

“Purchase Price” means $6,500,000.

“Purchaser” is defined in the introduction to this Agreement.

“Purchaser 401(k) Plan” is defined in Section 8.1.3.

“Purchaser Indemnitees” is defined in Section 13.1.

“Purchaser Spending Account” is defined in Section 8.1.5.

“Real Property Leases” is defined in Section 5.8.

“Real Property Permit” means any permit, license, certificate, approval, consent, permission, clearance, exemption, waiver, franchise, registration, qualification, accreditation or authorization issued, granted or given by any Governmental Authority related to the Leased Real Property.

“Registered Intellectual Property” means all U.S., international and foreign: (a) issued Patents and pending applications therefor (including any applications that are no longer pending but can still be revived, reinstated or re-filed under applicable Legal Requirements); (b) registered Trademarks and pending applications therefor (including any applications that are no longer pending but can still be revived, reinstated or re-filed under applicable Legal Requirements), including intent-to-use applications and Trademark renewals; (c) Copyright registrations, pending applications therefor and Copyright renewals and (d) domain name registrations.

“Restricted Period” means the three-year period commencing on the Closing Date.

“Retained Affiliates” means Affiliates of Seller other than Genzyme Denmark.

“Retained Names” is defined in Section 2.2.1.

“Sanofi A/S” means sanofi-aventis Denmark A/S, a corporation organized under the laws of Denmark (registered under company registration no. 19064301 with the Danish Business Authority) and a wholly owned subsidiary of Seller.  sanofi-aventis Denmark A/S’s registered address is 13, Slotsmarken, 2970 Hoersholm, Denmark.

“Seller” is defined in the introduction to this Agreement.

“Seller Group Guarantee” is defined in Section 7.20.

“Seller Indemnitees” is defined in Section 13.2.

“Seller Plans” means each Employee Plan contributed to, sponsored by or maintained by Seller or any subsidiary or parent company of Seller as of the Execution Date, or for which Seller or any subsidiary or parent company of Seller has any obligation or liability, in each case, for the benefit of any Business Employee.

“Seller Restricted Employees” is defined in Section 7.10.1.

“Seller Spending Account” is defined in Section 8.1.5.

“Seller’s Knowledge” means the actual knowledge of Steve Couldwell (Head of Biosurgery Global GSU), Michael Halpin (Vice-President, Regulatory Affairs), Don Woodhouse (Senior Vice-President, Operations), and William Roper (Director, Finance), after reasonable inquiry (as a group), but not beyond internal (Seller and its controlled Affiliates) resources reasonably likely to have knowledge of the matter in question.

“Selling Persons” is defined in the introduction to this Agreement.

“SKAT” is defined in Section 11.10.2.

“Straddle Period” is defined in Section 11.3.4.

“Straddle Period Separate Returns” is defined in Section 11.4.

“Subsidiary” means, with respect to any Person, any other Person in which the first Person has direct or indirect Equity Interests, which constitute 50% or more of all Equity Interests outstanding in such other Person.

“Tax” (and, with correlative meaning, “Taxes”, “Taxable” or “Taxation”) means tax imposed by any Tax Authority, including all federal, national, state, provincial or local taxation (including income, value added, goods and services, harmonized sales, transfer, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, stamp duty, customs and other import or export duties, estimated and other taxes), or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever in the nature of tax, together with any interest, penalties, and additions to tax.

“Tax Authority” means a Governmental Authority, or any subdivision, agency, commission or authority thereof,  responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Contest” is defined in Section 11.7.

“Tax Referee” is defined in Section 11.3.

“Tax Return” means any return, statement, declaration, designation, election, notice, certificate, form, report, schedule or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection, reporting or payment of any Tax, together with all attachments and any amendments thereto.

“Third Party” means any Person other than Seller or Purchaser or their Affiliates.

“Trade Secrets” means information that is not publicly available, including know-how, developments, inventions, processes, ideas, data or other confidential information (and including related papers, invention disclosures, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, biologic materials, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, proprietary software, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and all rights in any of the foregoing under applicable Legal Requirements.

“Trademark Assignment” is defined in Section 4.2.4(b).

“Trademark License” is defined in Section 4.2.5.

“Trademarks” means any and all trademarks, service marks, trade dress, and trade names (whether or not registered), all registrations or applications to obtain the foregoing, all domain names and all goodwill associated with any of the foregoing.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, land tax or similar Taxes that may be imposed in connection with the transfer of Transferred Assets (other than VAT, which is the subject of Section 11.8).

“Transferred Approvals” is defined in Section 2.1.5.

“Transferred Assets” is defined in Section 2.1.

“Transferred Contracts” is defined in Section 2.1.4.

“Transferred Employee” means (i) any U.S. Employee who accepts an offer of employment with Purchaser or its Affiliate pursuant to Section 8.1, and (ii) any Greek Employee and/or UK Employee who either (x) in connection with the Transactions, transfers to Purchaser automatically as per applicable laws or (y) agrees to transfer his/her employment contract or agreement to Purchaser by individual transfer agreement, in each case of clauses (i) and (ii), who commences employment with Purchaser or its Affiliate.

“Transferred Intellectual Property” is defined in Section 2.1.3.

“Transferred Inventory” is defined in Section 2.1.2.

“Transferred IT Contracts” is defined in Section 2.1.4.

“Transferred License Agreements” is defined in Section 2.1.4.

“Transferred Registered Intellectual Property” is defined in Section 5.9.3.

“Transition Services Agreement” is defined in Section 7.22.

“UK Employee” means each employee who is listed on Schedule 5.14.1 with work location in the UK.

“U.S. Employee” means each employee who is listed on Schedule 5.14.1 under the heading “U.S. Employee.”

“U.S. Transferred Employee” means any U.S. Employee who becomes a Transferred Employee.

“Unsatisfied Order” shall mean any order of product of the Business from a Third Party already accepted by Seller or any of its Affiliates prior to the Closing Date, but which is not shipped by Seller or its Affiliates on such Closing Date.

“VAT” means value added tax chargeable under or pursuant to the EC Council Directive 2006/112/EC on the common system of value added tax or any national VAT acts implementing the aforesaid directive, or any similar sales, purchase or turnover tax chargeable outside the European Union.

“Verigen Accession Agreement” means the Accession Agreement dated April 30, 2005 by and among the Former Verigen Shareholders, Genzyme GmbH, and Pernille Rosted.

“Verigen Agreements” means, collectively, (i) the Verigen SPA, (ii) the Share Purchase Agreement dated as of August 12, 2005 by and among Achim Rottschafer, Dr. Horst Friedrich, Prof. Dr. Samuel Asculai and Genzyme GmbH, as amended from time to time, (iii) the Gargoyle Engagement Letter, (iv) the Verigen Accession Agreement, (v) the Verigen Guarantee Agreement and (vi) any other Contract related to or arising out of the transactions contemplated by agreements referred to in the foregoing sub-clauses (i) through (v).

“Verigen Guarantee Agreement” means the Guarantee Agreement dated February 7, 2005 by and among the Former Verigen Shareholders, Genzyme GmbH, Verigen AG, and Genzyme Corporation.

“Verigen SPA” means that certain Share Purchase Agreement, dated February 7, 2005, by and among Genzyme GmbH, Verigen AG and the Sellers thereto, as amended from time to time.

“WARN Act” is defined in Section 7.12.

“Warranty Breach” is defined in Section 13.1.

“Willful Breach” means a breach of this Agreement that is the result of an intentional action or failure to act that the actor knew at the time of the action or omission constituted a breach of this Agreement.

ARTICLE 2
PURCHASE AND SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION OF LIABILITIES

2.1          Transferred Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller will, and will cause the Retained Affiliates to, sell, transfer, convey and assign to Purchaser, and Purchaser will, or will cause an Affiliate of the Purchaser to, purchase from Seller and the Retained Affiliates, all of the right, title and interest of Seller and the Retained Affiliates in, to and under the following, in each case to the extent not included in the Excluded Assets, as the same shall exist on the Closing Date free and clear of any Encumbrances other than the Assumed Liabilities (collectively, the “Transferred Assets”):

2.1.1.      Subsidiary.  All of the outstanding Equity Interests of Genzyme Denmark;

2.1.2.      Inventory.  All inventory (including supplies), wherever located and whether held in direct custody or in transit, used or held for use by the Seller or any Retained Affiliate primarily in the Business (collectively, the “Transferred Inventory”);

2.1.3.      Intellectual Property and IT Assets.  All Intellectual Property, including Copyrights, Patents, Trademarks and Trade Secrets (including all manufacturing know-how and standard operating procedures) owned in whole or in part by the Seller or any Retained Affiliate that is used or held for use primarily in the Business, including the Transferred Registered Intellectual Property, all clinical and pre-clinical data related to any of Carticel, Epicel and/or MACI and any other Intellectual Property identified on Schedule 2.1.3 (whether or not used or held for use primarily in the Business), but excluding IT Assets (collectively, together with all Intellectual Property owned in whole or in part by Genzyme Denmark, the “Transferred Intellectual Property”); all IT Assets owned by the Seller or any Retained Affiliate that are used or held for use exclusively in the Business, and in each case all documentation and tangible materials embodying or disclosing any of the foregoing;

2.1.4.      Contracts.  The License Agreements used or held for use exclusively in the Business to which Seller or any Retained Affiliate is a party and which remain in effect (collectively, the “Transferred License Agreements”), the IT Contracts that are used or held for use exclusively in the Business (the “Transferred IT Contracts”) and any other Contracts (including any Unsatisfied Orders), other than Real Property Leases, used or held for use exclusively in the Business to which Seller or any Retained Affiliate is a party and which remain in effect (such Contracts, including the Transferred License Agreements and the Transferred IT Contracts, the “Transferred Contracts”);

2.1.5.      Approvals and Permits.  The Permits, Health Care Approvals and any pending applications therefor used or held for use by the Seller or its Retained Affiliates exclusively in the Business, in each case to the extent transferable to Purchaser under applicable Legal Requirements (such Permits, Health Care Approvals and any pending applications therefor, collectively, the “Transferred Approvals”);

2.1.6.      Assigned Real Estate.  The Real Property Leases listed on Schedule 2.1.6;

2.1.7.      Business Books and Records.  All (i) books, files, papers, agreements, correspondence, databases, documents, records and documentation of the Selling Persons (other than Tax Returns of Seller and the Retained Affiliates and other books and records related to Taxes of Seller and the Retained Affiliates), including all regulatory and compliance-related documentation, correspondence with any Governmental Authority, all documents required to be maintained by any Governmental Authority as a condition of granting or retaining any BLA, investigational new drug application, premarket approval for a medical device (including an application for a humanitarian device exemption), correspondence related to any BLA, investigational new drug application or premarket approval for a medical device (including an application for a humanitarian device exemption), documents required under application record retention policies (including those related to the current good manufacturing practices), complaint and investigation files, safety reports and safety data and procedures (including standard operating procedures) relating to any of the Transferred Assets; (ii) all customer lists and details and data, in each case, used or held for use exclusively in, or relating exclusively to, the Business or the Transferred Assets, on whatever medium (including paper and electronic media), and (iii) any data necessary for the calculation of average sales price for Carticel pursuant to any applicable Government Program, in each case, to the extent within the possession or control of Seller or any Retained Affiliate (the foregoing records and documents, collectively, the “Business Books and Records”); provided that, , upon the reasonable request of the Purchaser, the Seller shall, and shall cause the other Selling Persons to, deliver to the Purchaser or its designated Affiliate copies of any other Tax Returns and other books and records related to Taxes to the extent such Tax Returns, books and records relate to the Business or the Transferred Assets;

2.1.8.      Personal Property.  All tangible personal property, wherever located, that is used or held for use by Seller or a Retained Affiliate primarily in the Business, including all tangible personal property, fixtures and fittings physically located within the premises listed on Schedule 2.1.8 (whether or not used or held for use by Seller or a Retained Affiliate primarily in the Business), subject to the terms and provisions of the applicable Real Property Lease for such premises, but excluding IT Assets; and

2.1.9.      Accounts Receivables and Prepaids for Unsatisfied Orders.  With respect to any Unsatisfied Orders, all accounts receivable of Seller or any Retained Affiliate and other rights of the Selling Persons to receive payment and all rights in respect of prepaid items with respect to such Unsatisfied Orders, however evidenced, whether by notes, instruments, chattel paper or otherwise, in each case, existing as of the close of business on the Closing Date.

2.1.10.    Other Assets. Without prejudice to the exclusivity limitations set forth in Sections 2.1.4, 2.1.5, 2.1.6 and 2.1.7, all other assets, properties and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, owned, held or used primarily in or arising from the conduct of the Business, including all worldwide rights to the Carticel, Epicel and MACI products and programs.

2.2          Excluded Assets.   The Transferred Assets exclude, and Seller and the Retained Affiliates retain, all assets not described or identified in Section 2.1 as Transferred Assets, and do not sell, transfer, convey, assign or deliver to Purchaser (except pursuant to any Ancillary Agreement) any right, title or interest of Seller or the Retained Affiliates in, to and under any of the following, whether or not the following would otherwise be included within the Transferred Assets (collectively, the “Excluded Assets”):

2.2.1.      Corporate Name.  Any right, title or interest in Seller’s or any Retained Affiliate’s corporate names, including any right, title or interest in the names and marks

“Sanofi,” “Genzyme” and “Genzyme Biosurgery,” whether standing alone or as any portion of any other name, mark or logo and any domain name incorporating the word “Sanofi,” “Genzyme” or “Genzyme Biosurgery” in any manner (collectively, the “Retained Names”);

2.2.2.      Tax Matters.  All Tax Returns and other books and records related to Taxes (other than such Tax Returns and other books and records related to Tax that are Business Books and Records pursuant to Section 2.1.7) and, all Tax losses and credits, Tax loss and credit carry forwards, refunds and other Tax attributes, and all deposits or advance payments with respect to Taxes;

2.2.3.      Cash.  All cash and cash equivalents of Seller and Retained Affiliates;

2.2.4.      Accounts Receivable and Prepaids.  All accounts receivable of Seller or any Retained Affiliate and other rights of the Selling Persons to receive payment (other than with respect to any Unsatisfied Orders), and all rights in respect of prepaid items, however evidenced, whether by notes, instruments, chattel paper or otherwise, in each case, existing as of the close of business on the Closing Date (collectively, the “Excluded Accounts Receivable”);

2.2.5.      Security Deposits.  Any letter of credit or other cash or non-cash security deposits of Seller or any Selling Person under any Assigned Real Property Lease;

2.2.6.      Employment Contracts.  Rights under any Contract relating to confidentiality of any Transferred Employee;

2.2.7.      Books and Records.  All (a) personnel files of Transferred Employees and (b) other books and records relating to the Business that are required to be maintained by the Seller or any Retained Affiliate under any Legal Requirement; provided that the Seller shall, and shall cause the other Selling Persons to, deliver to the Purchaser or its designated Affiliate copies of any such other books and records upon the reasonable request of the Purchaser to the extent permitted by Legal Requirements and consistent with Section 7.8;

2.2.8.      Personal Property.  The personal property listed on Schedule 2.2.8;

2.2.9.      Verigen Agreements.  Subject to Section 2.3.3, the Verigen Agreements and all rights and benefits of Seller and its Affiliates under the Verigen Agreements; provided that, for the avoidance of doubt, the assets acquired by Seller or any of its Affiliates under the terms of the Verigen Agreements shall be included in the Transferred Assets to the extent such assets are included under Section 2.1 above;

2.2.10.    Insurance Matters.  All rights to insurance policies of Seller or any of its Retained Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with or relating to the cancellation or discontinuance of any such policies or practices and any claims made under such policies;

2.2.11.    Transactions Records.  Any records relating to the negotiation and consummation of the Transactions, including (i) communications with Third Parties and analyses relating to the Transactions and (ii) communications with legal counsel representing Seller and the right to assert the attorney-client privilege with respect thereto;

2.2.12.    Rights under Transaction Documents.  Any rights of Seller and its Affiliates under any of the Transaction Documents; and

2.2.13.    Australian Assets.  All tangible assets located in Australia (it being understood and agreed that nothing in this Section 2.2.13 shall in any way impact Purchaser’s intangible rights to the MACI product, including all Intellectual Property, clinical and regulatory data, manufacturing and commercial rights).

2.3          Assumed Liabilities.  Subject to the terms and conditions of this Agreement, Purchaser will or will cause its Affiliates to, at the Closing, assume, and agree to satisfy and discharge when due, the following Liabilities of the Seller and the Retained Affiliates, in each case to the extent not included in the Excluded Liabilities (the “Assumed Liabilities”):

2.3.1.      All Liabilities of Seller or the Retained Affiliates that arise at or following the Closing under or in respect of the Real Property Leases listed on Schedule 2.1.6, the Transferred Contracts or the Transferred Approvals;

2.3.2.      All Liabilities of Seller or the Retained Affiliates that arise at or following the Closing from or in respect of the employment, termination or deemed termination of any Transferred Employee at or following the Closing;

2.3.3.      All Liabilities under or in connection with the Verigen Agreements arising at or following the Closing;

2.3.4.      All Liabilities arising from the operation of the Business or use or ownership of the Transferred Assets following the Closing; and

2.3.5.      All Liabilities of the Seller or the Retained Affiliates under any of the Unsatisfied Orders.

For the avoidance of doubt, any and all Liabilities of Genzyme Denmark, whether arising prior to, on or following the Closing, shall remain Liabilities of Genzyme Denmark.

2.4          Excluded Liabilities.  The Assumed Liabilities shall exclude, and Purchaser will not assume or be obligated to assume, satisfy or discharge when due, the following Liabilities of the Seller or the Retained Affiliates (all such Liabilities to the extent related to the Business, collectively, the “Excluded Liabilities”):

2.4.1.      Subject to ARTICLE 11, all Liabilities for Taxes of the Seller or the Retained Affiliates for any taxable period;

2.4.2.      All Liabilities of the Business arising prior to the Closing, other than Liabilities in respect of Unsatisfied Orders; provided that all Liabilities for Taxes with respect to any Unsatisfied Orders for which Seller or any of its Affiliates has received payment shall be Excluded Liabilities;

2.4.3.      All Liabilities accrued during, or otherwise relating to, the period ending immediately prior to the Closing in respect of each Business Employee (other than any Danish Employee), except to the extent expressly set forth in Section 8.1, arising under or relating to any Seller Plan or Group Plan; and

2.4.4.      The Liabilities set forth on Schedule 2.4.4.

2.5          Non-Assignable Assets.

2.5.1.      Notwithstanding anything in this Agreement to the contrary, this Agreement does not constitute an agreement to assign or transfer any Transferred Contract or other Transferred Asset that is not assignable or transferable without the Consent of any Person, other than Seller, Purchaser or any of their respective Affiliates, to the extent that such Consent has not been obtained prior to the Closing or if the assignment thereof would constitute a breach or other contravention of such Transferred Asset or in any way adversely affect the rights of Purchaser or Seller thereunder (a “Non-Assignable Asset”).  Seller will use, for nine months following the Closing, commercially reasonable efforts to obtain, and Purchaser will assist and cooperate with Seller in connection with obtaining, all necessary consents to the assignment and transfer of such Non-Assignable Assets, it being understood that (a) none of the Parties or any of their respective Affiliates will be required to pay money to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party and (b) to the extent the foregoing requires any action by Seller or any Affiliate that would, or would continue to, affect the Business after the Closing, such action requires the prior written consent of Purchaser, which Purchaser shall not unreasonably withhold, delay or condition.  Upon obtaining the requisite Third Party consents thereto, such Transferred Contract and other Transferred Assets will be transferred and assigned to Purchaser hereunder and the Parties will execute such documents or instruments of conveyance or assumption and take such further acts, which are reasonably necessary or desirable to effect the transfer of the relevant Transferred Contract or Transferred Asset.

2.5.2.      For nine months after Closing and until the requisite consent is obtained and the Non-Assignable Asset can be transferred or assigned to Purchaser without adversely affecting the rights of Purchaser or Seller thereunder, Seller and Purchaser shall cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller shall promptly pay to Purchaser when received all monies received by Seller under any Transferred

Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.  Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Non-Assignable Asset, such Assumed Liability will be deemed to be an Excluded Liability unless and until such Non-Assignable Asset is transferred and assigned to Purchaser or Purchaser obtains the benefit of such Non-Assignable Asset under this Section 2.5.2, at which point it will no longer be deemed to be an Excluded Liability.

ARTICLE 3
CONSIDERATION

3.1          Purchase Price and Assumption of Assumed Liabilities.  As full consideration for the sale, transfer, conveyance and assignment of the Transferred Assets to Purchaser, Purchaser will assume the Assumed Liabilities and pay the first $4,000,000 of the Purchase Price to the Selling Persons (or one or more of their designees) in U.S. Dollars by wire transfer of immediately available federal funds to an account or accounts designated by Seller in advance of such payment.  Within sixty (60) days of the Closing Date, Purchaser will pay the remaining $2,500,000 of the Purchase Price to the Selling Persons in U.S. Dollars in accordance with the terms and conditions of the Promissory Note.

3.2          Post-Closing Statement; Resolution of Disputes.

3.2.1.      Post-Closing Statement.  As promptly as practicable and in any event within 90 days after the Closing Date, Purchaser will prepare and provide to Seller a written statement (the “Post-Closing Statement”) setting forth:

(a)                                 its determination of the value of the Transferred Inventory as of the close of business on the Closing Date, but without regard to the effects of any transaction occurring outside of the Ordinary Course of Business on the Closing Date (including the Transactions) (the “Inventory Statement”); provided, however, that the Purchaser shall conclusively rely on the inventory quantities and values as reported by the relevant management controlling systems of the Seller and/or its Affiliates in determining such value of the Transferred Inventory. The Inventory Statement shall be prepared in accordance with the adjustments and methodology set forth on Schedule 3.2.1(a) (the “Inventory Principles”). Purchaser shall provide Seller and its advisors with reasonable access to the work papers used by Purchaser in the preparation of the Inventory Statement. The Inventory Statement shall be prepared as of 11:59 p.m. Eastern Time on the Closing Date, but without regard to the effects of any transaction occurring outside of the Ordinary Course of Business on the Closing Date (including the Transactions).

(b)                                 its determination of the value of the Genzyme Denmark Closing Net Working Capital (the “Net Working Capital Statement”); provided, however, that the Purchaser shall conclusively rely on the inventory quantities and values as reported by the relevant management controlling systems of Genzyme Denmark in determining the value of the inventory included in the determination of the value of the Genzyme Denmark Closing Net Working Capital; for the avoidance of doubt, such inventory shall include all inventory (including supplies), wherever located and whether held in direct custody or in transit, used or held for use by Genzyme Denmark primarily in the Business.  The Net Working Capital Statement shall be prepared in accordance with the adjustments and methodology set forth on Schedule 3.2.1(b) (the “Net Working Capital Principles”). Purchaser shall provide Seller and its advisors with reasonable access to the work papers used by Purchaser in the preparation of the Net Working Capital Statement.

3.2.2.      Dispute Notice.  The Post-Closing Statement will be final, conclusive and binding on the Parties unless Seller provides a written notice (the “Dispute Notice”) to Purchaser no later than 30 days after the delivery of the Post-Closing Statement setting forth in reasonable detail (a) any item on the Post-Closing Statement which Seller believes has not been prepared in accordance with the Inventory Principles or the Net Working Capital Principles, as applicable, and (b) Seller’s good faith estimate of the correct amount of such item in accordance with the Inventory Principles or the Net Working Capital Principles, as applicable.  Seller may deliver not more than two Dispute Notices within the above period.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties.

3.2.3.      Seller and Purchaser will attempt to resolve the matters raised in the Dispute Notice in good faith.  If the Parties have not resolved all of the items in dispute within 10 Business Days after delivery of the Dispute Notice, either Seller or Purchaser may provide written notice (an “Arbitration Notice”) to the other that it elects to submit the disputed items to a national accounting firm reasonably acceptable to both Seller and Purchaser (the “Dispute Referee”).  If Seller and Purchaser cannot agree on a Dispute Referee within ten Business Days after an Arbitration Notice is provided, Seller and Purchaser will petition a national accounting firm to assign the Dispute Referee (which, in such instance, cannot be the national accounting firm so petitioned) as soon as practicable (but in any event no later than the 20th Business Day after such Arbitration Notice is provided).  No later than the third Business Day following engagement of the Dispute Referee, Purchaser will submit the Post-Closing Statement to the Dispute Referee (if applicable, as amended following discussions with Seller) with a copy to Seller, and Seller will submit the Dispute Notice (if applicable, as amended following discussions with Purchaser) to the Dispute Referee with a copy to Purchaser.

3.2.4.      The Dispute Referee shall investigate only those items that are in dispute as reflected in the Post-Closing Statement and the Dispute Notice.  The Dispute Referee will resolve the dispute in accordance with the Inventory Principles and the Net Working Capital Principles, as applicable, and shall not assign a value to any item that is (i) greater than the greatest value for such item claimed by either Purchaser or Seller or (ii) less than the lowest value for such item claimed by either Purchaser or Seller, in each case, as reflected in the Post-Closing Statement and the Dispute Notice, as submitted to it.  The Dispute Referee will resolve the dispute pursuant to such procedures that it establishes and deems fair and reasonable; provided that Seller and Purchaser must each be afforded an opportunity to provide written submission in support of its position (with a copy to the other Party) and to advocate for its position personally before the Dispute Referee.  Each of the Parties agrees to cooperate with the Dispute Referee and to use its commercially reasonable efforts to cause the Dispute Referee to resolve any dispute no later than 30 calendar days after engagement of the Dispute Referee.  The decision of the Dispute Referee with respect to any such dispute will be final, conclusive and binding on the Parties.

3.2.5.      The fees and expenses of the Dispute Referee will be borne in inverse proportion to the resolution determined by the Dispute Referee of the matters in dispute (e.g., if the Dispute Referee awards 60% of the amount in dispute to Purchaser, then Purchaser shall bear 40% of such fees, costs and expenses and Seller shall bear the other 60%).  Each Party shall bear the costs of its own counsel, witnesses (if any) and employees.

3.3          Inventory Adjustment. Promptly, and in any event no later than the tenth Business Day, after final determination of the value of the Transferred Inventory in accordance with Section 3.2 (the “Final Transferred Inventory Amount”):

3.3.1.      if the value of the Final Transferred Inventory Amount exceeds the Inventory Target, then Purchaser shall pay to Seller the lesser of (a) such excess and (b) $500,000 by wire transfer of immediately available funds; and

3.3.2.      if the value of the Final Transferred Inventory Amount is less than the Inventory Target, the Seller shall pay to Purchaser such shortfall by wire transfer of immediately available funds.

3.4          Net Working Capital Adjustment for Genzyme Denmark.  Promptly, and in any event no later than the tenth Business Day, after final determination of the value of the Genzyme Denmark Closing Net Working Capital Amount in accordance with Section 3.2 (the “Final Genzyme Denmark Closing Net Working Capital Amount”):

3.4.1.      if the Final Genzyme Denmark Closing Net Working Capital Amount exceeds the Genzyme Denmark Closing Net Working Capital Target, then Purchaser shall pay to Seller an amount equal to the lesser of (a) such excess and (b) $500,000 by wire transfer of immediately available funds; and

3.4.2.      if the Final Genzyme Denmark Closing Net Working Capital Amount is less than the Genzyme Denmark Closing Net Working Capital Target, then Seller shall pay to Purchaser such shortfall by wire transfer of immediately available funds.

3.5          Adjustment Payments.  Any payment required to be made pursuant to Section 3.3.2 or Section 3.4.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as applicable, at least three Business Days prior to such transfer.  If payment required pursuant to Section 3.3.2 or Section 3.4.2 is not made within 120 days after the Closing Date, the amount due shall bear interest at a rate per annum equal to the Wall Street Journal US “prime rate” (as published in the Wall Street Journal, Eastern Edition, on the Closing Date) plus 3% thereafter, compounded at the end of each calendar quarter, during which such amount remains unpaid.

3.6          Withholding.  Purchaser shall be entitled to deduct and withhold from any amount otherwise payable to the Selling Persons pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law, and Purchaser shall timely remit such withheld amount to the applicable Tax Authority.  To the extent that amounts are so withheld by Purchaser, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Seller.

ARTICLE 4
CLOSING AND CLOSING DELIVERABLES

4.1          Closing; Time and Place.  The closing of the Transactions (the “Closing”) will occur at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts (or, if agreed by the Parties, electronically through the exchange of documents), on May 12, 2014, unless the conditions to Closing set forth in Article 10 have not been satisfied on that date, in which case the Closing shall occur on the second Business Day after satisfaction of the conditions to Closing set forth in Article 10, or at such other place or at such other time or on such other date as may be mutually agreeable to Seller and Purchaser.  The date of the Closing is herein referred to as the “Closing Date”.

4.2          Deliveries by Seller.  At the Closing, Seller will deliver to the Purchaser each of the following items, duly executed and delivered by the Selling Persons, as applicable:

4.2.1.      General Assignment and Bill of Sale.  One or more general assignment and bill of sale instruments covering all of the applicable Transferred Assets, substantially in the form of Exhibit 4.2.1 (the “General Assignment and Bill of Sale”);

4.2.2.      Danish Stock Transfer Instrument.  A Danish stock transfer instrument (“Danish Stock Transfer Instrument”), substantially in the form of Exhibit 4.2.2;

4.2.3.      Assignment and Assumption Agreements.  One or more assignment and assumption agreements covering the assignment to, and assumption by, Purchaser or its Affiliate of the Assumed Liabilities, substantially in the form of Exhibit 4.2.3 (the “Assignment and Assumption Agreements”);

4.2.4.      Intellectual Property Assignments.

(a)                                 A patent assignment substantially in the form of Exhibit 4.2.4(a) (the “Patent Assignment”);

(b)                                 a trademark assignment substantially in the form of Exhibit 4.2.4(b) (the “Trademark Assignment”);

(c)                                  a domain name assignment substantially in the form of Exhibit 4.2.4(c) (the “Domain Name Assignment”);

4.2.5.      Transitional Trademark License.  A transitional trademark license substantially in the form of Exhibit 4.2.5 (the “Trademark License”);

4.2.6.      Assignments of Leases.  An assignment and assumption of lease agreement for each Assigned Real Property Lease (the “Assignments of Leases”).

4.2.7.      Releases.  Cross releases with Genzyme Denmark substantially in the form of Exhibit 4.2.7; and

4.2.8.      Genzyme Denmark Resignations.  Duly signed resignation letters of the members of the board of directors of Genzyme Denmark in the form set forth on Exhibit 4.2.8, pursuant to which such directors of Genzyme Denmark will resign from their office with effect as of the Closing Date.

4.2.9.      FIRPTA Certificate.  A duly executed and acknowledged certification from Genzyme Corporation in form reasonably satisfactory to Purchaser and conforming to the requirements of Treasury Regulation Section 1.1445-2(b), stating that Genzyme Corporation is not a “foreign person” within the meaning of Section 1445 of the Code.

4.3          Deliveries by Purchaser.  At the Closing, Purchaser will deliver to the Seller the following items, duly executed by Purchaser or its Affiliate as applicable:

4.3.1.      Assignment and Assumption Agreements.  The Assignment and Assumption Agreements;

4.3.2.      Intellectual Property Assignments.  The Patent Assignment, Trademark Assignment, and Domain Name Assignment;

4.3.3.      Transitional Trademark License.  The Trademark License;

4.3.4.      Severance and Change in Control Agreements.  The agreements contemplated by Section 8.5.5; and

4.3.5.      Assignments of Leases.  The Assignments of Leases.

4.3.6.      Wire Transfer. One or more wire transfers of the first $4,000,000 of the Purchase Price in immediately available funds in accordance with Section 3.1.

4.3.7.      Promissory Note. A promissory note substantially in the form of Exhibit 4.3.7 (the “Promissory Note”).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on Schedule 5 (the parts of which are numbered to correspond to the individual section numbers of this ARTICLE 5, provided that any information set forth in one section of Schedule 5 will be deemed to apply to each other section of Schedule 5 and this ARTICLE 5 to the extent the applicability and relevance of such information to such other section is reasonably apparent on the face of the disclosure), Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

5.1          Organization.  Seller and its Affiliates that own Transferred Assets or that conduct the Business (other than Genzyme Denmark) are each (a) a legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such jurisdiction recognizes the concept of good standing) and (b) duly qualified to do business in each jurisdiction in which such Affiliate conducts the Business.

5.2          Power and Authorization.  The execution, delivery and performance by Seller of this Agreement and by Seller and its Affiliates of each Ancillary Agreement to which Seller and its Affiliates are a party and the consummation of the Transactions are within the power and authority of Seller and such Affiliates (to the extent of their respective participation) and have been duly authorized by all necessary action on the part of Seller and each other Selling Person.  This Agreement and each Ancillary Agreement to which Seller and its Affiliates are a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the closing, will be) duly executed and delivered by Seller and such Affiliates, as applicable, and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior the Closing, will be) a legal, valid and binding obligation of Seller or another applicable Selling Person, Enforceable against Seller and such Affiliates in accordance with its terms.  Seller and its Affiliates that own Transferred Assets or that conduct the Business have the full power and authority necessary to own and use the Transferred Assets and carry on the Business to the extent owned, used and carried on by such Selling Person.

5.3          No Consents.  Except as set forth on Schedule 5.3 and except for the transfer of the Transferred Approvals, no action by (including any authorization, registration, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Seller or its Affiliates of this Agreement and each Ancillary Agreement to which Seller or its Affiliates are (or will be) a party or the consummation of the Transactions by Seller and its Affiliates.

5.4          Noncontravention.  Neither the execution, delivery and performance by Seller of this Agreement, nor by Seller or its Affiliates that own Transferred Assets or that conduct the Business, of any Ancillary Agreement to which Seller or such Affiliates is (or will be) a party nor the consummation of the Transactions will:

5.4.1.      assuming the taking of any actions by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, as contemplated by Section 5.3, violate any Legal Requirement applicable to Seller or such Affiliates;

5.4.2.      result in the creation or imposition of a material Encumbrance upon, or the forfeiture of, any Transferred Asset or any asset of Genzyme Denmark;

5.4.3.      contravene or result in a breach or violation of, or default under, the Organizational Documents of the Seller or such Affiliates;

5.4.4.      violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Material Contract, (B) any Order or other relevant legally binding restriction of any Governmental Authority or (C) any other Contract, agreement or instrument, for which such breach or default would result in a Material Adverse Effect, in each case to which Seller or such Affiliates (including Genzyme Denmark) is a party or by which any such parties are bound (in each case that relates to or affects the Business) or to which any of the Transferred Assets or any asset of Genzyme Denmark are subject; or

5.4.5.      result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Assumed Liability or any Liability of Genzyme Denmark.

5.5          Financial Information.

5.5.1.      Attached as Schedule 5.5.1 are true and correct copies of the audited special purpose combined financial statements of the Business for the year ended December 31, 2012 and for the year ended December 31, 2013 (collectively, the “Financial Statements”).  The Financial Statements fairly present, in conformity with GAAP applied on a consistent basis, the net assets to be sold (inventories, properties plant and equipment, and intangible assets) and the associated revenues and direct expenses, including certain allocated expenses, of the Business. The Financial Statements have been prepared from, are in accordance with and accurately reflect the books and records of the Business, including Genzyme Denmark.  The audited statements of revenues and direct expenses include all costs directly associated with producing revenues, including all related costs of sales and other selling, general and administrative, distribution, marketing, amortization, depreciation, and research and development costs, and exclude only those costs not directly involved in the revenue producing activity of the Business.  The Financial Statements include a reasonable allocation, made in accordance with GAAP applied on a consistent basis, of expenses incurred by Seller on behalf of the Business. The Financial Statements are not necessarily indicative of the results of operations that would have occurred if the Business had been an independent company.

5.5.2.      PricewaterhouseCoopers LLP, the auditor who has certified the Financial Statements, is an independent registered public accounting firm with respect to Seller as required by the Securities Act of 1933 and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

5.6          Absence of Certain Developments.  Since December 31, 2013 (i) the Seller and its Affiliates that own Transferred Assets or that conduct the Business have conducted the Business only in the Ordinary Course of Business and (ii) no event, circumstance, change, development, occurrence or state of facts has occurred which, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Effect.

5.7          Assets.

5.7.1.      The Seller and its Affiliates that own Transferred Assets or that conduct the Business have good title to, or, in the case of tangible property held under a lease, license or other Contract, an Enforceable leasehold interest in, or right to use, all material Transferred Assets and assets of Genzyme Denmark that, in either case, are tangible personal property.  No third party, including Seller or any Affiliate of Seller (other than Genzyme Denmark) owns or has any interest by lease, license or otherwise in any of the Transferred Assets or assets of Genzyme Denmark that, in either case, are tangible personal property.

5.7.2.      Except as set forth on Schedule 5.7, no party has any right of first refusal, right of first offer, option or similar right with respect to any of the Transferred Assets, or any of the Equity Interests of Genzyme Denmark.

5.7.3.      The Transferred Assets, together with (i) the Intellectual Property licensed or made available to Purchaser pursuant to the Trademark License and/or Section 7.21, (ii) the services to be provided pursuant to the Transition Services Agreement, and (iii) the Transition Supply Agreement, will enable the Purchaser to operate the Business immediately after the Closing in all material respects in the same manner as operated by the Seller and the Selling Persons immediately prior to the Closing.

5.7.4.      All of the Transferred Inventory consist of goods usable or saleable in the Seller’s and each Selling Person’s ordinary course of business at profit margins consistent with the Seller’s or such Selling Person’s, as applicable, experience in prior years.  All Transferred Inventory reflect write downs to realizable values in the case of items which have become obsolete or unsalable (except at prices less than cost) through regular distribution channels in the ordinary course of business consistent with past practices.  The values of the Transferred Inventory stated in the Financial Statements reflect the normal inventory valuation policies of the Seller and were determined in accordance with GAAP, consistently applied.  Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices.  Since the date of the Financial Statements, no inventory has been sold or disposed of except through sales in the ordinary course of business consistent with past practices at profit margins consistent with the Seller’s experience in prior years, and all sales commitments made for the Seller’s products for the Business are at prices not less than inventory values plus selling expenses and said profit margins.

5.8          Real Property Leases.

5.8.1.      Schedule 5.8 describes each leasehold interest in real property leased, subleased by, licensed, used or held for use, or with respect to which a right to use or occupy has been granted to or by the Seller or its Affiliates primarily in connection with the Business and specifies the property address and lessor or lessors of such leased property and identifies each lease or any other Contract under which such property is leased (such leases, other than those which are not included within the Transferred Contracts, the “Real Property Leases” and the real property being leased under such Real Property Leases, the “Leased Real Property”).  There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other

Person the right arising under any Selling Person of use or occupancy of the Leased Real Property and there is no Person (other than the Seller or its Affiliates) in possession of the Leased Real Property.  Seller has made available to Purchaser true, correct and complete copies of the Assigned Real Property Leases including all amendments and modifications thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements or other material documents relating to or otherwise affecting the Leased Real Property in Seller’s possession.

5.8.2.      To Seller’s Knowledge, there is no material violation of any Legal Requirement (including any building, planning or zoning law or regulation) relating to the Leased Real Property.

5.9          Intellectual Property and IT Assets.

5.9.1.

(a)                                 The Seller and its Affiliates are the sole and exclusive owners of all Transferred Intellectual Property and hold all right, title and interest in and to all Transferred Intellectual Property, free of any Encumbrance other than a Permitted Encumbrance.

(b)                                 Other than the Transferred Intellectual Property and the Intellectual Property licensed or made available to Purchaser pursuant to the Trademark License and the Transition Services Agreement, there are no other items of Intellectual Property owned by or licensed to Seller or its Retained Affiliates that are necessary to, or used or held for use in, the operation of the Business.  Except as set forth in the Verigen Agreements, there exist no restrictions on the disclosure, use, license or transfer of the Transferred Intellectual Property.  The consummation of the Transactions will not alter, encumber, impair or extinguish any of the Transferred Intellectual Property or any Person’s rights therein or thereto.

(c)                                  The Transferred Intellectual Property, to Seller’s Knowledge, is valid, enforceable and subsisting, and is not subject to any outstanding Order, judgment, injunction or ruling adversely affecting the Seller’s or any of its Affiliates’ use thereof or rights thereto, or that would impair the validity or enforceability thereof.

(d)                                 No Action is pending or, to Seller’s Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of any Transferred Intellectual Property.

(e)                                  The representations in this Section 5.9.1 do not constitute a representation or warranty of non-infringement or non-misappropriation of Intellectual Property of a Third Party, which is dealt with exclusively in Section 5.9.2.

5.9.2.      Except as set forth on Schedule 5.9.2, to the Seller’s Knowledge, neither the Business, nor Seller or any Affiliate in their respective conduct of the Business, has,

in the three (3) years immediately prior to the Closing Date, infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party.  Except as set forth on Schedule 5.9.2, in the three (3) years immediately prior to the Closing, neither Seller, nor Genzyme Denmark, nor any Affiliate that owns Transferred Assets or that conducts the Business has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or violation (including any claim that Seller or any Affiliate must license or refrain from using any Intellectual Property of any Third Party in connection with the conduct of the Business).  Except as set forth on Schedule 5.9.2, to the Seller’s Knowledge, in the three (3) years immediately prior to the Closing, no Third Party has interfered with, infringed upon, misappropriated or otherwise violated any Transferred Intellectual Property.

5.9.3.      Schedule 5.9.3 includes a complete and accurate list of all Registered Intellectual Property owned in whole or in part by the Seller or any Affiliate of Seller that is used or held for use primarily in the Business (except for the Retained Names) and all Registered Intellectual Property owned in whole or in part by Genzyme Denmark (collectively, the “Transferred Registered Intellectual Property”). There are (i) no Out-License Agreement, other than confidentiality, material transfer, publication, customer, supplier and distributor Contracts entered into in the Ordinary Course of Business, and (ii) no In-License Agreement, other than IT Contracts and other than confidentiality, material transfer, customer, supplier and distributor Contracts entered into in the Ordinary Course of Business.

5.9.4.      The Seller and its Affiliates have taken reasonable measures in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets used or held for use in the operation of the Business, as currently conducted.  To the extent that any employee of the Business, or any contractor or any other Person engaged by Seller or its Affiliates on behalf of the Business has conceived, developed or created in the course of such Person’s employment or engagement with the Seller or its Affiliates any material Intellectual Property used or held for use in the Business, the Seller or an Affiliate of Seller has written agreements with such Person with respect thereto transferring to the Seller or such Affiliate the entire right, title and interest therein and thereto by operation of law or by written assignment.

5.10        Compliance With Law; Permits.

5.10.1.    Except as set forth in Schedule 5.10.1, neither Seller nor any Affiliate that owns Transferred Assets or conducts the Business is in material breach of, or material default under, and, has not since January 1, 2011 been in material breach of, or material default under, any Legal Requirement which would individually or in the aggregate, be material to the Business.  Neither Seller nor any Affiliate that owns Transferred Assets or that conducts the Business, is or since January 1, 2011, has been subject to (or has received written notice of) any pending or, to the knowledge of the Seller and its Affiliates, threatened Action by any Governmental Authority alleging any violation of or noncompliance of any Legal Requirement related to the Business, including any action by the U.S. Department of Health and Human Services’ Office of Inspector General, the U.S. Department of Justice, or any attorney general of any State of the United States.

5.10.2.    The Seller and its Affiliates that own Transferred Assets or that conduct the Business currently have been duly granted all material Permits necessary for the conduct of the Business, which such Permits are correctly listed on Schedule 5.10.2 (the “Business Permits”).  Each such Permit is valid and in full force and effect, to the Seller’s Knowledge neither the Seller nor its Affiliates that own Transferred Assets or that conduct the Business are in breach or violation of, or default under, any such Permit and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any such Permit, and to the Seller’s Knowledge, there are no facts or circumstances which form the basis for any such default or violation.  In connection with the application for, and grant of, each Business Permit, none of the Seller or its Affiliates has, vis-à-vis the relevant Governmental Authority that granted them such Business Permit, made any materially inaccurate statements or failed to include any material information required to be provided to such Governmental Authority.  Seller and such Affiliates have filed all material reports, notifications and filings with, and have paid all material regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Business Permits in full force and effect, and since January 1, 2011, neither the Seller nor such Affiliates have received written notice to the effect that a Governmental Authority was or is considering the withdrawal, suspension, termination, revocation or cancellation of any such Business Permit.

5.11        Health Care and Governmental Program Compliance.  In each case, in the course of conducting the Business:

5.11.1.    Neither Seller nor any Affiliate that owns Transferred Assets or that conducts the Business, nor any director, officer or employee of Seller or any such Affiliate, or any other person acting for or on behalf of any of the foregoing, have, since January 1, 2011, (a) been in violation of any Health Care Legal Requirement, (b) made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other similar or fraudulent payment in any form, whether in money, property or services to any person, including but not limited to any staff member at any hospital or any government officer, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or pay for special concessions already obtained for or in respect of the Business, or in violation of any applicable anti-corruption law or (c) established or maintained any fund or asset that has not been recorded in the Business Books and Records.

5.11.2.    Neither Seller nor any Affiliate that owns Transferred Assets or that conducts the Business, nor, to the Seller’s Knowledge, any Business Employee (a) has been convicted of or charged with any violation of any Health Care Legal Requirements related to any Governmental Program; (b) has been convicted of any violation of Health Care Legal Requirements related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (c) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program.

5.11.3.           The Seller and its Affiliates that own Transferred Assets or that conduct the Business have been duly granted and maintain all material Health Care Approvals necessary for the conduct of the Business.  Such Health Care Approvals are valid and in full force and effect, and neither the Seller nor its Affiliates that own Transferred Assets or that conduct the Business are in material breach or violation of, or material default under, any such Health Care Approval.  The Seller and such Affiliates referenced in the preceding sentence have filed all material notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Health Care Approvals in full force and effect, and since January 1, 2011, neither the Seller nor such Affiliates have received written notice to the effect that a Governmental Authority was or is considering the withdrawal, suspension, termination, revocation or cancellation of any such Health Care Approval.

5.12                        FDA Matters.

5.12.1.           Except as set forth in Schedule 5.12.1, the Business is being, and since January 1, 2011, has been, conducted in compliance in all material respects with the laws used by the FDA to regulate biological products and medical devices including applicable sections of the Section 351 of the Public Health Service Act (58 Stat. 702, 42 U.S.C. 262) and the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder (collectively, the “FDA Rules”), including FDA Rules pertaining to current good manufacturing practices, establishment registration and product listing, record keeping and reporting, and labeling, advertising and promotion, and all other applicable laws and regulations for which the FDA has authority or responsibility, as well as comparable applicable foreign laws and regulations.

5.12.2.           The SUMMIT Trial (A Comparison Between the Performance of Chondrocytes Versus Microfracture Technique on Knee Symptoms (SUMMIT) (MACI00206)) and the SUMMIT Extension Trial (Extension Study for Participants of Previous Study (MACI00206) of MACI Implant for the Treatment of Symptomatic Articular Cartilage Defects of the Femoral Condyle (MACI00809)), in each case as conducted for MACI by Genzyme Corporation (the “MACI Clinical Trials”), have each been conducted in all material respects in accordance with the rules of the European Medicines Agency and other competent European Governmental Authorities, good clinical practices, ethics committee approvals, patient informed consent, and the protocols submitted to the relevant competent Governmental Authorities for those trials.  The Seller has not used the services of any debarred person under the FDA Rules in connection with the MACI Clinical Trials or related activities that would be used for submission of any FDA applications.

5.12.3.           Since January 1, 2011, there are no products that have been commercially distributed by the Seller or any Affiliate thereof through the Business which would require any approval or premarket clearance by the FDA or any comparable foreign Governmental Authority for the purpose for which they currently are being manufactured or sold (i) for which such approval or premarket clearance has not been obtained, or (ii) for which such approval or premarket clearance has been withdrawn, revoked or cancelled or is no longer in full force and effect.

5.12.4.           Except as set forth in Schedule 5.12.4, neither the Seller nor any Affiliate has since January 1, 2011, (1) received any inspection finding, such as any FDA Form 483, alleging or asserting any deficiency or noncompliance relating to the Business or (2) received any notice of any, and to the Seller’s Knowledge there is no pending, material Action by the FDA, the U.S. Department of Health and Human Services’ Office of Inspector General, or the U.S. Department of Justice, or any comparable foreign Governmental Authority pending or threatened against Seller or any Affiliate alleging that products of the Business, or the manufacturing, marketing, advertising, promotion, labeling, distribution, or sale thereof, are in violation in any material respect of the FDA Rules or comparable applicable foreign laws and regulations, or (3) been, in respect of the Business, the subject of any field action, investigation, penalty, or other corrective or remedial action or other compliance or enforcement action, in each case to the extent these were initiated or requested by any relevant Governmental Authority.  Except as set forth in Schedule 5.12.4, since January 1, 2011, no product of the Business has been recalled, withdrawn, suspended, discontinued or seized.

5.12.5.           Neither Seller nor any Affiliate that owns Transferred Assets or that conducts the Business, nor, to the Seller’s Knowledge, any Business Employee has been disqualified, debarred or voluntarily excluded by FDA for any purpose, or received notice of action or threat of action with respect to debarment under the FDA Rules.

5.13                        Tax Matters.

5.13.1.           All material Tax Returns that were required to have been filed by the Seller or the other Selling Persons in respect of or relation to the Business or the Transferred Assets, and all income and other material Tax Returns that were required to have been filed by or with respect to Genzyme Denmark, have been duly and timely filed (taking into account any extensions of time in which to file) and were true,  complete and correct in all material respects.  All Taxes shown as due and payable on any such Tax Returns have been timely paid in full.

5.13.2.           The Seller and the other Selling Persons (with respect to or in relation to the Business or any Transferred Asset) and Genzyme Denmark have deducted, withheld and paid over to the appropriate Tax Authority all Taxes required to be deducted, withheld or paid over.

5.13.3.           There is no pending dispute, audit or claim concerning any material Tax Liability of Seller or any Selling Person (with respect to or in relation to any Transferred Asset) or Genzyme Denmark either (i) claimed or raised by any Tax Authority in writing or (ii) to the Seller’s Knowledge, has any Tax Authority otherwise threatened to assert any material dispute or claim concerning any such Tax liability.  There are no Encumbrances for Taxes on any of the Transferred Assets (other than Permitted Encumbrances).

5.13.4.           No waivers of statutes of limitations (other than waivers no longer in force and other than ordinary course extensions of time within which to file Tax Returns) have been granted in respect of any Taxes of Genzyme Denmark.

5.13.5.           Except for the statutory regime applicable under Danish tax law and as otherwise set forth in Schedule 5.13.5, Genzyme Denmark is not party to any tax sharing agreement (other than, for the avoidance of doubt, any commercial contracts of which Tax is not a principal purpose).  Except with respect to the Parent Group, Genzyme Denmark has no liability for the Taxes of any other Person as a result of being a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes, or as a transferee or successor.

5.13.6.           Except as set forth on Schedule 5.13.6, (i) the charges, accruals and reserves for Taxes with respect to Genzyme Denmark reflected on the books of Genzyme Denmark (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which Genzyme Denmark ordinarily records items on its books and (ii) since the end of the last period for which the Seller and its Subsidiaries ordinarily record items on their respective books, neither the Seller nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the Ordinary Course of Business, that would materially impact any Tax liability of Genzyme Denmark.

5.13.7.           Except as set forth on Schedule 5.13.7, to the Seller’s Knowledge, no claim has been made in writing by a Taxing Authority in a jurisdiction where Genzyme Denmark does not file Tax Returns that Genzyme Denmark is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

5.13.8.           Except as set forth on Schedule 5.13.8, Genzyme Denmark will not be required to include for a Post-Closing Tax Period any material amount of taxable income attributable to income economically realized in a Pre-Closing Tax Period.

5.13.9.           Except as set forth on Schedule 5.13.9, Genzyme Denmark does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

5.13.10.    Since April 1, 2008, Genzyme Denmark has been treated as a disregarded entity for U.S. federal income tax purposes, and no election has been made since that date and prior to the Closing, by or on behalf of Genzyme Denmark, under Treasury Regulations Section 301.7701-3 to treat Genzyme Denmark as a corporation.

5.13.11.    Other than Genzyme Corporation, no Selling Person is selling pursuant to this Agreement any Transferred Asset that constitutes a “United States real property interest” within the meaning of Code Section 897(c) and the Treasury Regulations promulgated thereunder.

5.13.12.    Notwithstanding any provisions of this Agreement to the contrary, the foregoing provisions of this Section 5.13 constitute the sole representations and warranties of the Seller and its Affiliates relating to Taxes.

5.13.13.    Notwithstanding any other provision of this Agreement, (i) except with respect to the representations set forth in Sections 5.13.5,  5.13.8, 5.13.10, and 5.13.11 the representations and warranties made in this Section 5.13, refer only to past activities of Genzyme Denmark and are not intended to and do not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or a portion thereof) beginning after, or any Tax position taken after, the Closing Date, and (ii) the Seller makes no representation or warranty in this Section 5.13 or otherwise as to the amount of, or as to the existence or non-existence of limitations (or the extent of any such limitations) on the Tax attributes of Genzyme Denmark (including, for the avoidance of doubt and without limitations, Genzyme Denmark’ basis in its assets, net operating loss carryforwards, foreign tax credit carryforwards, or deferred Tax assets or liabilities).

5.13.14.    Except for Genzyme Denmark, none of the Transferred Assets represents an interest in a trust or a business entity for U.S. federal income tax purposes.

5.14                        Employees.

5.14.1.           Schedule 5.14.1 lists each employee of the Seller or any of its Affiliates by identification number (a) who devotes at least 75% of his or her time and attention to the Business or (b) who is partly dedicated but deemed critical to the Business by Seller (each, a “Business Employee”).  A written schedule that includes annual base salary for 2014 and annual target incentive compensation for 2014 for each Business Employee (the “Business Employee Schedule”) has been furnished at the time of signing of this Agreement by Seller separately to Heidi Hassen, Director, Human Resources of Purchaser.

5.14.2.           As of the Execution Date, there are no general, broad-based labor troubles (including any work slowdowns, lockouts, stoppages, pickets or strikes) pending, or to Seller’s Knowledge, threatened between the Seller or its Affiliates, on one hand, and the Business Employees located in the U.S., on the other hand.  As of the Execution Date, no Business Employee located in the U.S. is represented by a labor union certified as the exclusive bargaining representative of Seller’s employees, the Seller and its Affiliates are not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract covering any Business Employee located in the U.S., and, to the Seller’s Knowledge, no petition has been filed or proceedings instituted by a Business Employee or group of Business Employees located in the U.S. with any labor relations board seeking recognition of a bargaining representative and, to Seller’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize Business Employees located in the U.S. and no demand for recognition of Business Employees located in the U.S. has been made by, or on behalf of, any labor union.

5.15                        Employee Plans.

5.15.1.           Schedule 5.15.1 lists all Seller Plans in which a Business Employee is enrolled, other than Seller Plans mandated by applicable Legal Requirements or maintained or administered by a Governmental Authority.  With respect to each such Seller Plan, the Selling Persons have made available to Purchaser true, accurate and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) copies of the most recent summary plan descriptions, policies or similar employee communications describing the Seller Plan’s material features, and (d) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS, and a copy of the Form 5300 submitted in connection with any pending request for a determination letter.

5.15.2.           Each Seller Plan that is intended to be qualified under Code Section 401(a) has received an IRS determination letter as to its qualification.  Each Seller Plan (other than Seller Plans mandated by applicable Legal Requirements or maintained or administered by a Governmental Authority), including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Legal Requirements.

5.15.3.           No benefit under any Seller Plan will be established or become accelerated, vested or payable by reason of the Transactions, either alone or upon the occurrence of any other event.

5.16                        Environmental Matters.  (a) With respect to the Business, the Seller and its Affiliates that own Transferred Assets or that conduct the Business are, and have been since January 1, 2011, in material compliance with all material Environmental Laws, (b) to Seller’s Knowledge, there has been no release of Materials of Environmental Concern on, upon, into or from any real property in connection with the operation of the Business, except for releases in compliance with applicable Legal Requirements or that would not reasonably be expected to result in a material liability for the Seller or such Affiliates under applicable Environmental Laws, and (c) to Seller’s Knowledge, no Materials of Environmental Concern generated by the Business have been disposed of or otherwise managed at any facility that has been placed on the National Priorities List or on any other similar list of hazardous or toxic waste sites published by any Governmental Authority.

5.17                        Contracts.

5.17.1.           Contracts.  Schedule 5.17.1 sets forth the following Contracts, to the extent they are (i) Transferred Contracts or (ii) Contracts to which Genzyme Denmark is a party (the “Material Contracts”):

(a)                                 each Contract for the supply of products or services (or group of such related Contracts) which obligates the Seller or its Affiliates to make annual payments in excess of $150,000, or which requires performance by any party more than one year from the Closing Date other than any supply Contract which by its terms can be terminated by the Seller or any Affiliate upon no greater than 60 days’ notice without material penalty, other than any Seller Plan, employment agreement or independent contractor agreement;

(b)                                 each Contract with any customer (including physicians, hospitals and other medical services) which resulted in payments to Seller or its Affiliates in excess of $150,000 in fiscal year 2012 or 2013;

(c)                                  any Contract with US Bioservices Corporation or any of its Affiliates;

(d)                                 any Contract with any hospital or health care provider;

(e)                                  any Contract executed since January 1, 2011 for the acquisition or disposition of (i) a business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any material asset other than in the Ordinary Course of Business;

(f)                                   any Contract under which Seller or any Affiliate of Seller is, or may become, obligated to pay any amount in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in subsections (i) and (ii) of this Section 5.17.1(f);

(g)                                  any Contract pursuant to which a partnership, limited liability company, joint venture, strategic alliance or legal entity was established, or any Contract governing any of the foregoing;

(h)                                 any Contract containing covenants of Seller or any Affiliate Transferring Assets or conducting the Business that the Business shall not compete in any line of business or with any Person in any geographical area or not solicit or hire any individual with respect to employment;

(i)                                     any Contract to which Genzyme Denmark is a party relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not to exceed $150,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(j)                                    any Contract for the employment of, or any Contract providing for severance, change of control, or similar payments to, any Transferred Employee;

(k)                                 any Real Property Leases; and

(l)                                     any Contract with any Person that requires the Business to deal exclusively with such Person or that require the Business to transact a minimum amount of business with such Person (or provide for negative consequences if the Business fails to do either of the foregoing) or that gives any Person “most favored nations” treatment;

provided that in each of the above cases a Contract is required to be set forth in Schedule 5.17.1 only to the extent it is material for the Business.

5.17.2.           Provision of Contracts.  Seller has made available to Purchaser copies of each written Contract required to be disclosed on Schedule 5.8 or Schedule 5.17.1, in each case, as amended or otherwise modified and in effect.  Seller has made available to Purchaser a written summary setting forth the terms and conditions of each oral Contract required to be listed on Schedule 5.8 or Schedule 5.17.1.

5.17.3.           Enforceability.  To Seller’s Knowledge, each Material Contract is Enforceable against each party to such Contract, and is in full force and effect, and, subject to obtaining any necessary notice, approval, or consents, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Transactions.

5.17.4.           Breach.  Neither Seller nor any Affiliate of Seller nor, to the Seller’s Knowledge, any other party to any Material Contract is in material breach or material violation of, or material default under, or has repudiated any material provision of, any Material Contract; and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach, material violation or material default thereunder.  No party to any Material Contracts has exercised in writing any termination rights with respect thereto, and, to Seller’s Knowledge, no party has given written notice of any significant dispute with respect to any Material Contract.

5.18                        Customers and Suppliers.  Schedule 5.18 sets forth a list of (a) the ten largest customers (measured by aggregate billings) for each of (i) the Carticel product, (ii) the Epicel product and (iii) the MACI product, in each case, for the fiscal years ended on December 31, 2012 and December 31,2013 and (b) the ten largest suppliers of materials, products or services (measured by the aggregate amount purchased for the Business) for each of (i) the Carticel product, (ii) the Epicel product and (iii) the MACI product, in each case, to the extent available, for the fiscal years ended on December 31, 2012 and December 31, 2013.  From January 1, 2014 to the Execution Date, none of such customers or the suppliers has canceled or terminated its business relationship with the Business or notified the Seller or its Affiliates in writing of any intention to do either of the foregoing or otherwise threatened in writing to materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Business.

5.19                        Litigation; Governmental Orders.  (a) There is no material Action to which the Seller or any Affiliate is a party (either as plaintiff or defendant) or to which the Transferred Assets are subject pending or, to the Seller’s Knowledge, threatened, in each case arising out of or related to the Business, the Transferred Assets or the Transferred Employees and (b) no Order has been issued which is applicable to the Transferred Assets, the Business or the Seller or its Affiliates with respect to or arising out of the Business.  There are no Legal Proceedings pending or, to the

Seller’s Knowledge, threatened that are reasonably likely to prohibit or restrain the ability of the Seller or its Affiliates that own Transferred Assets or that conduct the Business to perform their obligations under this Agreement or consummate the Transactions.

5.20                        Insurance.  The Seller and its Affiliates that own Transferred Assets or that conduct the Business maintain, and have maintained since January 1, 2011, in full force and effect, insurance policies, or maintained self-insurance, with respect to the Transferred Assets and the Business, against such losses and risks as are customarily carried by Persons engaged in the same or similar business, and as is required under all Legal Requirements and the terms of any applicable Real Property Leases or other Contracts.  All premiums payable under all such policies and bonds have been timely paid and Seller or its Affiliates that own Transferred Assets have otherwise complied fully with the terms and conditions of all such policies and bonds.  To the Seller’s Knowledge, no Third Party insurer plans to effect a material increase in the premiums for, or materially alter the coverage under, any such insurance policy because of the operation of the Business.

5.21                        Brokers.  Except as set forth in Schedule 5.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or any Affiliate that owns any Transferred Assets or that conducts the Business in connection with the Transactions, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.  The Business has no Liability of any kind to, nor is it subject to any claim of, any broker, finder or agent in connection with the Transactions other than those which will be borne by Seller.

5.22                        Foreign Corrupt Practices Act.  In the conduct of the Business, neither the Seller nor any subsidiary thereof nor any director, officer, employee, consultant or agent acting on behalf of the Business has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, or (d) made any other similar unlawful payment under any similar foreign Laws.  To the knowledge of the Seller, no officer or director of the Seller and its subsidiaries thereof is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

5.23                        Verigen Matters.  Seller has made available to Purchaser true, correct and complete copies of each Verigen Agreement. No party to any Verigen Agreement has given notice of any dispute with respect to any Verigen Agreement. There is no Action or Legal Proceeding, pending or, to Seller’s Knowledge threatened, that relates to or arises out of any Verigen Agreement or the transactions contemplated thereby.

5.24                        Accounts Receivable; Accounts Payable.

5.24.1.           Since the date of the Financial Statements, the Business has collected its accounts receivable from third parties, including those in connection with any Unsatisfied

Orders, in the Ordinary Course of Business and in a manner which is consistent with past practices and have not accelerated any such collections.

5.24.2.           All accounts payable and notes payable of the Business arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment.  Since the date of the Financial Statements, the Business has paid its accounts payable to third parties, including those in connection with any Unsatisfied Orders, in the Ordinary Course of Business and in a manner which is consistent with its past practices.Genzyme Denmark.

5.25.1.           Organization.  Genzyme Denmark is a private company (anpartsselskab) duly organized and validly existing under the laws of Denmark and has all requisite corporate power and authority to own and operate its business as now being conducted.  Genzyme Denmark is not in material breach or material violation of, or material default under, its Organizational Documents.  Genzyme Denmark is duly qualified to do business in each jurisdiction in which it conducts business.

5.25.2.           Capitalization.  The share capital of Genzyme Denmark amounts to DKK 1 million divided into shares of DKK 1,000.  The share capital is fully paid up.  Sanofi A/S is the sole shareholder of shares of Genzyme Denmark and owns such shares free and clear of any Encumbrance, and will transfer and deliver to Purchaser at the Closing valid title to such shares free and clear of any Encumbrance.

5.25.3.           Subsidiary.  Genzyme Denmark does not own, directly or indirectly, any ownership, equity, voting or other interest in any corporation, partnership or other entity, and has no agreement or commitment to purchase any such interest.  Genzyme Denmark does not maintain any registered branches outside Denmark.

5.26                        No Other Representations.  Purchaser acknowledges that no Selling Person has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE 5, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in ARTICLE 5.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth on Schedule 6 (the parts of which are numbered to correspond to the individual section numbers of this ARTICLE 6, provided that any information set forth in one section will be deemed to apply to each other section of Schedule 6 and this ARTICLE 6 to which its relevance is readily apparent), Purchaser represents and warrants to Seller, as of the Closing Date, as follows:

6.1                               Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Michigan.

6.2                               Power and Authorization.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser or any Affiliate is a party and the consummation of the Transactions are within the power and authority of Purchaser and any participating Affiliates and have been duly authorized by all necessary action on the part of Purchaser and any such participating Affiliate.  This Agreement and each Ancillary Agreement to which Purchaser or any Affiliate is a party (a) has been duly executed and delivered by Purchaser or its Affiliate, as applicable, and (b) is a legal, valid and binding obligation of Purchaser or its Affiliate, enforceable against Purchaser and/or its Affiliate in accordance with its terms.

6.3                               Consents. Except as set forth on Schedule 6.3 and except for the transfer of the Transferred Approvals, no action by (including any authorization, registration, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority or Person is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Purchaser or its Affiliates of this Agreement and each Ancillary Agreement to which Purchaser or its Affiliates are (or will be) a party or the consummation of the Transactions by Purchaser and its Affiliates.

6.4                               Noncontravention.  Except as disclosed on Schedule 6.4, neither the execution, delivery and performance by Purchaser or any Affiliate of Purchaser of this Agreement nor any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Transactions will:

6.4.1.                  assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, as contemplated by Section 6.3, violate any provision of any Legal Requirement applicable to Purchaser; or

6.4.2.                  result in a breach or violation of, or default under, Purchaser’s or any of its Affiliate’s Organizational Documents.

6.5                               No Brokers.  Except as set forth in Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

6.6                               Genzyme Denmark.  The Purchaser acknowledges that consistently prior to the Closing, Genzyme Denmark has operated at a loss and has received significant financial and other assistance from Seller, Selling Persons or their Affiliates pursuant to certain arrangements, agreements or past practices which will be terminated, and any obligations to provide such assistance will cease to exist, at or prior to the Closing.

6.7                               Required Funds; Solvency.  At the Closing, Purchaser will have sufficient immediately available funds to pay in cash the amount of the Purchase Price and all other amounts payable pursuant to this Agreement, to consummate all of the Transactions and to satisfy all other costs and expenses arising in connection herewith.  Immediately after the consummation of the Transactions, the assets of Purchaser will exceed the Liabilities of Purchaser.

ARTICLE 7
COVENANTS

7.1                               Conduct of the Business Prior to Closing.  Except as contemplated by this Agreement, from the date of this Agreement until the Closing, Seller will, and will cause its Affiliates to, (a) operate the Business only in the Ordinary Course of Business; (b) use commercially reasonable efforts to preserve intact the Business’ organizations and relationships with third parties (including customers, suppliers and vendors) and to keep available the services of the current officers and employees of the Business; and (c) without the written consent of Purchaser, which Purchaser will not unreasonably withhold, delay or condition, refrain from taking any of the following actions:

7.1.1.                  increase the Compensation of any Business Employee other than in the Ordinary Course of Business;

7.1.2.                  enter into or amend any agreement providing for the employment of any Business Employee on a full time, part time or other basis or otherwise providing Compensation or other benefits to any Business Employee;

7.1.3.                  (a) make any material change in its methods of accounting or accounting practices (including with respect to reserves) or (b) change its policies or practices with respect to paying payables or billing and collecting receivables;

7.1.4.                  terminate or close any facility, business or operation;

7.1.5.                  write up or write down any Transferred Asset which is material to the Business, or revalue its inventory;

7.1.6.                  amend the Organizational Documents (or equivalent documents) of Genzyme Denmark;

7.1.7.                  in respect of Genzyme Denmark, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any Equity Interests of Genzyme Denmark;

7.1.8.                  in respect of Genzyme Denmark, make or change any material Tax election, change any annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than in connection with ordinary course extensions for the filing of any Tax Return or any ongoing Tax audits), in each case, to the extent such action could reasonably be expected to have a material adverse effect on Genzyme Denmark for a taxable period (or any portion thereof) ending after the Closing Date;

7.1.9.                  in respect of Genzyme Denmark, borrow any amount or incur or become subject to any Debt (including contingently as a guarantor or otherwise) or other

Liabilities, except current liabilities incurred in the Ordinary Course of Business and not constituting Debt;

7.1.10.           waive, cancel, compromise or release any rights or claims of material value, whether or not in the Ordinary Course of Business, other than as contemplated under this Agreement;

7.1.11.           enter into any material Contract or amend or terminate the Seller’s or the Seller’s Affiliates rights thereunder, or enter into any other material transaction related to Business, other than as contemplated under this Agreement;

7.1.12.           make any capital expenditures related to the Business that aggregate in excess of $25,000, other than in the Ordinary Course of Business;

7.1.13.           institute or settle any Action related to the Business;

7.1.14.           in respect of Genzyme Denmark, discontinue or make any material modification to any existing policies or binders of insurance currently maintained in respect of the Seller related to the Business;

7.1.15.           fail to exercise, after notice to the Purchaser and receipt of the Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any lease or sublease related to the Business that by its terms would otherwise expire;

7.1.16.           sell, lease, license, encumber, transfer or dispose of any of the Transferred Assets (other than the sale of Inventory in the Ordinary Course of Business); or

7.1.17.           commit or agree, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and/or the Ancillary Agreements.

Notwithstanding the foregoing, nothing contained in this Agreement shall (i) give Purchaser, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing, to the extent such right would violate applicable Legal Requirements, or (ii) prevent Genzyme Denmark from distributing any dividends prior to the Closing. Prior to the Closing, Seller and its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Business.

7.2                               No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, the Seller will not, will cause its Affiliates not to, and will direct its representatives not to (i) initiate, solicit or knowingly encourage (including by way of furnishing information regarding the Business) the submission of any proposal concerning the sale of all or any part of the Business (whether by way of merger, purchase of capital shares, purchase of assets or otherwise, other than any transaction involving an indirect sale of the Business in connection with a sale of all or substantially all of Seller’s business, but excluding sales of inventory in the Ordinary Course of Business) (a “Competing Transaction”) or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any Third Party concerning a proposed Competing Transaction (other than to inform such Third Party of its obligations under this Section 7.2) or cooperate with, agree to, assist or participate in, solicit, knowingly facilitate or knowingly encourage any effort or attempt by any Third Party to do or seek any of the foregoing.  Seller will, will cause its Affiliates to, and direct its representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the Execution Date regarding any proposal that constitutes, or would reasonably be expected to lead to, a Competing Transaction. The Seller and the Selling Persons will promptly, but in no event more than 24 hours after receipt thereof, notify the Purchaser if any Person makes any request for information in connection with a Competing Transaction or makes any proposal or offer for a Competing Transaction at any time.

7.3                               Access to Information.  From the Execution Date until the Closing, the Seller will, and will cause the other Selling Persons to permit Purchaser and its representatives to have reasonable access, in a manner so as not to interfere with the normal business operations of Seller or any Affiliate, to all premises, properties, books, records, contracts and documents exclusively related to the Business as Purchaser may reasonably request and at Purchaser’s cost; provided, however, that the Seller will not be required to permit any sampling or analysis of any environmental media or of any building materials; and provided further that Seller will not be required to permit any inspection or other access, or to disclose any information that in the reasonable judgment of Seller could reasonably be expected to: (i) violate any obligation of a Selling Person with respect to confidentiality entered into prior to the date of this Agreement, (ii) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (iii) violate any Legal Requirement.

7.4                               Permits.

7.4.1.                  Seller shall use commercially reasonable best efforts to deliver to Purchaser all Transferred Approvals.

7.4.2.                  Without limiting the generality of the foregoing, as soon as reasonably practicable after the Closing Date and, in any event, within forty-five (45) days after the Closing Date, the Parties shall submit to the FDA all necessary documentation to enable the transfer, assignment and/or reissuance (as applicable) of each Business Permit, including, for the avoidance of doubt, all product correspondence necessary to effect the transfer of the BLA for Carticel.  Each Party shall use reasonable best efforts to provide the information requested by the FDA in support of the transfer, assignment and/or reissuance (as applicable) of the Business Permits.  Until the transfer, assignment and/or reissuance (as applicable) of each Business Permit occurs, Seller agrees to comply with the FDA Rules applicable to the holder such Business Permit.

7.5                               Cooperation.  After the Closing, from time to time, and upon the reasonable request of Purchaser, Seller will, and will cause it Affiliates to (a) promptly execute and deliver (at no cost to the Purchaser) any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to and vesting in Purchaser, of the Selling Persons’ right, title and interest in and to the Transferred Assets in accordance with the terms of this Agreement and (b) use commercially reasonable efforts, at Purchaser’s expense, to cooperate with reasonable requests from Purchaser to ensure an orderly transfer of customer relationships involving the Business to Purchaser.  After the Closing, Seller will promptly deliver to Purchaser (i) any mail, packages, orders, inquiries and other communications relating to the Business and (ii) any property that the Seller receives and that properly belongs to Purchaser.  From and after the Closing, Seller shall use its reasonable best efforts to migrate the IT Assets included as part of the Transferred Assets.

7.6                               Return of Excluded Assets and Transferred Assets.  If, for any reason after the Closing, any asset transferred to Purchaser or an Affiliate is ultimately determined to be an Excluded Asset or Purchaser is found to be in possession of any Excluded Asset, (a) Purchaser will promptly return or transfer and convey (without further consideration) to Seller, and Seller will accept, such asset; (b) Seller will assume, and agree to pay, perform, fulfill and discharge (without further consideration) any Excluded Liabilities associated with such asset; and (c) Purchaser and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to Seller.  If, for any reason after the Closing, any asset retained by Seller or an Affiliate is ultimately determined to be a Transferred Asset or Seller or a Retained Affiliate is found to be in possession of any Transferred Asset, (x) Seller or such Retained Affiliate will promptly return or transfer and convey (without further consideration) to Purchaser, and Purchaser will accept, such asset; (y) Purchaser will assume, and agree to pay, perform, fulfill and discharge (without further consideration) any Assumed Liabilities associated with such assets; and (z) Purchaser and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to Seller.

7.7                               Records and Documents.  After the Closing Date, Purchaser will afford to Seller and its advisors and other representatives, upon reasonable advance notice, access, during normal business hours and in a manner so as to not unreasonably interfere with the normal business operations of Purchaser, to such accounting, financial, tax and other records including internal and external correspondence (and allow them to make copies thereof), as well as to other information, management, employees and auditors of the Business to the extent reasonably necessary or useful to the Seller in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose of the Seller.  Purchaser shall keep, and procure that Genzyme Denmark and other companies conducting the Business shall keep, the books and records relating to any period prior to the Closing Date in accordance with and during the periods required under applicable law or as reasonably necessary or useful in the Ordinary Course of Business.  Purchaser agrees to cause Genzyme Denmark and other companies conducting the Business to give Seller reasonable notice prior to transferring, discarding or destroying any books or records of Genzyme Denmark and the Business relating to any matters which may be relevant for the above purposes and, if Seller so requests, to deliver such books or records to Seller.  To the extent that Seller or any of its Affiliates requires original documents, Purchaser shall forward such books and records to Seller and Seller shall return them immediately after the reason for the right of inspection no longer applies.

7.8                               Bulk Sales Waiver.  Purchaser waives compliance by each Selling Person with any applicable bulk sales Legal Requirements in connection with the Transactions.

7.9                               Confidentiality.

7.9.1.                  Confidentiality of Seller.  Seller will not, and will cause its Affiliates not to, at any time on or after the Closing Date, without the prior written consent of Purchaser, disclose any Confidential Information to the extent relating to the Business or included in the Transferred Assets; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation of any confidentiality obligation).  The provisions of this Section 7.9.1 will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement (other than federal and state securities Legal Requirements) so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same, (b) required by any applicable federal and state securities Legal Requirements or (c) made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions; provided, in each case, that Seller will, to the extent permitted by applicable law, provide Purchaser with prior written notice of such disclosure promptly (and in any event within two Business Days) after receipt of such request so that Purchaser may seek a protective order or other appropriate remedy.  If such protective order or other remedy is denied, and Seller or any of its Representatives are nonetheless legally compelled to disclose such information, Seller or its Representatives, as the case may be, will furnish only that portion of the Confidential Information that is legally required, in the opinion of Seller’s counsel, and will exercise best efforts to obtain assurances that confidential treatment will be accorded the Confidential Information.

7.9.2.                  Confidentiality of Purchaser.  Purchaser will continue to be subject to the restrictions set forth in the Confidentiality Agreement; provided that the Confidentiality Agreement will terminate and be null and void with respect to Confidential Information related to the Business, the Transferred Assets or the Assumed Liabilities upon the consummation of the Closing.

7.9.3.                  Confidentiality of Transaction Documents.  The terms and conditions of the Transaction Documents shall be maintained in strict confidence by each of the Parties from and after the Closing Date with the same degree of care as it maintains its own confidential and proprietary information and shall not be, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), published, disseminated or disclosed to any Third Party nor used by such Party for any purpose except to the extent necessary for the performance of the Transaction Documents.  The provisions of this Section 7.9.3 will not prohibit (a) any disclosure required by any applicable Legal Requirements, The Nasdaq Stock Market, GAAP or IFRS (in which case the disclosing party will use commercially reasonable efforts to consult with the other Parties in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions.

7.10                        Non-Solicitation of Employees.

7.10.1.           From the Execution Date until the end of the period of 24 months after the Closing Date, without the prior written consent of Seller, Purchaser will not, and will cause its Affiliates not to, solicit for employment any of the employees of Seller or any of its Affiliates, in each case, with whom Purchaser or any of its Affiliates had contact, or about whom Purchaser or any of its Affiliates received or had access to any information, in each case in connection with the Transactions (the “Seller Restricted Employees”); provided that Purchaser and its Affiliates will not be restricted by this Section 7.10.1 from (a) fulfilling their obligations under ARTICLE 8 hereof or (b) any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such Seller Restricted Employees, and provided, further, that Purchaser and its Affiliates will not be restricted in hiring any such Person who responds to any such general solicitation or public advertising or who initiates contact with Purchaser.

7.10.2.           For a period of 24 months after the Closing Date, without the prior written consent of Purchaser, Seller will not, and will cause its Affiliates not to, solicit for employment any Transferred Employee, Danish Employee or employees of Purchaser or any of its Affiliates with whom Seller or any of its Affiliates had contact, in each case in connection with the Transactions; provided that Seller and its Affiliates will not be restricted by this Section 7.10.2 from any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such Persons, and provided, further, that Seller and its Affiliates will not be restricted in hiring any such Person who responds to any such general solicitation or public advertising or who initiates contact with the Seller.

7.11                        Non-Competition.

7.11.1.           Subject to the provisions of this Section 7.11, without the express written consent of Purchaser, neither Seller nor any of its Affiliates shall, at any time during the Restricted Period, engage in, participate in, own, manage, control or participate in the ownership, management or control of any business or activity that is directly competitive with the Business (a “Competing Business or Activity”); provided that the foregoing shall not prohibit the Seller or an Affiliate thereof from owning as a passive investment 5% or less of the outstanding equity of any publicly traded entity.  For the avoidance of doubt, therapeutics for osteoarthritis researched, developed, manufactured and sold by Seller or its Affiliates are not deemed to be a Competing Business or Activity for purposes of this Section 7.11 except in the case where cells are the sole mechanism of the therapeutic; provided further that neither non-biologic orthopedic implants nor Synvise combined with cells shall be deemed to be a Competing Business or Activity for purposes of this Section 7.11.

7.11.2.           Notwithstanding the foregoing, the provisions of this Section 7.11 will not prevent Seller or any Affiliate from acquiring any Person or business (by means of partnership, joint venture or the acquisition of equity, assets or a combination thereof in any manner) engaged in a Competing Business or Activity if (a) the Competing Business or Activity of such Person or business represents less than 25% of the acquisition value of such Person or business and (b) Seller uses reasonable best efforts to divest such Competing Business or Activity as promptly as practicable, and no more than 18 months following consummation of the acquisition.

7.11.3.           Purchaser and Seller each recognize that the applicable Legal Requirements of various jurisdictions may differ as to the validity and enforceability of the covenants set forth in this Section 7.11.  It is the intention of Purchaser and Seller that the provisions of this Section 7.11 be enforced to the fullest extent permissible under all applicable Legal Requirements and policies of each jurisdiction in which enforcement may be sought, and Purchaser and Seller agree that the provisions of this Section 7.11 shall be deemed subject to automatic modification (but only within the applicable jurisdiction) to the extent necessary to remain enforceable in any jurisdiction.  The unenforceability (or modification to conform to any applicable Legal Requirements) of any provisions of this Section 7.11 shall not render unenforceable, or impair, the remainder of the provisions of this Section 7.11.  Accordingly, if any provision of this Section 7.11 shall be determined to be invalid or unenforceable, such invalidity or unenforceability, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

7.12                        Compliance with WARN Act and Similar Legal Requirements.  Seller shall be responsible for providing in compliance with all Legal Requirements any and all notifications to Business Employees and Governmental Authorities under the Federal Workers Adjustment and Retraining Notification Act or any comparable Legal Requirement (together, the “WARN Act”) that are required to be provided prior to the Closing Date, and Purchaser and its Affiliates shall be responsible for providing in compliance with all Legal Requirements any and all notifications to Transferred Employees and Governmental Authorities under the WARN Act that are required to be provided on or after the Closing Date.

7.13                        Assumption of Regulatory Obligations.  In furtherance of and not in limitation of the assumption of the Assumed Liabilities, from and after the Closing Date, Purchaser will be solely responsible for obtaining and maintaining all Permits and Health Care Approvals regarding the Business, as well as all ongoing regulatory compliance relating thereto (including the reporting of adverse events).

7.14                        Change of Name.  Purchaser will use reasonable best efforts to, as soon as possible, and in any event within four months after the Closing, cause Genzyme Denmark to change its name so as not to include any Retained Name, and Purchaser will provide Seller with documentation evidencing such name change as promptly as practicable thereafter.  In respect of external documents or labels for Epicel, Carticel, or MACI implants that have been approved by the FDA (in respect of Carticel and/or Epicel) or the EMA (in respect of MACI) and that include the word “Sanofi”, “Genzyme”, or “Genzyme Europe BV”, the Purchaser shall ensure that within one year after the Closing, the Purchaser and its Affiliates, including Genzyme Denmark, will change the name on such external documents or labels so as to not include the word “Sanofi”, “Genzyme”, or “Genzyme Europe BV”; all relevant applications with the FDA or EMA necessary to effect such changes of the name shall be lodged with the FDA or EMA within four months following the Closing.  Upon request from Seller, Purchaser shall provide Seller with documentation evidencing Purchaser’s compliance with this Section 7.14.

7.15                        Publicity.  After the Execution Date, either Party hereto may issue a press release upon the other Party’s prior consent in writing.  The provisions of this Section 7.15 will not prohibit

(a) any disclosure required by any applicable Legal Requirements, the Nasdaq Stock Market, GAAP or IFRS (in which case the disclosing party will consult and cooperate with the other Party in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions.

7.16                        Transition Assets.  To the extent Seller or any Affiliate requires the use of any Transferred Asset to perform its obligations under any of the Ancillary Agreements, Seller will inform Purchaser of such need and Purchaser will use commercially reasonable efforts to make such Transferred Assets available to Seller for this purpose free of charge for the period of time Seller requires such Transferred Assets to perform its obligations under any of the Ancillary Agreements.

7.17                        Excluded Accounts Receivable.

7.17.1.           Notwithstanding the provisions of Section 7.17.2, if at any time during the twelve-month period after the Closing Date, either Purchaser or any of its Affiliates (including Genzyme Denmark) receives any Excluded Accounts Receivable, then Purchaser shall pay (or shall cause such Affiliate to pay) to Seller (or to such Affiliate of Seller as Seller may have designated in writing to Purchaser), as soon as practicable the amount recovered.

7.17.2.           For a period of twelve (12) months after the Closing Date, Seller shall be entitled to collect the Excluded Accounts Receivable and, with respect to any Third Party with whom the Business will have a relationship after the Closing, Seller shall consult and coordinate with Purchaser to discuss and consider any necessary or appropriate actions with a view to collecting the Excluded Accounts Receivable in a reasonable manner.  Purchaser shall not waive or release any of the Excluded Accounts Receivable without the prior written consent of Seller.

7.18                        Insurance Matters.  From and after the Closing Date, Purchaser shall be responsible for all insurance coverage of the Business and Purchaser acknowledges that, as of such Closing Date, the Business shall cease to be covered by insurance policies of Seller or of any of its Affiliates (other than in relation to insured events taking place before the Closing).  Seller shall be entitled to make arrangements with its insurers to reflect this Section 7.18.

7.19                        Intercompany Matters.  Prior to or concurrently with the Closing, (a) Seller will, and will cause the Retained Affiliates to, terminate any Contract between Genzyme Denmark and Seller or any Retained Affiliate, except for Contracts set forth on Schedule 7.19 which shall terminate as of the date set forth on Schedule 7.19, and (b) any Debt (i) owed by Seller or any Retained Affiliate to Genzyme Denmark or (ii) owed by Genzyme Denmark to Seller or any Retained Affiliate shall be repaid, cancelled, distributed, assumed or otherwise discharged, in full.

7.20                        Guarantees.  Both Parties will cooperate and use commercially reasonable efforts to procure the release and discharge as from the Closing of each Guarantee listed on Schedule 7.20 given by Seller or any of its Retained Affiliates in relation to any Liability of Genzyme Denmark (“Seller Group Guarantee”), and without limiting the generality of the foregoing, the parties will comply with all reasonable requirements of each beneficiary of a Seller Group Guarantee in connection with such release, including the provision by Purchaser (or an equivalent Affiliate) of a replacement Guarantee (provided that it shall be for no greater amount or more onerous term than Seller’s Guarantee) in favor of such beneficiary and such information and/or documentation concerning the financial standing of Purchaser (or the relevant Affiliate) as the beneficiary may reasonably request.

7.21                        Post-Closing Intellectual Property Licenses.  Without limiting any obligation of any Party pursuant to Section 7.6, if after the Closing Date (a) Purchaser determines that Seller or any Retained Affiliates owns any Intellectual Property that was used or held for use in the Business as of the Closing Date but was not included in the Transferred Intellectual Property (the “Retained Intellectual Property”), at Purchaser’s request Seller will grant, or cause its Retained Affiliates to grant, Purchaser a perpetual, irrevocable, royalty-free, fully paid up non-exclusive license, with the right to grant sublicenses, under such Retained Intellectual Property, to practice and exploit such Retained Intellectual Property solely in the operation of the Business or (b) Seller determines that any Transferred Intellectual Property was used or held for use in any business of the Seller or its Affiliates other than the Business as of the Closing Date, at Seller’s request Purchaser will grant Seller and its Affiliates a perpetual, irrevocable, royalty-free, fully paid up non-exclusive license, with the right to grant sublicenses, under such Transferred Intellectual Property, to practice and exploit such Transferred Intellectual Property solely in the operation of any business of the Seller and its Affiliates other than the Business.  If either Party requests such a license, the Parties will promptly negotiate and enter into a written license agreement memorializing such license.  Any such license would be transferable to any purchaser or other successor in interest to the Business (in the case of a license to Purchaser) or the business to which the license relates (in the case of a license to Seller and/or its Affiliates).

7.22                        Transition Services Agreement.  Following the Execution Date, Seller and Purchaser shall negotiate in good faith the transition services agreement, including in particular its Schedule 1 (Transition Services Schedule), such agreement to be substantially in the form of Exhibit 7.22 (the “Transition Services Agreement”), with a view to make available to Purchaser, as from the Closing Date, on a transitional basis and on customary terms and conditions all of Seller’s (and its Retained Affiliate’s) services, including, but not limited to, finance (excluding, for the avoidance of doubt, provision of financing, cash pooling, or any other financial support), back office, transportation and warehousing services, to the same extent such services were provided to the Business prior to the Closing and to the extent reasonably necessary for the operation of the Business in light of Purchaser’s internal capabilities (the “Transition Services”).  Seller shall provide the Transition Services performed internally by Seller to Purchaser without charge, other than reimbursement for out-of-pocket expenses incurred to third parties, for a period of six (6) months after the Closing and thereafter, in exchange for reimbursement by Purchaser to Seller on a basis of cost plus out-of-pocket expenses incurred to third parties for as long as reasonably needed by Purchaser but in no event longer than twelve (12) months after the Closing Date, and on other customary terms and conditions.  Seller shall provide the Transition Services not performed internally by Seller, in exchange for reimbursement by Purchaser to Seller on a cost basis and on other customary terms and conditions, for as long as reasonably needed by Purchaser but in no event longer than twelve (12) months after the Closing Date, provided that the obligation of Purchaser to reimburse Seller for such Transition Services not performed internally by Seller shall only apply if the provision of such Transition Services by a third party was approved in writing by Purchaser, unless such Transition Services have been already provided to Business by a third party as of the Execution Date, in which case written approval of Purchaser is not required.

7.23                        Transition Supply Agreement.  Following the Execution Date, Seller and Purchaser shall negotiate in good faith the transition supply agreement (the “Transition Supply Agreement”), with a view to make available to Purchaser, as from the Closing Date, on a transitional basis the raw material to the same extent it was available to the Business prior to the Closing and to the extent reasonably necessary for the operation of the Business in light of Purchaser’s internal capabilities and Purchaser’s own supply resources, in exchange for reimbursement by Purchaser to Seller an a cost plus 5% basis, for as long as reasonably needed by Purchaser but in no event longer than 12-months after the Closing Date, and on other customary terms and conditions.

7.24                        Verigen Matters.

7.24.1.           From and after the Closing Date, Seller and Purchaser shall keep each other reasonably informed about any significant communications with the Former Verigen Shareholders or their representatives in connection with any Verigen Liabilities.

7.24.2.           From and after the Closing Date, Purchaser shall on behalf of Seller and/or its Affiliates, discharge all Verigen Liabilities directly to the Former Verigen Shareholders and/or their relevant representative, and, upon Seller’s request, Purchaser shall provide to Seller a written confirmation of such discharge. For these purposes, promptly upon Closing, Seller shall initiate contact between Purchaser and the relevant representative of the Former Verigen Shareholders.

7.24.3.           If Seller receives any notice or other inquiry from any Person that it has elected, or is considering whether to elect, to exercise the “Buy-back Option” (as defined in the Verigen SPA), Seller shall promptly, and in any event within five Business Days, notify Purchaser thereof, and Seller shall, to the extent practicable, include Purchaser in any discussion with such Person in connection therewith. Purchaser and/or its Affiliates shall cooperate with Seller and its representatives in respect of any exercise of such “Buy-back Option” by any Person, including by promptly, unconditionally, and at no cost to Seller and/or its Affiliates, transferring any “Verigen IP Rights” (as defined in the Verigen SPA, and including to the extent legally permissible the right to use the clinical and pre-clinical data in the possession of Seller or any of its Affiliates, not subject to rights of third parties, exclusively relating to the MACI technology and required to further pursue the MACI technology) to Seller or any Person(s) designated by Seller (including any Option Holder (as defined in the Verigen SPA)) with a view to ensure full compliance by Seller and its Affiliates with the Verigen SPA.  If the “Buy-back Option” is exercised by any Person, Purchaser shall be entitled to the payment made by such Person in connection therewith.

7.25                        Additional Employee Information Schedule.  As promptly as practicable after the Execution Date, Seller shall provide Purchaser with a schedule containing, for each Business Employee, such employee’s job title, work location, and first date of service (with Seller, an Affiliate of Seller or a predecessor employer), whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, whether paid on a salary, hourly or commission basis, the annual base salary or rate of compensation for 2013,  the annual target incentive compensation for 2013, the employee’s average scheduled hours per week, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

ARTICLE 8
EMPLOYEES

8.1                               U.S. Transferred Employees.

8.1.1.                  Not later than 10 days prior to the Closing Date, Purchaser or its Affiliate (a) will make a written offer of employment commencing on the effective date of hire as set forth in Section 8.5.4 to each U.S. Employee in a form reasonably satisfactory to Seller and Purchaser, on the terms and conditions provided for in Section 8.1.  Purchaser will provide Seller prompt notice of any such offers and acceptance or rejection of such offers, which shall in no event be provided later than 5 days prior to the Closing Date.

8.1.2.                  Any existing Contracts of employment of any of the U.S. Employees will not be assumed by Purchaser as a result of the Transactions, but rather the U.S. Employees will be provided new offers of employment that, at a minimum, meet the conditions of an “Acquisition Position” as defined in the Sanofi Group U.S. affiliates Separation Plan dated August 1, 2009 (as amended on January 1, 2013).  The offer of employment by Purchaser or its Affiliates will (a) be for a position with similar duties and responsibilities, and for a similar total number of regular work hours as the position held by the U.S. Employee immediately prior to the Closing Date, (b) include an annual base salary that is not reduced by more than 10% of the U.S. Employee’s base salary as set forth on the Business Employee Schedule, (c) include target cash incentive compensation which, at 100% performance, is not less than the U.S. Employee’s cash target incentive compensation, also at 100% performance as set forth on the Business Employee Schedule (including for the full 2014 year), (d) include other employee benefits, including vacation, but excluding equity and equity-related benefits and severance-related benefits, that are, in the aggregate, no less favorable than those available the U.S. Employee immediately prior to the Closing Date, (e) not require a U.S. Employee to relocate his or her primary work location, if an office-based employee, by more than 40 miles, or in the case of a field-based employee, not assign the employee to a workload epicenter that is more than 25 miles for an urban territory or 50 miles for a rural territory from the employee’s home or current workload epicenter (in each case, except with the written consent of the employee), and (f) be made in accordance with all applicable Legal Requirements.  Notwithstanding the foregoing, Purchaser will, and will cause its Affiliates to, in all events provide each U.S. Transferred Employee (and the relevant employment offers to the U.S. Employees will reflect) terms and conditions of employment including compensation and employee benefits, sufficient to (i) avoid Seller or any of its Affiliates incurring severance or other termination obligations under any Seller Plan or any retention plan or agreements that has been disclosed to Purchaser and (ii) avoid liability under the WARN Act, at any time on or after the Closing Date.

8.1.3.                  Purchaser shall use reasonable efforts to facilitate a direct rollover as soon as practicable following the Closing Date for each U.S. Transferred Employee who elects to roll over a distribution from his or her account under the Sanofi US Group Savings Plan to a 401(k) plan sponsored by Purchaser (a “Purchaser 401(k) Plan”).

8.1.4.                  At or promptly following the Closing, Seller or one of its Affiliates will pay to each U.S. Transferred Employee (a) an amount equal to the value of any accrued but unused vacation as of the Closing Date and (b) if such U.S. Transferred Employee is employed in California, an amount equal to the value of any accrued but unused floating holiday time and personal days.  The Purchaser will permit U.S. Transferred Employees to, at each U.S. Transferred Employee’s election, (x) use up to five days’ vacation or paid time off (as applicable) in advance of the time when it is accrued under Purchaser Employee Plans, (y) take up to five days of unpaid time off, or (z) use up to four days’ vacation or paid time off (as applicable) in advance of the time when it is accrued under Purchaser Employee Plans and additionally take up to four days of unpaid time off (provided that the number of days of vacation or paid time off plus such number of days of unpaid time off provided pursuant to this Section 8.1.4, (z) shall not exceed five days), until such time as they accrue (or would have accrued, if not used in advance) sufficient vacation or paid time off (as applicable) under the Purchaser’s Employee Plans, such that they are able to take at least five days of vacation or paid time off.

8.1.5.                  As of the Closing Date, Purchaser shall cause each U.S. Transferred Employee to be credited under Purchaser’s health care flexible spending account plan and dependent care spending account plan (each, a “Purchaser Spending Account”) with an amount available for reimbursement between the Closing Date and the end of the calendar year in which the Closing Date occurs equal to the amounts available for reimbursement for such period under the spending account plans of corresponding type maintained by the Seller or any of its Affiliates (each, a “Seller Spending Account”) in which such U.S. Transferred Employee participates immediately prior to the Closing Date; provided that, to the extent permitted by the applicable Seller Plan and applicable law, any amount that would exceed the dollar limitations for the year applicable to Purchaser Spending Accounts shall not be so credited but shall remain in the applicable Seller Spending Account.  Purchaser shall give effect under the Purchaser Spending Accounts to elections made by the U.S. Transferred Employees with respect to the corresponding Seller Spending Accounts in respect of the calendar year in which the Closing Date occurs, subject to the terms and conditions then applicable to the Purchaser Spending Accounts (including dollar limitations in effect for the year).  If the amounts contributed (by salary reduction or otherwise) by a U.S. Transferred Employee under a Seller Spending Account arrangement for the portion of the calendar year ending on the Closing Date exceed the sum of the claims under such Seller Spending Account already reimbursed to the U.S. Transferred Employee or claimed for reimbursement by the U.S. Transferred Employee in respect of the calendar year in which the Closing Date occurs, Seller shall transfer to Purchaser on the Closing Date an amount equal to the lesser of (i) such excess or (ii) the excess of the dollar limitation for the year applicable to the corresponding Purchaser Spending Account over the sum of the claims reimbursed to or claimed for reimbursement by the U.S. Transferred Employee.  If the sum of the claims reimbursed to or claimed for reimbursement by the U.S. Transferred Employee in respect of the calendar year in which the Closing Date occurs exceeds the amount of the Seller Spending Account balance for a Transferred Employee as of the Closing Date, Purchaser shall transfer to Seller on the Closing Date an amount equal to the lesser of (i) such excess or (ii) the excess of the dollar limitation for the year applicable to the corresponding Purchaser Spending Account over the amount of the Seller Spending Account balance credited to the Purchaser Spending Account.

8.2                               Danish Employees.  With regard to the Danish Employees, Purchaser will become the sole owner of all of the outstanding Equity Interests of Genzyme Denmark upon the consummation of the Transactions and the employment relationships between the Danish Employees and Genzyme Denmark will therefore remain unaffected by the Transactions, except as otherwise provided in this Agreement.

8.3                               UK Employees. Unless in connection with the Transactions a UK Employee transfers automatically to Purchaser as per applicable laws, Seller will propose to each UK Employee that such employee transfer his/her employment contract or agreement to Purchaser by individual transfer agreement, such transfer being effective, if permitted by applicable laws, as of the Closing Date, otherwise as soon as possible after the Closing Date.  Purchaser acknowledges and agrees that it will accept the transfer of such UK Employee according to the provisions of this ARTICLE 8 (whether such transfer is automatic or by individual transfer agreement) and, notwithstanding anything to the contrary in this ARTICLE 8, will maintain such UK Employee’s position, working conditions, benefits, Compensation and length of service as were provided under such UK Employee’s employment contract or agreement with Seller immediately prior to the Closing Date.

8.4                               Greek Employees.   Unless in connection with the Transactions a Greek Employee transfers automatically to Purchaser as per applicable laws, Seller will propose to each Greek Employee that such employee transfer his/her employment contract or agreement to Purchaser by individual transfer agreement, such transfer being effective, if permitted by applicable laws, as of the Closing Date, otherwise as soon as possible after the Closing Date.  Purchaser acknowledges and agrees that it will accept the transfer of such Greek Employee according to the provisions of this ARTICLE 8 (whether such transfer is automatic or by individual transfer agreement) and, notwithstanding anything to the contrary in this ARTICLE 8, will maintain such Greek Employee’s position, working conditions, benefits, Compensation and length of service as were provided under such Greek Employee’s employment contract or agreement with Seller immediately prior to the Closing Date.

8.5                               Provisions for Transferred Employees.

8.5.1.                  Seller and its Affiliates will cause each Business Employee who becomes a Transferred Employee to cease active participation under all Seller Plans as of the effective hire date of each Transferred Employee pursuant to Section 8.5.4 or such other date as is required pursuant to the relevant Seller Plan, except as required by applicable Legal Requirements.  For the avoidance of doubt, any reference to Business Employees or Transferred Employees in this Section 8.5.1 shall not include any Danish Employee.

8.5.2.                  Seller and its Affiliates will retain responsibility for and continue to pay all medical, dental, health, hospital, life insurance, workers’ compensation and disability expenses and benefits with respect to claims incurred (whether or not reported) under Seller Plans by eligible Business Employees other than (i) Transferred Employees, (ii) Danish Employees, and/or (iii) their spouses and eligible dependents. . Notwithstanding the foregoing, Purchaser shall reimburse Seller or its Affiliates for any short-term or long-term disability benefits or other benefits provided pursuant to an approved leave of absence on or after the Closing Date to any U.S. Employee who has accepted an offer of employment with Purchaser and returns to work for Purchaser at the conclusion of such leave.  Seller shall notify Purchaser in writing of the amount of any such expense within 30 days following Purchaser’s notice to Seller of any such U.S. Employee’s effective date of hire with Purchaser and, within 10 days following Seller’s notification, Purchaser shall reimburse Seller for 100% of such expense, provided however that the amount of reimbursement by Purchaser to Seller shall not exceed the amount that would be payable in respect of similar benefits provided by Purchaser to its own employees under Purchaser’s policies and plans effective as of the Execution Date.

8.5.3.                  Following the Closing Date, each Employee Plan sponsored by Purchaser or any Affiliate of Purchaser in which Transferred Employees or Danish Employees are eligible to participate will credit such Transferred Employees or Danish Employees with their service with Seller or any Affiliate of Seller (including service with any predecessor company in circumstances where the Transferred Employee or Danish Employee joined Seller or an Affiliate of Seller in connection with the acquisition by Seller or an Affiliate of Seller of another business) using the respective date of service as set forth in the schedule provided to Purchaser pursuant to Section 7.25 for all purposes (other than benefit accrual under any defined benefit pension plan) to the extent such service was credited for similar purposes under similar Seller Plans that were available to such Transferred Employees or Danish Employees prior to the Closing Date; provided that such recognition of service will not operate to duplicate any benefits with respect to any Transferred Employee or Danish Employee.  From and after the Closing Date, with respect to any group health plans under which Transferred Employees or Danish Employees are eligible to receive benefits from Purchaser, Purchaser will, or will cause the applicable insurer to, (a) waive any preexisting conditions or limitations and eligibility waiting periods with respect to a Transferred Employee or Danish Employee and his or her eligible dependents (to the extent such limitations or waiting periods did not apply to a Transferred Employee or Danish Employee or his or her eligible dependents under the comparable Seller Plans in which such Transferred Employee or Danish Employee participated prior to the Closing Date) and (b) give each Transferred Employee or Danish Employee credit for the plan year in which the Transferred Employee or Danish Employee becomes eligible to receive benefits under such Employee Plans, towards applicable deductibles and annual out-of-pocket limits for expenses actually incurred with respect to equivalent benefits during the plan year in which the Closing Date occurs but only to the extent information about such deductibles and annual out-of-pocket limits that were satisfied under Seller Plans is provided in reasonable time and manner to Purchaser.

8.5.4.                  The effective hire date of each Transferred Employee by Purchaser or its Affiliate will be: (a) the day immediately following the Closing Date, unless subsection (b) below applies, or (b) the date such Transferred Employee is authorized or scheduled to return to active employment and actually reports for work, in the case of any Transferred Employee who, on the Closing Date is absent from work due to short-term disability, long-term disability, circumstances covered by workers’ compensation, military leave, Family and Medical Leave Act leave or other authorized leave of absence and who is authorized or scheduled to return to active employment within the time required under Seller’s applicable leave of absence policy, and within six months after the Closing Date, subject to any applicable Legal Requirement.  Until the effective date of hire, Seller will continue to provide the applicable leave and related leave benefits to any U.S. Employee who has accepted Purchaser’s offer of employment and is on a type of leave described in the immediately preceding clause (b) in accordance with the original terms and conditions applicable to such leave and any applicable Legal Requirement.

8.5.5.                  For a period of 12 months following the Closing Date, Purchaser or its Affiliates will provide each Transferred Employee and Danish Employee with (i) solely in respect of U.S. Employees, severance benefits in the event of termination (other than for reasons of gross misconduct) and provided the US Employees enter into a valid release of claims in a form to be determined by Purchaser (y) salary continuation for a period of two weeks for each year of service (with service for purposes of this benefit comprising the sum of such Employee’s service with Seller or its Affiliates and such Employee’s service with Purchaser and its Affiliates), up to a maximum of 26 weeks of salary continuation and, in all events, no fewer than eight weeks of salary continuation, and (z) during any such period of salary continuation, for the payment by Purchaser or its Affiliate, as applicable, of the same rate of contribution toward the cost of the such Employee’s medical, vision and dental insurance benefits as is contributed by the Purchaser or its Affiliate toward the cost such benefits for its active employees, and (ii) with terms and conditions of employment, including compensation and employee benefits, no less favorable in the aggregate that the terms and conditions of employment outlined in such Transferred Employee’s offer of employment (in case of U.S. Employees, to the extent set forth in Section 8.1.2) or as were provided to such Transferred Employees and/or Danish Employee immediately prior to the Closing Date (in case of Transferred Employees who are not U.S. Employees) to the extent set forth in Schedule 8.5.5, but excluding equity and equity-related benefits and severance-related benefits (other than as provided above). For each Transferred Employee listed on Schedule 8.5.5 with whom a Selling Person has entered into an individual Contract providing severance benefits or change in control benefits to such Transferred Employee, Purchaser will, on the Closing Date, if agreed to by such Transferred Employee, enter into a Contract with such Transferred Employee providing severance benefits or change in control benefits (as applicable) to such Transferred Employee that are substantially similar to those provided under the agreements set forth on Schedule 8.5.5, for a period of no less than 12 months following the Closing Date.

8.5.6.                  The Parties will cooperate with each other to give effect to the provisions set forth in this ARTICLE 8.  Without limiting the foregoing, in order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, the Parties will cooperate, both before and after the Closing Date, and subject to applicable Legal Requirements, regarding the exchange of information related to the Transferred Employees, including employment records, benefits information and such information as may be reasonably required for each Party to comply with this ARTICLE 8 and the applicable Legal Requirements.

8.5.7.                  At the Closing, Seller or one of its Affiliates will pay to each Transferred Employee an amount equal to any bonus, incentive, change of control, retention bonus, sales commission or similar payment earned and unpaid in respect of, or otherwise payable to, each such Transferred Employee in respect of the most recent calendar or bonus year, or other performance period, ending prior to the Closing Date, calculated on the basis that all conditions required for the determination and/or payment of the full amount of such bonus, incentive or other amount under the applicable Seller Plan have been satisfied.  For the avoidance of doubt and without derogating the scope of Section 2.4.3, Seller and its Retained Affiliates shall retain all Liabilities related to any such payments due or otherwise payable to any Business Employee (other than a Danish Employee) who does not become a Transferred Employee.

8.6                               Prior Notice.  Purchaser will, with respect to each Business Employee, comply in all respects with any Legal Requirement requiring prior notice by Purchaser to any Business Employee in connection with any aspect of the Transactions (and provide to the Selling Persons such information as any Selling Person may reasonably request in order to verify such compliance).

8.7                               Continuation of Terms and Conditions of Employment.  During the 12-month period following the Closing Date (or the effective hire date of the relevant Transferred Employee, if later), to the extent that a Transferred Employee or Danish Employee continues to be employed by Purchaser or an Affiliate (including Genzyme Denmark), the terms and conditions of such employee’s employment shall be no less favorable than such employee’s employment terms as of the Closing Date or as set forth in such employee’s offer of employment or offered contract (each as provided in accordance with this ARTICLE 8), as applicable.  For the avoidance of doubt, it is understood that the terms and conditions of an employee’s employment include both the provisions of the employee’s individual contract of employment as well as the collective provisions of any collective bargaining agreements applicable as of the Closing Date.

8.8                               No Benefit to Employees Intended.  Nothing contained in this ARTICLE 8, express or implied, is intended to confer upon any Person not a Party any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.  Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Employee Plan. No Transferred Employee, and no other Business Employee of the Seller or any of its Affiliates, shall be deemed to be a third-party beneficiary of this Agreement.

ARTICLE 9
REAL PROPERTY LEASES

9.1                               Provisions for Assigned Real Property Leases.  The Assigned Real Property Leases shall be assigned by Seller or the other Selling Persons to Purchaser and Purchaser shall assume, and shall satisfy and discharge when due, all Liabilities of Seller or the other Selling Persons and shall undertake and perform all obligations of Seller or the other Selling Persons under each Assigned Real Property Lease, in each case arising after the Closing Date.

ARTICLE 10
CONDITIONS TO CLOSING

10.1                        Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transactions will be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

10.1.1.           Representations, Warranties and Covenants. (a) The representations and warranties of Seller in this Agreement shall be, without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein, true and correct as of the Closing (or, to the extent such representations and warranties speak as of a specific date or time, they will be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct at such time has not had a Material Adverse Effect and (b) as of the Closing, Seller will have performed, in all material respects, all material covenants and obligations in this Agreement required to be performed by Seller on or prior to the Closing;

10.1.2.           Deliveries. Seller will have delivered to Purchaser all of the documents and agreements set forth in Section 4.2; and

10.1.3.           No Material Adverse Effect.  Since the date hereof, no event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had a Material Adverse Effect.

10.2                        Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Transactions will be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

10.2.1.           Representations, Warranties and Covenants. (a) The representations and warranties of Purchaser in this Agreement shall be, without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein, true and correct as of the Closing (or, to the extent such representations and warranties speak as of a specific date or time, they will be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct at such time would not reasonably be expected to have a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby in a timely manner and (b) Purchaser will have performed, in all material respects, all material covenants and obligations in this Agreement required to be performed by Purchaser as of the Closing Date; and

10.2.2.           Deliveries. Purchaser will have delivered to Seller all of the documents and agreements set forth in Section 4.3.

10.3                        Conditions to Obligations of Each Party to Close. The respective obligations of each Party to consummate the Transactions will be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, which may be waived by mutual consent of Seller and Purchaser, in writing:

10.3.1.           No Legal Impediments to Closing. There will not be in effect any Order preventing the consummation of the Transactions or any Action pending brought by a Governmental Authority seeking to prevent or enjoin the consummation of the Transactions. There will not be any domestic Legal Requirement prohibiting Seller from selling or Purchaser from owning, operating or controlling the Business or that makes this Agreement or the consummation of the Transactions illegal.

ARTICLE 11
TAX MATTERS

11.1                        Purchase Price Allocation.

11.1.1.           No later than sixty (60) days after the Inventory adjustments are finalized in accordance with Section 3.2, Purchaser shall deliver to the Seller a proposed allocation of the Purchase Price and Assumed Liabilities (and any other items that are treated as additional consideration for Tax purposes) among the Transferred Assets as of the Closing Date (the “Proposed Allocation”).  If Seller disagrees with the Proposed Allocation, Seller shall timely notify the Purchaser of such disagreement and the parties shall, in good faith, try to resolve any such disagreement in a timely manner.

11.1.2.           To the extent agreed by the parties, the Proposed Allocation, as adjusted pursuant to an agreement, if any, between Seller and Purchaser (the “Agreed Allocation”), shall be binding on all Parties (and their respective Affiliates) for purposes of filing their Tax Returns. For the avoidance of doubt, if the parties are unable to resolve their disagreements concerning the Proposed Allocation in a timely manner, each party shall be free to adopt its own allocation for all Tax purposes. The Parties will promptly advise each other regarding the existence of any tax audit, controversy or litigation related to an Agreed Allocation (if one exists).

11.2                        Cooperation.

11.2.1.           Cooperation.  Purchaser and Selling Persons agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, Transferred Assets, Genzyme Denmark and the Assumed Liabilities (including reasonable access to books and records) as is reasonably necessary for the filing of all Tax Returns (including all Covered Separate Returns), the making of any election relating to Taxes, the preparation for any audit by any Tax Authority, the prosecution or defense of any refund, claim, suit or proceeding relating to any Tax and any other reasonable request relating to Taxes.  The Parties agree to cooperate with each other in the conduct of any refund, audit or other proceeding relating to Taxes involving the Business, the Transferred Assets, Genzyme Denmark, or the Assumed Liabilities.

11.3                        Responsibility for Taxes.

11.3.1.           Except as otherwise provided in this Article 11, or to the extent reflected in the Genzyme Denmark Net Working Capital, the Seller shall be responsible for and shall timely pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of any of the Transferred Assets, in each case, attributable to any Pre-Closing Tax Period, provided, however, that the Seller shall not be responsible for any such Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of (i) the Transferred Assets on the Closing Date but after the Closing, or (ii) Genzyme Denmark on the Closing Date but after the Closing to the extent of any activities or transactions outside the Ordinary Course of Business of Genzyme Denmark (as determined based on the past practice of Genzyme Denmark prior to the Closing Date).

11.3.2.           Except as otherwise provided in this Article 11, the Purchaser shall be responsible for and shall timely pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of any of the Transferred Assets, in each case, attributable to any Post-Closing Tax Period, provided, however, that the Purchaser shall be responsible for any such Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of (i) any of the Transferred Assets on the Closing Date but after the Closing, and (ii) Genzyme Denmark on the Closing Date but after the Closing to the extent of any activities or transactions outside the Ordinary Course of Business of Genzyme Denmark (as determined based on the past practice of Genzyme Denmark prior to the Closing Date).

11.3.3.           If any Tax for which a Party to this Agreement is responsible pursuant to this Agreement is imposed on the other Party (or any of its Affiliates), the other Party shall provide written notice to the other Party together with supporting evidence as is reasonably necessary to calculate the amount to be reimbursed (provided, for the avoidance of doubt, that the failure to provide such notice shall not reduce or otherwise impact the obligation to indemnify against such Taxes).  If within 20 calendar days after receipt of such a statement, the Indemnifying Party notifies the paying Party in writing that such amount is not correct or reasonable, the Parties will negotiate in good faith to resolve such dispute.  If the Parties fail to resolve such dispute within 30 calendar days, then within five days after the end of such 30-day period they shall choose a nationally recognized (in the country to which the Tax relates) accounting firm that is mutually acceptable to both of the Parties (the “Tax Referee”), and the Tax Referee shall as promptly as practicable determine whether the amount of reimbursement was reasonable and, if not reasonable, shall appropriately revise it.  The costs, fees and expenses of the Tax Referee shall be borne equally by the paying and non-paying Parties.  If the Indemnifying Party does not respond to the statement within 20 calendar days, or upon resolution of the disputed items, the amount of reimbursement (as such may have been adjusted) shall be binding on the Parties.  The Indemnifying Party shall make the reimbursement promptly but in no event later than 20 calendar days after the presentation of such statement if undisputed, or if disputed, after final determination by the Tax Referee.  Any payment not made within such time shall bear interest from the due date for such payment until, but excluding, the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the due date for such payment to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

11.3.4.           In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the allocation of Taxes to the Post-Closing Tax Period, shall be determined in the following manner (a) Taxes that are based upon or measured by income or gain, proceeds, receipts, activities, transactions events or level of any item (“Business Taxes”) for the Post-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which Genzyme Denmark holds a beneficial interest will be deemed to terminate at such time); provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as deductions for depreciation and real estate taxes) will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily basis, and (b) the amount of Taxes other than Business Taxes that relate to a Post-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period after the Closing Date and the denominator of which is the total number of days in such Straddle Period.  Notwithstanding anything to the contrary, with respect to Genzyme Denmark, Business Taxes will be determined and allocated to the Pre-Closing Tax Period and Post-Closing Tax Period pursuant to sec.  31, subsection 6 of the Danish Corporate Tax Act and Section 11.10 of this Agreement. Notwithstanding the forgoing, the Purchaser shall be responsible for any Business Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of (i) any of the Transferred Assets on the Closing Date but after the Closing, and (ii) Genzyme Denmark on the Closing Date but after the Closing to the extent of any activities or transactions outside the Ordinary Course of Business of Genzyme Denmark (as determined based on the past practice of Genzyme Denmark prior to the Closing Date).

11.4                        Preparation and Filing of Tax Returns. Subject to Sections 11.8 and 11.9, the Seller shall timely (taking into account all valid extensions) prepare or cause to be timely (taking into account all valid extensions) prepared all Tax Returns other than Consolidated Returns that are required to be filed on or after the Closing Date by Genzyme Denmark for any Taxable period ending on or before the Closing Date (“Pre-Closing Separate Returns”) and for any Straddle Period (“Straddle Period Separate Returns” and together with the Pre-Closing Separate Returns, the “Covered Separate Returns”).  Purchaser shall and shall cause its affiliates (including, after the Closing Date, Genzyme Denmark) to duly and timely sign and file any Covered Separate Returns as prepared by the Seller.  Each Covered Separate Return shall be prepared in accordance with the past practices of Genzyme Denmark, except as required by changes in applicable Tax laws, and Seller shall provide a draft of any Covered Separate Return to the Purchaser for the Purchaser’s review and comments  at least 20 Business Days before the due date (including extensions) for the filing of such Covered Separate Return, and the Parties shall consult and resolve in good faith any dispute with respect to any Covered Separate Return prior to the due date (including extensions) for the filing thereof.

11.5                        Tax Refunds.  Any refunds or credits of Taxes (including any interest paid or credited with respect thereto) of, or with respect to, Genzyme Denmark for any Tax period (or portion thereof) of Genzyme Denmark ending on or before the Closing Date will be for the account of the Seller except that any such refund or credit of Taxes shall be for the account of Purchaser to the extent such refund or credit of Taxes is attributable solely (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other similar Tax items, of Genzyme Denmark to a Pre-Closing Tax Period of Genzyme Denmark. Notwithstanding anything to the contrary hereunder, (i) the determination of whether any such refunds or credits of Taxes are for the account of Seller or Purchaser, shall be made in accordance with applicable law in a manner that would maximize and accelerate the amount of refunds and credits that are treated as being for the account of Seller, and (ii) the ability of the Purchaser to carry back any tax items to a taxable period (or any portion thereof) ending on or before the Closing Date shall be subject to the provisions of Section 11.6 below. Purchaser and Genzyme Denmark shall promptly inform the Seller of any refunds or credits, of which Purchaser and Genzyme Denmark have knowledge, to which the Seller may be entitled hereunder and, if the Seller so requests and at the Seller’s expense, Purchaser and Genzyme Denmark shall use commercially reasonable efforts to file for and obtain any such refunds or credits, including through the prosecution of any proceeding which the Seller requests Genzyme Denmark to pursue.  To the extent the prosecution of such claim for refund or credit requires the participation of the Purchaser or Genzyme Denmark, with the consent of Purchaser and/or Genzyme Denmark (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall be permitted to control (at the Seller’s expense) the prosecution and content of any such refund or credit claim (including, but not limited to, any position to be taken on such claim), provided that in such case, Purchaser may participate in any refund or credit claim.  Purchaser and Genzyme Denmark shall pay over any such refunds or credits, net of any reasonable unreimbursed costs and expenses, to Seller within 20 calendar days of receipt thereof, provided that if any refund or credit is subsequently disallowed by the applicable Tax Authority, subject to compliance with the provisions of Section 11.7, Seller shall promptly pay back the amount of such disallowed refund or credit to Purchaser.

11.6                        No Amendments.  Except to the extent required by applicable law, Purchaser and Genzyme Denmark shall not, and shall not cause or permit their Affiliates to, without prior written consent of the Seller  (a) refile, amend or otherwise modify any Tax Return (including through the grant of any extension of the applicable statute of limitations) with respect to any Pre-Closing Tax Period or any Straddle Period filed by or with respect to Genzyme Denmark, (b) with respect to Genzyme Denmark, lodge any request for a ruling, determination or opinion with a Tax Authority with respect to any Pre-Closing Tax Period or any Straddle Period or (c) with respect to Genzyme Denmark, make, revoke or change any Tax election, choice or determination with respect to any Pre-Closing Tax Period  or any Straddle Period (including, for the avoidance of doubt, by making an election effective on or prior to the Closing Date, to treat Genzyme Denmark as a regarded entity for U.S. federal income tax purposes).

11.7                        Tax Contests.   Purchaser and the Seller agree to cooperate and to cause their Subsidiary and Affiliates to cooperate with each other to the extent reasonably required after the Closing Date in connection with any Actions conducted by a Tax Authority relating to any Taxes with respect to or in relation to Genzyme Denmark or any other Transferred Asset for a Tax Period ending on or before the Closing Date or any Straddle Period (each, a “Tax Contest”).  Promptly (but no more than 20 days) after Purchaser or any of its Affiliates receives notice of any Tax Contest, Purchaser shall notify the Seller in writing (which notice shall include copies of any notices, correspondence and any other documents received by the Purchaser or its Affiliates with respect to such Tax Contest) of the Tax Contest.  The Seller may, at its own expense, (i) participate in and (ii) with respect to any suits, actions or proceedings (including Tax audits) that relate either (a) to a consolidated, combined or unitary Tax Return of a group of which Seller or one of its post-Closing Affiliates is a part or (b) solely to Pre-Closing Tax Periods, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (1) Seller shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) (2) Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, and (3) Seller shall not settle any suit, action or proceeding in respect of which indemnity may be sought hereunder without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed. In the case of any Tax Contest that the Seller may not control or does not choose to control pursuant to the provisions of this Section 11.7, (1) Purchaser shall thereafter consult with Seller upon Seller’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit), (2) Seller shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Purchaser and (3) Purchaser shall not settle any suit, action or proceeding in respect of which indemnity may be sought hereunder without the consent of Seller, which consent shall not be unreasonably withheld or delayed.  Whether or not Seller chooses to defend or prosecute any Tax Contest, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Notwithstanding anything to the contrary in this Agreement, this Section 11.7, rather than Section 13.5, shall govern the control of Tax Contests.

11.8                        VAT.

11.8.1.           All payments to be made pursuant to this Agreement shall be taken to be exclusive of VAT (if applicable) and any VAT chargeable in respect of the matters giving rise to such payments will be borne by Purchaser and shall be added to any such payment and timely paid by Purchaser to Seller in addition to the payment otherwise due pursuant to this Agreement.

11.8.2.           Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Seller shall have no obligation to indemnify any Purchaser Indemnitee for a VAT amount payable, which is recoverable from the authorities, or any supplier or purchaser, after the Closing Date.

11.9                        Transfer Taxes.   All Transfer Taxes other than VAT which shall be governed by Section 11.8 incurred in connection with, or on account of, the Transactions shall be borne equally by Purchaser and Seller, provided that Purchaser shall use commercially reasonable efforts to timely complete and deliver to Seller a Massachusetts Department of Revenue Form ST-4 (Sales Tax Resale Certificate).  Purchaser shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes and reasonable costs and expenses associated with the preparation and filing of such Tax Returns shall be borne equally by Purchaser and Seller.  The preparation of such Tax Returns shall be subject to Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed.  Each Party shall sign and deliver such certificates and forms as may be necessary to establish an exemption from, or otherwise reduce, Transfer Taxes.

11.10                 Cessation of Mandatory Danish Joint Taxation.  Genzyme Denmark is part of the mandatory Danish joint taxation group of Sanofi A/S.  Consequently, the income of Genzyme Denmark is subject to joint taxation with Sanofi A/S until the control of Genzyme Denmark is transferred from Sanofi A/S to Purchaser.  Sanofi A/S is, pursuant to Section 31, Subsection 4 of the Danish Corporate Tax Act (Selskabsskatteloven), the administrative company (Administrationsselskab) of the joint taxation.  In order to neutralize the effects of the Danish joint taxation and to ensure that the tax consequences of the transfer of the control of Genzyme Denmark from Sanofi A/S to Purchaser are as if Genzyme Denmark had not been subject to mandatory Danish joint taxation, the Parties agree as follows:

11.10.1.    The Parties agree that the control of Genzyme Denmark will, for the purpose of the Danish joint taxation, be transferred from Sanofi A/S to Purchaser as of the Closing and the joint taxation of Genzyme Denmark and Sanofi A/S will cease as of the Closing.

11.10.2.    Seller will cause Sanofi A/S, as soon as possible following the Closing, to give notice to the Danish Tax Authorities (“SKAT”) of (a) the cessation of the joint taxation between Sanofi A/S and Genzyme Denmark and (b) the period in which the income of Genzyme Denmark shall be included in the joint taxation.  Purchaser will, as soon as possible following the Closing, give notice to SKAT of (i) the joint taxation between the Purchaser’s Danish entities, if applicable, and Genzyme Denmark and (ii) the period in which the income of Genzyme Denmark shall be included in the joint taxation of the Danish entities within the Purchasers group.

ARTICLE 12
TERMINATION

12.1                        Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination:

12.1.1.           by the mutual written consent of Purchaser and Seller;

12.1.2.           by either Purchaser or Seller, if any of the representations and warranties of the other Party contained in this Agreement fail to be true and correct, or if the other Party has breached a covenant, obligation or agreement set forth in this Agreement, in each case, such that the condition set forth in Section 10.1.1 or 10.2.1, respectively, would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue uncured until the Drop Dead Date); or

12.1.3.           by either Seller or Purchaser, if (a) the Closing has not occurred on or prior to May 31, 2014 (the “Drop Dead Date”) for any reason and (b) a breach of this Agreement by the Party seeking to terminate this Agreement hereunder has not primarily caused such failure to close.

12.2                        Effect of Termination. If this Agreement is terminated in accordance with Section 12.1, all obligations of the Parties hereunder will terminate, and this Agreement will become null and void, ab initio, except for the obligations set forth in ARTICLE 1 (Definitions), Section 7.9 (Confidentiality), Section 12.2 (Effect of Termination), ARTICLE 14 (Miscellaneous); provided, however, that nothing in this Agreement will relieve any Party from liability for any deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, and where the act or failure to act was taken with knowledge that it was in breach of this Agreement.

ARTICLE 13
INDEMNIFICATION

13.1                        Indemnification by Seller.  Seller shall indemnify and hold harmless Purchaser and its Affiliates and their respective successors and assignees (the “Purchaser Indemnitees”) from and against any and all Damages which any Purchaser Indemnitee may incur or suffer arising out of or related to, without duplication (a) the breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement, except for representations with respect to Tax or matters relating to Tax (other than a breach of the representations set forth in Sections 5.13.5, 5.13.8,  5.13.10, and Section 5.13.11) (a “Warranty Breach”), (b) the breach of any covenant or obligation of Seller contained in this Agreement, (c) any Excluded Liability, (d) any pre-Closing Liability of Genzyme Denmark, other than any such Liability that is reflected in the calculation of the Final Genzyme Denmark Closing Net Working Capital Amount or any such Liability that is in the nature of any Assumed Liability, or (e) subject to the provisions of Article 11, any Liability for  (i) Transfer Taxes for which Seller is responsible pursuant to Section 11.9 and (ii) Taxes of Genzyme Denmark for any Tax Period, or any portion thereof, ending on or before the Closing, other than any such Taxes reflected in the calculation of the Final Genzyme Denmark

Closing Net Working Capital Amount. Purchaser will, and will cause the other Purchaser Indemnitees to, use commercially reasonable efforts to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise to an Indemnification Claim hereunder.

13.2                        Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless the Seller and its Retained Affiliates and their respective successors and assignees (the “Seller Indemnitees”) from and against any and all Damages which any Seller Indemnitee may incur or suffer arising out of or related to (a) the breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement, (b) the breach of any covenant or obligation of Purchaser contained in this Agreement, (c) any of the Assumed Liabilities or any Liability of the Business arising at or after the Closing, (d) the breach of any covenant or agreement on the part of Purchaser or any of its Affiliates (including Genzyme Denmark) after the Closing or any other act or omission after the Closing which gives rise to any Liability under any Seller Group Guarantee which is not released at the Closing, (e) Liabilities of Genzyme Denmark except those included in Section 13.1 and (f) any Liability for (i) VAT  and any Transfer Taxes, for which Purchaser is responsible pursuant to Section 11.8 and Section 11.9 of this Agreement, or (ii) Taxes resulting from, or in connection with, the conduct of the Business or the ownership or use of the Transferred Assets, in each case with respect to the Post-Closing Tax Period.  Seller will, and will cause the other Seller Indemnitees to, use commercially reasonable efforts to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

13.3                        Scope of Liability.

13.3.1.           Scope of Seller’s Liability.  Indemnification will be available to Purchaser Indemnitees under Section 13.1(a) for Warranty Breaches only to the extent the aggregate amount of Damages otherwise due to Purchaser Indemnitees for all claims for such indemnification exceeds $250,000, and then indemnification will be available to Purchaser Indemnitees for the amount of all payments due to Purchaser Indemnitees under Section 13.1(a) for Warranty Breaches in excess of such amount, but only to the extent such Damages do not exceed 20% of the Purchase Price (the “Indemnification Cap”).  Seller will not have any liability under Section 13.1(a) (and such Damages will be disregarded for determining whether the deductible referenced above has been exceeded) for any individual item (or series of related items) where the Damages relating thereto are less than $80,000.  The limitations on liability set forth above in the prior two sentences of this Section 13.3.1 will not apply to Damages arising out of or related to a breach of, or inaccuracy in, any of the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Power and Authorization), Section 5.7.1 (Assets — Good Title), Section 5.9.1 (Intellectual Property), Section 5.13 (Tax Matters), Section 5.21 (No Brokers), and Section 5.22 (Genzyme Denmark) (collectively, the “Fundamental Representations and Warranties”); provided, however, that indemnification will be available to Purchaser Indemnities for Damages for breach of, or inaccuracy in, any Fundamental Representations and Warranties only to the extent Damages with respect thereto do not exceed 100% of the Purchase Price paid or delivered by Purchaser as of the date of such indemnification claim (the “Fundamental Indemnification Cap”).

13.3.2.           Scope of Purchaser’s Liability.  Indemnification will be available to Seller Indemnitees under Section 13.2(a) only to the extent the aggregate amount of Damages otherwise due to Seller Indemnitees for all claims for such indemnification exceeds $250,000, and then indemnification will be available to Seller Indemnitees for the amount of all payments due to Purchaser Indemnitees under 13.2(a) in excess of such amount, but only to the extent such Damages do not exceed 20% of the Purchase Price. Purchaser will not have any liability under Section 13.2(a) (and such Damages will be disregarded for determining whether the deductible referenced above has been exceeded) for any individual item (or series of related items) where the Damages relating thereto are less than $80,000. The limitations on liability set forth above in the prior two sentences of this Section 13.3.2 will not apply to Damages caused by a breach of, or inaccuracy in, any of the representations and warranties set forth in Section 6.1 (Organization) and Section 6.2 (Power and Authorization).

13.4                        Claims.  Any Purchaser Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this ARTICLE 13 (the “Indemnified Party”) must, as a condition to being entitled to indemnification hereunder, give prompt written notice to the other Party (the “Indemnifying Party”) of each matter, Action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification hereunder may be based (an “Indemnification Claim”).  Such notice must contain, with respect to each Indemnification Claim, such facts and information with respect to such Indemnification Claim as are then reasonably available, the estimated amount of Damages with respect thereto and the specific basis for indemnification hereunder.  Failure to give prompt notice of an Indemnification Claim hereunder will not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure. Solely for purposes of determining the amount of Damages incurred in connection with any indemnification claims made under this Section 13 (but not for purposes of determining whether or not a breach of representation or warranty has first occurred), all representations and warranties set forth herein or in the Disclosure Schedules that are qualified by reference to “material,” “materially,” “Material Adverse Effect” or any similar term (collectively, “Materiality Qualifiers”) shall be deemed to have been made without giving effect to such Materiality Qualifiers.

13.5                        Defense of Actions.

13.5.1.           The Indemnifying Party shall be entitled to participate in the defense of any Indemnification Claim and, subject to the limitations set forth in this Section, shall be entitled, at the Indemnifying Party’s option and expense, to assume control over the defense of any Indemnification Claim with full authority to conduct such defense and to settle or otherwise dispose of the same, and the Indemnified Party will fully cooperate in such defense; provided that, prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnification obligation in accordance with ARTICLE 13 (including as regards the relevant limitations hereunder) for the Damages of the Indemnified Party resulting from such Indemnification Claim.

13.5.2.           The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Indemnification Claim if (i) the Indemnifying Party does not deliver the acknowledgement referred to in Section 13.5.1, (ii) the Indemnification Claim relates to or arises in connection with any criminal proceeding, Action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes that an adverse determination with respect to the Indemnification Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Indemnification Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

13.5.3.           If the Indemnifying Party shall assume the control of the defense of any Indemnification Claim in accordance with the provisions of this Section 13.5, the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement (a) which provides for any relief other than the payment of monetary damages and (b) which does not include as an unconditional term thereof the giving by the Third Party claimant to the Indemnified Party of a release from all liability in respect thereof.

13.5.4.           After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party will be liable to the Indemnified Party only for legal or other expenses incurred by the Indemnified Party (i) in connection with the defense thereof at the request of the Indemnifying Party and (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.  As to those Third Party actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at such Indemnifying Party’s cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same.  The Indemnified Party will not settle any Indemnification Claim or consent to the entry of any judgment in respect thereof without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

13.5.5.           Each party shall cooperate, and shall cause their respective Affiliates to cooperate, in the defense or prosecution of any Indemnification Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

13.6                        Time Limitation.  No Indemnification Claim may be made, or Action with respect thereto instituted, after the date that is 18 months after the Closing Date with respect to claims for indemnification pursuant to Section 13.1(a) for Warranty Breaches; provided, however, that (i) claims for indemnification for breach of the Fundamental Representations and Warranties may be instituted, at any time prior to the third anniversary of the Closing Date, and (ii) all claims for Damages relating to Taxes may be made, and Actions with respect thereto may be instituted, at any time through the applicable statute of limitations period.

13.7                        Exclusive Remedy.  From and after the Closing, and except as described in ARTICLE 11 and for claims arising under Ancillary Agreements, this ARTICLE 13 provides the exclusive means by which a Party may assert and remedy any claims arising out of or directly or indirectly relating to this Agreement or the negotiation or performance hereof, or the Transactions.  Effective upon the Closing, each Party hereby waives and releases any other remedies that it may have against the other Party (or any of its Affiliates) with respect to such claims; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit a Party’s remedies in the case of fraud, willful intentional misrepresentation, or Willful Breach, or in respect of the pursuit of equitable remedies, including injunctive relief and specific performance.  In the event any Party to this Agreement perpetrates a fraud, willful intentional misrepresentation, or Willful Breach, on another Party hereto, the Party that suffers Damages by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud, willful intentional misrepresentation, or Willful Breach, without regard to any limitations set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise), including for the avoidance of doubt any causes of action in contract, tort (including negligence), equity or under any law or statute in any jurisdiction.

13.8                        Tax Treatment of Indemnity Payments.  Any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Legal Requirements.

13.9                        Limitation of Liability, Disclaimer of Consequential Damages.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR DAMAGES AWARDED TO A THIRD PARTY, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE 13, AND NO DAMAGES HEREUNDER WILL INCLUDE, ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION, DIMINUTION IN VALUE OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES.

13.10                 Third Party Contributors; Tax Benefits.  The amount of any and all Damages for which indemnification is provided pursuant to this ARTICLE 13 will be net of (i) any amounts actually received by Seller Indemnitee or Purchaser Indemnitee, as the case may be, with respect to such Damages under insurance policies or other indemnification obligations of Third Parties after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds or indemnification, and the Seller or Purchaser, as applicable, will, or will cause its Affiliate to, use commercially reasonable efforts to recover any such amounts from such sources, and (ii) net Tax benefit attributable to the incurrence or payment of such Damages and any correlative adjustments resulting from such Damages in each case, that is actually realized by Genzyme Denmark (or any Affiliates thereof) in any taxable period (or portion thereof) ending within three years of the end of the taxable period in which such Damages have occurred; provided, that, if such Tax benefit is actually realized after an amount is paid to an Indemnified Party pursuant to this ARTICLE 13, the Indemnified Party shall promptly pay the net amount of such Tax benefit, to the Indemnifying Party.  In any case where an Indemnified Party subsequently recovers from a Third Party any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this ARTICLE 13, such Indemnified Party will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

13.11                 No Action Against Officers. Purchaser covenants not to sue or take any other legal proceeding against, and will procure that its Affiliates (including as from Closing Genzyme Denmark) shall not sue or take any other legal proceeding against, any person who was at any time prior to Closing a director or officer of Genzyme Denmark (“Former Officer”) in relation to any act, omission, decision or conduct which in that capacity was done, taken or made prior to the Closing. Purchaser acknowledges and agrees that (a) Seller has sought and obtained this covenant as agent for and on behalf of each Former Officer, (b) the provisions of this Section 13.1 may be enforced by Seller on behalf of and for the benefit of any Former Officer, and (c) each Former Officer may plead this Section 13.1 as a bar to any such claim made against them.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1                        Reserved.

14.2                        Right of Set-off.   Except as set forth in this Agreement, Purchaser may not set off or apply any amounts due to Purchaser Indemnities from Seller as an Indemnifying Party against any payments to Seller under this Agreement or the Ancillary Agreements unless and until there has been a final and non-appealable determination or a written admission by Seller of the incurrence of any such amounts due to Purchaser Indemnities.

14.3                        Financial Statements and Projections.

14.3.1.           In connection with Purchaser’s investigation of the Business, Purchaser has received from Seller various forward-looking statements regarding the Business (including the estimates, assumptions, projections, forecasts and plans furnished to it) (the “Forward-Looking Statements”).  Purchaser acknowledges and agrees (i) there are uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Purchaser is familiar with such uncertainties; (iii) Purchaser is taking full responsibility for making its own investigation, examination and valuation of the Business and has employed outside professionals to assist it with the foregoing; (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (v) Purchaser is not relying on any Forward-Looking Statement in any manner whatsoever; and (vi) with respect to the foregoing, Purchaser shall have no claim against Seller or any of its Affiliates except as may arise from any inaccuracy in any representation or warranty set forth in this Agreement.

14.3.2.           Seller makes no representation or warranty with respect to any Forward-Looking Statement or the reasonableness of any assumptions underlying any Forward-Looking Statement.

14.4                        Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

14.5                        Expenses.  Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisers, accountants and legal counsel.

14.6                        Interpretation.  Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) unless otherwise specified “$” is in reference to U.S. dollars, and (g) the headings contained in this Agreement, in any exhibit or schedule to this Agreement and in the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

14.7                        Entire Agreement; Survival.  This Agreement (including all schedules and exhibits attached hereto) together with (a) any separate disclosures, schedules or discussions specifically referenced herein and (b) together with the Ancillary Agreements (including all schedules and exhibits attached thereto), constitutes the entire agreement between and among the Parties with regard to the subject matter of this Agreement, and supersedes all prior agreements and understandings with regard to such subject matter, except for the Confidentiality Agreement.  Except for the Confidentiality Agreement, there are no agreements, representations or warranties between or among the Parties other than those set forth in the Agreement or the Ancillary Agreements.  This Agreement shall survive the Closing and remain in full force and effect.  Following the Closing, the Ancillary Agreements and all obligations and liability thereunder shall be subject to the terms, provisions and limitations of this Agreement.

14.8                        Amendment, Waivers and Consents.  This Agreement may not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the Parties.  Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver will be binding unless executed in writing by the Party making the waiver.  No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  Any consent under this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.

14.9                        Successors and Assigns.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any attempt to do so will be null and void ab initio; provided that Purchaser may assign any of its rights hereunder to one or more of its Affiliates with Seller’s consent.  Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, provided that Seller shall hold as trustee for each of the Retained Affiliates the benefit of Purchaser’s covenants and releases in this Agreement, including the exclusions, qualifications and limitations set out herein, with the intent that any of the Retained Affiliates may plead or enforce same notwithstanding that it is not named as party to this Agreement.

14.10                 Governing Law.  The rights and obligations of the Parties will be governed by, and this Agreement will be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction, provided that the Danish Stock Transfer Instrument will be governed by and interpreted, construed and enforced in accordance with the laws of Denmark.

14.11                 Jurisdiction; Waiver of Jury Trial.

14.11.1.                                                    Any judicial proceeding brought against any Party or any dispute arising out of this Agreement or related to this Agreement, or to the negotiation or performance hereof, must be brought in the courts of the State of New York sitting in New York City, or in the U.S. District Court for the State of New York, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.  The consents to jurisdiction in this Section 14.11.1 will not constitute general consents to service of process in the State of New York for any purpose except with respect to this Agreement and the Transactions and will not be deemed to confer rights on any Person other than the Parties.  Service of any process, summons, notice or document by U.S. mail to a Party’s address for notice provided in or in accordance with Section 14.14 will be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 14.11.1.

14.11.2.                                                    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THE TRANSACTIONS, THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

14.12                 Rules of Construction.  The Parties acknowledge that each Party has read and negotiated the language used in this Agreement.  Because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement, which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

14.13                 Severability.  If any provision of this Agreement, as applied to either Party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14.14                 Notices.  Any notice required or permitted to be given hereunder must be provided in writing and (a) delivered in person or by express overnight delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested, to such address or facsimile of the Party set forth in this Section 14.14 or to such other place or places as such Party from time to time may designate in writing in compliance with the terms of this Section 14.14.  Each notice will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(i)                                     To Purchaser at:

Aastrom Biosciences, Inc.

Domino’s Farms, Lobby K

24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

Attention:                                         Nick Colangelo

Fax:                                                                       +1-734-665-0485

Phone:                                                          +1-734-418-4400

with a copy to:

Goodwin Procter LLP

53 State Street

Exchange Place
Boston, MA 02109

Attention:                                         Mitchell S. Bloom, Esq.
                                                                                                Danielle Lauzon, Esq.

Fax:                                                                       +1-617-523-1231

Phone:                                                          +1-617-570-1000

(ii)                                  To Seller at:

Genzyme Corporation
55 Cambridge Parkway
Cambridge, MA 02142

Attention:                                         Head of Biosurgery Global GSU
Facsimile:                                         +1-617-761-8918

with a copy to:

Sanofi

54, rue la Boétie

75008 Paris

France

Attention:                                         General Counsel

Facsimile:                                         +33-1-5377-4303

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention:                                         Christopher Comeau

Facsimile:                                         +1-617-235-0566

14.15                 Rights of Parties.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Party to any Party, nor will any provision give any Third Party any right of subrogation or action over or against any Party, provided that Seller shall hold as trustee for each of the Retained Affiliates the benefit of Purchaser’s covenants and releases in this Agreement, including the exclusions, qualifications and limitations set out herein, with the intent that any of the Retained Affiliates may plead or enforce same notwithstanding that it is not named as party to this Agreement.

14.16                 Counterparts.  This Agreement may be signed in any number of counterparts, including by facsimile copies or by electronic scan copies delivered by email, each of which will be deemed an original, with the same effect as if the signatures were upon the same instrument.

(The remainder of this page has been intentionally left blank.)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the Execution Date.

AASTROM BIOSCIENCES, INC.

By:	/s/ Dominick C. Colangelo
Name: Dominick C. Colangelo
Title: President and Chief Executive Officer

SANOFI

By:	/s/ Jerome Delpech
Name: Jerome Delpech
Title: Vice President Mergers and Acquisitions

IN WITNESS WHEREOF, the Selling Persons have executed, made and entered into this General Assignment and Bill of Sale for the benefit of the Purchaser as of the date first set forth above.

SELLING PERSONS:

SANOFI

By:
Name:
Title:

[•]

By:
Name:
Title:

PURCHASER:

AASTROM BIOSCIENCES, INC.

By:
Name:
Title:

Signature Page to General Assignment and Bill of Sale

Exhibit 4.2.2 - Danish Stock Transfer Instrument

This Dan is h Stock Transfer Instrument (the “Stock Transfer Instrument”) has been entered into on [•] between:

(1)                                 Sanofi-Aventis Denmark A/S, a limited liability company registered under company registration number 19 06 43 01 with the Danish Business Authority and with its registered address at Slotsmarken 13, 2970 Hørsholm - Denmark (“Sanofi A/S”), and

(2)                                 Aastrom Biosciences, Inc., a Michigan corporation with its registered address at Domino’s Farms, Lobby K, 24 Frank Lloyd Wright Drive, Ann Arbor, MI 48 105 (the “Purchaser”)

WHEREAS

(A)                               Reference is made to the Asset Purchase Agreement (the “APA”) entered into by and among the Sanofi, a French société anonyme, and the Purchaser on [•] regarding the acquisition by the Purchaser of the Business, including all of the out- stand in g Equity Interests of Genzyme Denmark;

(B)                               Unless otherwise specifically stated in this Stock Transfer Instrument, all capitalised terms and definitions shall have the respective meanings set forth in the APA;

NOW IT IS HEREBY AGR EED AS FOLL OWS:

1                                         Transfer of Shares

1.1                               As of C losing and subject to the terms and conditions set forth in the APA, Sanofi A/S hereby transfers to the Purchaser free and clear of any encumbrance valid title to the entire share capital of Genzyme Denmark be in g nominally DKK 1,000, 000 divided into s hares of nominally DKK 1,000 or multiples thereof.

1.2                               Title to the shares is transferred against the Purchaser’s payment of the Purchase Price in accordance with the terms and conditions set out in the APA .

2                                         Governing Law and Jurisdiction

2.1                               This Stock Transfer Instrument s hall be governed by and construed in accordance with the laws of the Kingdom of Denmark without regard to its principles of conflict of laws .

2.2                               Sanofi A/S and the Purchaser agrees to submit any dispute, controversy or claim arising out of or in connection with this Stock Transfer Instrument, or the breach, termination or invalidity thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City, or the U. S. District Court for the State of New York, in accordance with Section [14.11] of the APA.

For and on behalf of Sanofi A/S:

Name:

Title:

For and on behalf of Aastrom Biosciences, Inc. as Purchaser:

Name:

Title:

Exhibit 4.2.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of [•], and is made by Aastrom Biosciences, Inc., a Michigan corporation (“Purchaser”) for the benefit of Sanofi, a French Société anonyme (“Seller”) and its Affiliates that own Transferred Assets and/or are subject to the Assumed Liabilities (collectively, and together with the Seller, the “Selling Persons”).

WHEREAS, Seller and Purchaser are parties to an Asset Purchase Agreement dated as of [•], 2014 (the “Purchase Agreement”), that provides, among other things, that Purchaser will, or will cause its Affiliates to, assume and agree to satisfy and discharge when due, the Assumed Liabilities; and

WHEREAS, Seller and Purchaser now desire to carry out the intent and purpose of the Purchase Agreement by the execution and delivery of this instrument evidencing the assumption of the Assumed Liabilities.

NOW, THEREFORE, for and in consideration of the sale of the Transferred Assets, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and in accordance with the terms and conditions of the Purchase Agreement, effective as of the date hereof, Purchaser hereby assumes from the Selling Persons and agrees to satisfy and discharge as and when due the Assumed Liabilities.

In the event that any provision of this Agreement is construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall control. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Selling Persons and Purchaser.

This Agreement shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of New York.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(The remainder of this page has been intentionally left blank. Signature page follows.)

IN WITNESS WHEREOF, the parties have executed, made and entered into this Agreement as of the date first set forth above.

SELLER:

SANOFI

By:
Name:
Title:

PURCHASER:

AASTROM BIOSCIENCES, INC.

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

Exhibit 4.2.4(a)

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT is dated as of [•] (“Effective Date”), and is made from [Relevant Sanofi Party], a [•] corporation, (“Assignor”), to Aastrom Biosciences, Inc., a Michigan corporation (“Assignee”).

WHEREAS, the Assignor is the owner of those certain patent registrations and patent applications set forth in the attached Schedule A (the “Patents”); and

WHEREAS, pursuant to the Asset Purchase Agreement dated [•], 2014, between Assignor and Assignee (the “Purchase Agreement”), Assignee wishes to acquire from the Assignor, and the Assignor wishes to transfer to Assignee, all of the Assignor’s right, title and interest in and to the Patents.

NOW, THEREFOR, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Assignment of Rights. Effective upon the Effective Date, the Assignor hereby assigns, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under (a) the Patents, (b) Patent applications, (c) the inventions therein described and claimed to Assignor to the full end of the term for which Letters Patent may be granted, (d) any and all continuations, continuations in part, divisionals, re-issuances, substitutions, extensions, re- examinations, and renewals of the Patents, (e) any and all substitutes for the Letters Patent for the inventions as described and claimed in the Patents and any of the foregoing, (f) any and all priority rights derived from the Patents, and (g) any and all rights, privileges and proceeds under the Patents, including, without limitation, any claims against third parties for past, present or future infringement of the Patents and any and all patents issuing based on the Patents, and hereby authorizes and requests the Commissioner of Patents and Trademarks to issue said Letters Patent when granted to Assignee as the assignee of the entire right, title and interest in, to and under the same.

2.                                      Recordation. Effective upon the Effective Date, the Assignee shall be responsible for and shall pay all costs relating to the registration, maintenance and prosecution of the Patents, including payment of any associated fees therefor, for the notarization, authentication, legalization and/or consularization of the signatures hereof, and for the recording of such assignment documents with the appropriate governmental authorities. As soon as possible after the Effective Date, the Assignee shall provide draft assignment documents by country, at the Assignee’s expense, for approval and execution by the Assignor.

3.                                      No Alteration. Each of the Assignor and the Assignee hereby acknowledges and agrees that none of the representations, warranties, covenants, rights or remedies of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by the execution and acceptance of this instrument.

4.                                      Further Assurances. Assignor further agrees that Assignor will, without demanding any further consideration therefor, at the request but at the expense of Assignee, do all lawful and just acts, including the execution and acknowledgment of instruments, that may be or become necessary to effect or formalize the transfer of the Patents.

5.                                      General. This Patent Assignment Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns, but will not run to the benefit of or be enforceable by any other person. This Patent Assignment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Patent Assignment Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws principles.

The rest of this page has been left intentionally blank.

IN WITNESS WHEREOF, the parties have executed, made and entered into this Patent Assignment Agreement as of the date first set forth above.

[Relevant Sanofi Party]

By:
Name:
Title:

Aastrom Biosciences, Inc.

By:
Name:
Title:

[city/county] , ss.

On this		day of		, 2014, before me, the undersigned notary public,
	Day		Month

personally appeared

,
Name (s) of Signer(s)

proved to me through satisfactory evidence of identification, which

was/were	,
[Description of Evidence of Identity]

to be the person(s) whose name(s) is/are signed on the preceding or attached document, and acknowledged to me that he/she/they signed it voluntarily for its stated purpose.

as	for
Title of Office

.

Signature of Notary Public

Place Notary Seal and/or Stamp above

Exhibit 4.2.4(b)

TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT is dated as of [•] (“Effective Date”), and is made from [Relevant Sanofi Party], a [•] corporation (“Assignor”), to Aastrom Biosciences, Inc., a Mich igan corporation (“Assignee”).

WHEREAS, the Assignor is the owner of those certain trademark registrations and trademark applications set forth in the attached Schedule A (the “Trademarks”);

WHEREAS, pursuant to the Asset Purchase Agreement dated [•], 2014, between Assignor and Assignee (the “Purchase Agreement”), Assignee wishes to acquire from the Assignor, and the Assignor wishes to transfer to Assignee, all of the Assignor’s right, title and interest in and to the Trademarks; and

WHEREAS, in conjunction with this assignment, the Assignee is acquiring the business of Assignor in which Assignor has a bona fide intent to use the Trademarks in those pending intent-to-use applications set forth in the attached Schedule A (the “Pending Trademarks”).

NOW, THEREFOR, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                             Assignment of Rights. Effective upon the Effective Date, the Assignor hereby assigns, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under (a) the Trademarks, (b) the goodwill of the business symbolized by and associated with the Trademarks, (c) all applications and registrations for the Trademarks, (d) any and all rights, privileges and proceeds under the Trademarks, including, without limitation, any claim by Assignor against third parties for past, present or future infringement of the Trademarks, and (e) the business of Assignor with which it has a bona fide intent to use the Pending Trademarks.

2.                                       Recordation. Effective upon the Effective Date, the Assignee shall be responsible for and shall pay all costs relatin g to the registration, maintenance and prosecution of the Trademarks, including payment of any associated fees therefor, for the notarization, authentication, legalization and/or consularization of the signatures hereof, and for the recording of such assignment documents with the appropriate governmental authorities. As soon as possible after the Effective Date, the Assignee shall provide draft assignment documents by country, at the Assignee’s expense, for approval and execution by the Assignor.

3.                                             No Alteration. Each of the Assignor and the Assignee hereby acknowledges and agrees that none of the representations, warranties, covenants, rights or remedies of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by the execution and acceptance of this instrument.

4.                                       Further Assurances. Assignor further agrees that Assignor will, without demanding any further consideration therefor, at the request but at the expense of Assignee, do all lawful and just acts, including the execution and acknowledgment of instruments, that may be or become necessary to effect or formalize the transfer of the Trademarks.

5.                                             General.  This Trademark Assignment Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns, but will not run to the benefit of or be enforceable by any other person. This Trademark Assignment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Trademark Assignment Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws principles.

The rest of this page has been left intentionally blank.

IN WITNESS WHEREOF, the parties have executed, made and entered into this Trademark Assignment Agreement as of the date first set forth above.

[Relevant Sanofi Party]

By:
Name:
Title:

Aastrom Biosciences, Inc.

By:
Name:
Title:

[city/county] , ss.

On this		day of		, 2014, before me, the undersigned notary public,
	Day		Month

personally appeared	,
Name (s) of Signer(s)

proved to me through satisfactory evidence of identification, which

was/were	,
[Description of Evidence of Identity]

to be the person(s) whose name(s) is/are signed on the preceding or attached document, and acknowledged to me that he/she/they signed it voluntarily for its stated purpose.

as	for
Title of Office

.

Signature of Notary Public

Place Notary Seal and/or Stamp above

Exhibit 4.2.4(c)

DOMAIN NAME ASSIGNMENT AGREEMENT

THIS DOMAIN NAME ASSIGNMENT AGREEMENT is dated as of [•] (“Effective Date”), and is made from [Relevant Sanofi Party], a [•] corporation (“Assignor”), to Aastrom Biosciences, Inc., a Michigan corporation (“Assignee”).

WHEREAS, the Assignor is the owner of those certain domain name registrations set forth in the attached Schedule A (the “Domain Names”); and

WHEREAS, pursuant to the Asset Purchase Agreement dated [•], 2014, between Assignor and Assignee (the “Purchase Agreement”), Assignee wishes to acquire from the Assignor, and the Assignor wishes to transfer to Assignee, all of the Assignor’s right, title and interest in and to the Domain Names.

NOW, THEREFOR, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.               Assignment of Rights. Effective upon the Effective Date, the Assignor hereby transfers and assigns all of its right, title and interest in and to the Domain Names to Assignee.

2.             Recordation. Effective upon the Effective Date, the Assignee shall be responsible for and shall pay all costs relating to the registration, maintenance and prosecution of the Domain Names, including payment of any associated fees therefor, for the notarization, authentication, legalization and/or consularization of the signatures hereof, and for the recording of such assignment documents with the appropriate governmental authorities. As soon as possible after the Effective Date, the Assignee shall provide draft assignment documents by country, at the Assignee’s expense, for approval and execution by the Assignor.

3.               No Alteration. Each of the Assignor and the Assignee hereby acknowledges and agrees that none of the representations, warranties, covenants, rights or remedies of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by the execution and acceptance of this instrument.

4.             Further Assurances. Assignor further agrees that Assignor will, without demanding any further consideration therefor, at the request but at the expense of Assignee, do all lawful and just acts, including the execution and acknowledgment of instruments, that may be or become necessary to effect or formalize the transfer of the Domain Names.

5.               General. This Domain Name Assignment Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns, but will not run to the benefit of or be enforceable by any other person. This Domain Name Assignment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Domain Name Assignment Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws principles.

The remainder of this page has been intentionally left blank.

IN WITNESS WHEREOF, the parties have executed, made and entered into this Domain Name Assignment Agreement as of the date first set forth above.

[Relevant Sanofi Party]

By:
Name:
Title:

Aastrom Biosciences, Inc.

By:
Name:
Title:

[city/county] , ss.

On this		day of		, 2014, before me, the undersigned notary public,
	Day		Month

personally appeared

,
Name (s) of Signer(s)

proved to me through satisfactory evidence of identification, which

was/were	,
[Description of Evidence of Identity]

to be the person(s) whose name(s) is/are signed on the preceding or attached document, and acknowledged to me that he/she/they signed it voluntarily for its stated purpose.

as	for
Title of Office

.

Signature of Notary Public

Place Notary Seal and/or Stamp above

Exhibit 4.2.5

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is entered into and effective as of [•], 2014, (“Effective Date”) by and among Sanofi, a French Société anonyme, Genzyme Corporation (“Genzyme” and together with Sanofi, the “Sanofi Parties”), a Massachusetts corporation and Aastrom Biosciences, Inc., a Michigan corporation (“Licensee”). Licensee, Genzyme and Sanofi are referred to in this Agreement each as a “Party” and collectively as the “Parties.” All capitalized terms not defined herein shall have the meanings set forth in the Asset Purchase Agreement.

RECITALS

WHEREAS, Sanofi and its wholly owned subsidiary Genzyme are well known pharmaceutical and biotechnology companies that have acquired through diligent effort over many years a premier reputation throughout the world for excellence in their respective industries;

WHEREAS, Licensee acknowledges the fame and reputation of the Sanofi Parties, and the goodwill associated with the trademarks “SANOFI”, “GENZYME”, “GENZYME EUROPE BV”, and “GENZYME BIOSURGERY”, which are owned by the Sanofi Parties and used in commerce by the Sanofi Parties in association with their business and with the products and services they provide;

WHEREAS, the Parties entered into that certain Asset Purchase Agreement, dated [•], 2014, (the “Asset Purchase Agreement”) under which Sanofi sold certain assets relating to its cell therapy and regenerative medicine business to Licensee;

WHEREAS, pursuant to the Asset Purchase Agreement, the Parties agreed to enter into a non-exclusive trademark license agreement whereby the Sanofi Parties would grant to Licensee certain rights to certain trademarks for a transitional period; and

WHEREAS, subject to the terms set forth below, Licensee wishes to receive from the Sanofi Parties, and the Sanofi Parties wish to grant to Licensee, a license to use the “SANOFI”, “GENZYME”, “GENZYME EUROPE BV” and “GENZYME BIOSURGERY” marks in association with the commercial activities of Licensee for a transitional period, as more fully defined below;

NOW THEREFORE, the Parties agree as follows:

1.                                      DEFINITIONS

1.1                                      “Action” means any audit, examination, investigation, action, lawsuit, litigation or other similar proceeding to, from, by or before any arbitrator or Governmental Authority.

1.2                                      “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) the possession of the power to vote 50% or more of the securities or other Equity Interest of a Person having ordinary voting power, or (b) the possession of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities or other Equity Interests, contract or otherwise.

1.3                                      “Asset Purchase Agreement” has the meaning set forth in the recitals.

1.4                                      “Business” means the cell therapy and regenerative medicine business of Seller and its Subsidiaries which researches, develops, manufactures, markets and sells the Carticel, Epicel, and MACI products, as conducted by the Selling Persons and Genzyme Denmark as of the Execution Date and the Closing Date.

1.5                               “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are required by law to be closed in New York City or Paris.

1.6                               “Damages” means any loss, damage, injury, award, fine, penalty, Tax, fee or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action, suit or other legal proceeding).

1.7                                      “Effective Date” has the meaning set forth in the preamble.

1.8                                        “Governmental Authority” means any (a) nation, state, province, territory, county, municipality, district or other jurisdiction; or (b) body entitled to exercise any executive, legislative, judicial or administrative authority or power.

1.9                                      “Governmental Program” means any health care reimbursement or other health care programs of a Governmental Authority in which the Business participates, including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f), Medicare and Medicaid programs under Titles XVIII and XIX of the Social Security Act, Medicaid Waiver Program, and the TRICARE Program.

1.10                               “Business License Term” means the period commencing on the Effective Date and continuing for four (4) months thereafter.

1.11                               “Inventory” means all inventory (including supplies), wherever located and whether held in direct custody or in transit, used or held for use by the Sanofi Parties or any of their Subsidiaries (as that term is defined in the Asset Purchase Agreement) in the Business.

1.12                               “Legal Requirement” means any law, statute, legislation, constitution, principle of common law, treaty, regulation or Government Program that has been issued or enacted by any Governmental Authority.

1.13                               “Licensee” has the meaning set forth in the preamble.

1.14                               “Mark(s)” means the trademarks “SANOFI”, “GENZYME”, “GENZYME EUROPE BV”, and “GENZYME BIOSURGERY”.

1.15                               “Person” means any (a) individual, (b) corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, association or company (including any limited liability company or joint stock company) or other similar entity or (c) Governmental Authority.

1.16                               “Product” means a product bearing a Mark that was sold or marketed, immediately prior to the Effective Date, by the business acquired by Licensee pursuant to the Asset Purchase Agreement.

1.17                               “Product License Term” means the period commencing on the Effective Date and ending one (1) year thereafter.

1.18                               “Regulatory Approval” means all authorizations by competent Governmental Authorities that are required for the marketing, promotion and sale of a Product in a given country or regulatory jurisdiction.

1.19                               “Sanofi” has the meaning set forth in the preamble.

1.20                                 “Term” has the meaning set forth in Section 7.1.

1.21                               “Third Part(y/ies)” means any Person other than the Sanofi Parties or Licensee or their respective Affiliates.

2.                                      LICENSE

2.1                                      License Grant. Subject to the terms and conditions of this Agreement, the Sanofi Parties hereby grant to Licensee a non-exclusive, royalty-free, personal, worldwide, non- transferable license, without the right to sub-license, to (i) use, for the Product License Term, the marks “SANOFI”, “GENZYME” and “GENZYME EUROPE BV” solely to the extent that any such mark(s) is or are affixed to or imprinted on packaging, invoices, labels, labeling, documents filed with a Governmental Authority for purposes of obtaining or maintaining Regulatory Approvals, or other Inventory, and (ii) use, for the Business License Term, the “SANOFI”, “GENZYME” and “GENZYME BIOSURGERY” marks in connection with the Business. W ith respect to both (i) and (ii), the “SANOFI” Mark can only be used in connection with the identification of Genzyme Corporation as being “a Sanofi Company”, only to the extent it has been so used in the Business prior to the Closing, and then only if such use of the “SANOFI” Mark is necessary under applicable Legal Requirements.

2.2                                      No Implied Licenses. No rights or licenses of intellectual property rights are conveyed to Licensee other than those expressly provided in this Agreement. Licensee shall not use the Marks in any way not expressly licensed to Licensee in this Agreement. Notwithstanding the foregoing, Licensee may indicate when referring to the transactions contemplated by the Asset Purchase Agreement that Licensee acquired rights pursuant to an Asset Purchase Agreement with Sanofi. Licensee will have no other right to use the Sanofi name or trademark, other than as provided for in the last sentence of Section 2.1.

2.3                                      Transition. Licensee will use commercially reasonable efforts to cease using the Marks as permitted by Section 2.1 as quickly as reasonably practicable after the Effective Date and shall diligently pursue in good faith obtaining its own trademarks pertaining to the Business as quickly as reasonably practicable after the Effective Date. Without limiting the generality of the foregoing, Licensee will (a) within 30 days after the Effective Date, make such filings in the United States and European Union as are necessary to transfer Regulatory Approvals for the Products from the Sanofi Parties to Licensee such that Licensee has the right, under applicable Legal Requirements, to sell or market Products under trademarks other than the Marks; and (b) within 60 days after the Effective Date, make such filings in all other jurisdictions in which Licensee intends to sell or market Products or otherwise operate the Business as are necessary to enable Licensee to sell or market Products in such jurisdictions under trademarks other than the Marks. In any event Licensee will cease using the Marks no later than the end of the Product License Term and Licensee will promptly thereafter either (a) modify, overprint or sticker all existing inventory (including, without limitation, purchase orders, invoices, sales orders, labels, letterheads, and shipping documents) and other items and materials bearing the Marks so as to remove or obscure the Marks, or (b) destroy and cease to use or put to use all such existing inventory, items and materials. Furthermore, except as provided in the Transition Services Agreement entered into between Sanofi and Licensee as of the Effective Date, Licensee will not use the names “SANOFI” or “GENZYME” as a domain name or e-mail address component after the Effective Date.

3.                                      MAINTENANCE OF PRODUCT QUALITY; ONGOING OBLIGATIONS

3.1                                      Quality Control. Licensee shall cause the quality of the products and services sold or provided by Licensee under or in connection with the Marks to be at least substantially equal to the quality of products and services sold by the Sanofi Parties under the Marks prior to the Effective Date.

3.2                                      Literature and Promotional Materials. Licensee must obtain the Sanofi Parties’ prior written approval of all of its advertising, promotional, merchandising and other marketing materials bearing a Mark, including without limitation: (i) all containers, packaging, labels and the like; (ii) all advertising, promotional and other marketing materials and literature (including websites and electronic materials); and (iii) all other business materials or publications. Licensee shall submit such materials in their proposed final form to the Sanofi Parties at least ten (10) Business Days before the proposed publication or release of such materials. Notwithstanding the foregoing, Licensee may use any materials bearing a Mark that are identical (other than, as applicable, with respect to changes to matters that reasonably vary over time, including date references, quantities, prices, and contact personnel) to those materials used for or by the Sanofi Parties prior to the Effective Date without prior written approval.

3.3                                      Compliance with Laws.  Licensee shall manufacture all products to be sold under the Marks and provide all services to be delivered in connection with the Marks so as to meet or exceed all applicable Legal Requirements and standards applicable to the products or services. Licensee will notify the Sanofi Parties promptly upon becoming aware of any potential quality issue with respect to the manufacture and distribution of products or the provision of services bearing a Mark, or any violation of any applicable Legal Requirement or standard with respect thereto. Licensee will take all reasonable steps to remedy any such issues or violations, at Licensee’s sole cost, including, without limitation, ceasing all marketing and distribution of the relevant products under the Marks and conducting a recall of such products if reasonably necessary to prevent harm to the users or customers.

4.                                      OWNERSHIP AND USE OF THE MARKS

4.1                                      Ownership. Licensee hereby stipulates and agrees that, subject only to the licenses granted herein, all rights, title and interests in and to the Marks are and shall be owned exclusively by the Sanofi Parties. All goodwill deriving from the use of the Marks by Licensee shall accrue exclusively to the Sanofi Parties and their Affiliates. At the request and sole expense of Genzyme or Sanofi, Licensee shall provide all cooperation reasonably requested by the Sanofi Parties in connection with any effort by the Sanofi Parties to establish, perfect, or defend the Marks, or the Sanofi Parties’ rights therein, including, without limitation, providing exemplars and samples of Licensee’s use of the Mark, executing commercially reasonable forms of consent, assignment or release, and providing good faith testimony by affidavit, declaration, deposition or any other means.

4.2                                      Use.  Licensee shall not at any time during the Term or after of this Agreement (i) use any trademark containing the Marks or any other Sanofi Party trademarks in any way that would impair the validity of such Marks or other Sanofi Party trademarks as proprietary trademarks, service marks, trade names and/or trade dress in any jurisdiction, (ii) take any action which would impair the Sanofi Parties’ or any of their Affiliates’ ownership of the Marks or other Sanofi Party trademarks or their legality or enforceability, (iii) seek to register or obtain, in Licensee’s name or the name of another, any trademark, service mark, domain name, “vanity” telephone number or other source identifier containing the Marks, any other Sanofi Party trademarks or any other trademarks confusingly similar to the Marks or other Sanofi Party trademarks, (iv) use, display, advertise or promote any name or mark containing the Marks or any other name or trademark confusingly similar to any of the Marks or other Sanofi Party trademarks as a trade name, corporate name, trademark or service mark in any jurisdiction (other than as expressly permitted in this Agreement with respect to the Marks), (v) alter, modify, or otherwise mutilate any Mark, or (vi) challenge the validity of the Marks or the Sanofi Parties’ ownership of the Marks in any form or manner. Licensee shall designate each use of a Mark with the appropriate proprietary designation, such as TM, SM or ®.  In all agreements, publications, and materials in which Licensee uses “SANOFI”, “GENZYME”, “GENZYME EUROPE BV”, or “GENZYME BIOSURGERY” as a trade name or as a component of its trade name, Licensee shall expressly disclose, in writing, that Licensee is an independently operated entity, and that, in dealing with Licensee, Third Parties shall have no recourse of any kind against the Sanofi Parties.

5.                               MAINTENANCE AND ENFORCEMENT

5.1                                      Maintenance. As between the Parties, the Sanofi Parties shall have the exclusive right, but not the obligation, to prosecute and maintain registrations for the Marks at their own expense.

5.2                                      Enforcement. As between the Parties, the Sanofi Parties shall have the exclusive right, but not the obligation, to defend and enforce the Marks and shall be entitled to all recovery realized from any such enforcement.

6.                                      DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

6.1                                      THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THE ASSET PURCHASE AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTIC ULAR PURPOSE, NON-INFRINGEMENT, AND NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY, AND THE SANOFI PARTIES HEREBY DISCLAIM SUCH IMPLIED WARRANTIES.

6.2                                      IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR DAMAGES BASED UPON LOST PROFITS FOR SALES TO THIRD PARTIES; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY TO CLAIMS ARISING FROM (A) LICENSEE’S BREACH OF SECTION 2.2 OR SECTION 4 OF THIS AGREEMENT OR ITS MISUSE OF THE MARKS OR OTHER SANOFI PARTY TRADEMARKS, SERVICE MARKS OR TRADE NAMES OR (B) A PARTY’S GROSS NEGLIGENCE, INTENTIONAL OR WILLFUL MISCONDUCT OR FRAUD.

7.                                      TERM AND TERMINATION

7.1                                      Term. Unless earlier terminated by the Parties, the term of this Agreement (the “Term”) shall begin on the Effective Date and continue until the end of the Product License Term.

7.2                               Termination by Licensee. Licensee may terminate this Agreement at its sole discretion for any reason or no reason at all, such termination to be effective thirty (30) days following the receipt of written notice thereof from Licensee by the Sanofi Parties.

7.3                                      Termination by Sanofi.  The Sanofi Parties may terminate this Agreement upon Licensee’s material breach of this Agreement, which will include, without limitation, any material breach of Articles 2, 3 or 4.  In the event that Licensee materially breaches this Agreement and fails to cure such breach within thirty (30) days after the Sanofi Parties notify Licensee in writing of such breach, the Sanofi Parties may terminate this Agreement by delivery to Licensee of a written notice of termination. In addition to the foregoing termination rights, the Sanofi Parties shall retain any other rights and remedies it has in law or equity with respect to a breach related to a Mark.

7.4                                      Effect of Termination. Upon termination of this Agreement for any reason, all licenses granted herein shall terminate, and Licensee shall cease and desist from any and all use of any Mark immediately.  Termination or expiration of this Agreement shall neither release nor discharge any Party from any obligation, debt or liability which had previously accrued and which remains to be performed upon the date of termination nor prevent a Party from pursuing any other remedies at law or in equity.

8.                                      MISCELLANEOUS

8.1                                      Entire Agreement. This Agreement constitutes the entire agreement between and among the Parties with regard to the subject matter of this Agreement, and supersedes all prior agreements and understandings with regard to such subject matter.

8.2                                      Amendments, Waivers and Consents. This Agreement may not be changed or modified, in whole or in part, except by supplemental agreement or amendment in writing signed by the Parties. Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver will be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Any consent under this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.

8.3                                      Successors and Assigns. Subject to the provisions of this Section 8.3, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. Licensee shall not assign or transfer its rights and obligations under this Agreement, in part or in whole, without the prior written consent of the Sanofi Parties, except to a Person that purchases or otherwise acquires the Business from Licensee or an Affiliate of Licensee. Any assignment in violation of the foregoing will be void ab initio. For the avoidance of doubt, the Sanofi Parties may assign or transfer their rights and obligations under this Agreement, in part or in whole, without the prior written consent of Licensee to any Third Party who acquires the Marks and the goodwill associated therewith. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.4                                      Governing Law. The rights and obligations of the Parties will be governed by, and this Agreement will be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

8.5                                      Jurisdiction; Waiver of Jury Trial.

(a)                                        Any judicial proceeding brought against any Party or any dispute arising out of this Agreement or related to this Agreement, or to the negotiation or performance hereof, must be brought in the courts of the State of New York, or in the U.S. District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction. The consents to jurisdiction in this Section 8.5(a) will not constitute general consents to service of process in the State of New York for any purpose except as provided in this Section 8.5(a) and will not be deemed to confer rights on any Person other than the Parties. Service of any process, summons, notice or document by U.S. mail to a Party’s address for notice provided in or in accordance with Section 8.7 will be effective service of process for any Action in the State of New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 8.5(a). Notwithstanding any provision of this Agreement to the contrary, any Party may immediately initiate litigation in any court of competent jurisdiction to obtain temporary or preliminary equitable remedies, including temporary or preliminary injunctive relief as necessary to enforce its rights under this Agreement.

(b)                                        TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSER T (WHETHER AS P LAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TR IAL BY JURY IN ANY AC TION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXIS TING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TOR T OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDIC TION BY A J UDGE SITTING WITHOUT A JURY.

8.6                                      Rules of Construction. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

8.7                                      Notices. Any notice required or permitted to be given hereunder must be provided in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to subsection (b) of this Section

8.7 is also confirmed by the means described in subsections (a) or (c) of this Section 8.7) to such address or facsimile number of the Party set forth in this Section 8.7 or to such other place or places as such Party from time to time may designate in writing in compliance with the terms of this Section 8.7.  Each notice will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

To Licensee at:

Aastrom Biosciences, Inc.

Domino’s Farms, Lobby K

24 Frank Lloyd Wright Drive

Ann Arbor, MI 48105

Attention:      Nick Colangelo

Fax:               +1-734-665-0485

Phone:           +1-734-418-4400

with a copy to:

Goodwin Procter LLP

53 State Street

Exchange Place

Boston, MA 02109

Attention:           Mitchell S. Bloom, Esq.

 Danielle Lauzon, Esq.

Fax: Phone:        +1-617-523-1231

 +1-617-570-1000

To Sanofi at:

Genzyme Corporation

55 Cambridge Parkway

Cambridge, MA 02142

Attention:        Head of Biosurgery Global GSU

Facsimile:       +1-617-761-8918

with a copy to:

Sanofi

54, rue la Boétie

75008 Paris

France

Attention:      General Counsel

Facsimile:     +33-1-5377-4303

and

Ropes & Gray LLP Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention:     Christopher Comeau

Facsimile:     +1-617-235-0566

8.8                                      Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Party to any Party, nor will any provision give any Third Party any right of subrogation or action over or against any Party.

8.9                                      Severability. In the event that any provision is found by competent authority to be unreasonable, invalid, illegal or unenforceable in any respect, this Agreement will continue in full force and effect without said provision, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.

8.10                               Survival. Upon the expiration or termination of this Agreement, all of the rights and obligations of the Parties shall terminate, except that Sections 1, 6, 7.4 and 8 of this Agreement shall survive termination or expiration of this Agreement.

8.11                               Independent Contractors. In the course of performing under this Agreement, each of the Parties will operate as, and have the status of, an independent contractor and will not act as or be an agent, partner, co-venturer, employee, or fiduciary of the other Party. Neither Party will have the right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

8.12                               Further Assurance. Each Party agrees to enter into and execute such additional documents and instruments and to take such other actions as may be necessary to implement the purposes and intentions hereof.

8.13                               Compliance with Law.  Each Party shall fully comply with all local, state and Federal laws and regulations that may be applicable to the performance of this Agreement.

8.14                               Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile copies or by electronic scan copies delivered by email, each of which will be deemed an original, with the same effect as if the signatures were upon the same instrument.

(The remainder of this page has been intentionally left blank.  Signature pages follow.)

IN WITNESS WHEREOF, the Parties have executed this Trademark License Agreement effective as of the Effective Date.

SANOFI

By:
Name:
Title:

GENZYME CORPORATION

By:
Name:
Title:

AASTROM BIOSCIENCES, INC.

By:
Name:
Title:

Signature Page to Trademark License Agreement

Exhibit 4.2.7

RELEASE

THIS RELEASE is dated as of [•], and is between Sanofi, a French Société anonyme (“Sanofi”), and Genzyme Biosurgery ApS, a corporation organized under the laws of Denmark (“Biosurgery”).

WHEREAS, Sanofi and Aastrom Biosciences, Inc., a Michigan corporation (“Purchaser”) are parties to an Asset Purchase Agreement dated as of [•], 2014 (the “Purchase Agreement”);

WHEREAS, Sanofi will cause its Affiliate, Genzyme Corporation, as the whole owner of Biosurgery, to transfer all of its interests in Biosurgery to Purchaser according to the terms of the Purchase Agreement;

WHEREAS, in furtherance of the transactions contemplated by the Purchase Agreement, Sanofi and Biosurgery wish to grant mutual releases of all claims each may have against the other; and

WHEREAS, Genzyme Corporation and Biosurgery are party to that certain Contract Manufacturing Services and License Agreement, dated December 12, 2008  (the “CMSL Agreement”) and have agreed to terminate the CMSL Agreement pursuant to an Agreement to Terminate between the parties dated [as of the date hereof] (the “CMSL Termination”).

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be bound, agree as follows:

Sanofi hereby forever and to the fullest extent permitted under applicable legal requirements, waives, releases and discharges Biosurgery and its successors and assigns from any and all Liabilities, claims, Actions or losses, whether known or unknown, absolute or contingent, that Sanofi may hold, have, or claim to have, or at any time heretofore held, had, or claimed to have had against Biosurgery arising from any omissions, acts or facts that have occurred up until and including the date hereof; provided, however, that the foregoing shall not apply to claims arising from, or related to the Final Payment (as defined in the CMSL Agreement) or Section 8 of the CMSL Agreement.

Biosurgery hereby forever and to the fullest extent permitted under applicable legal requirements, waives, releases and discharges Sanofi and its Affiliates, successors, and assigns from any and all Liabilities, claims, Actions or losses, whether known or unknown, absolute or contingent, that Biosurgery may hold, have, or claim to have, or at any time heretofore held, had, or claimed to have had against Sanofi or its Affiliates, successors, or assigns arising from any omissions, acts or facts that have occurred up until and including the date hereof provided, however, that the foregoing shall not apply to claims arising from, or related to the Final Payment (as defined in the CMSL Agreement) or Section 8 of the CMSL Agreement.

For the avoidance of doubt, Sanofi and Biosurgery each hereby acknowledge and agree that this Release in no way limits or restricts the rights of the parties to indemnification under Article 13 of the Purchase Agreement or any rights of the parties under the CMSL Termination.

The parties agree that this Release remains and will remain in effect and shall survive indefinitely without restriction, qualification or limitation in all respects as a complete release as to the matters released and the Release shall constitute a complete defense to any claim released herein.

In the event that any provision of this Release is construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall control. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of Sanofi and Biosurgery.

This Release shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of New York.

This Release may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(The remainder of this page has been intentionally left blank. Signature page follows.)

IN WITNESS WHEREOF, the parties have executed, made and entered into this Release as of the date first set forth above.

SANOFI

By:
Name:
Title:

GENZYME BIOSURGERY APS

By:
Name:
Title:

Signature Page to Release

Exhibit 4.2.8

Genzyme Biosurgery ApS
Oliefabriksvej 45

2770 Kastrup

Denmark

Attn.: The board of directors

[•] 2014

Resignation letter

I, Birthe Davidsen, CPR no. [•], in my capacity as member of the board of directors of Genzyme Biosurgery ApS (CVR no. 19 74 09 86), hereby resign as a board member effective as of [•] 2014 in connection with and subject to the Closing of the acquisition by Aastrom Bio- sciences, Inc. of 100 % of the issued and outstanding share capital of Genzyme Biosurgery ApS.

Furthermore, I confirm that as of the date hereof I have no existing or contingent claims in my capacity as board member against Genzyme Biosurgery ApS.

Yours sincerely

Birthe Davidsen

Exhibit 4.2.8

Genzyme Biosurgery ApS
Oliefabriksvej 45

2770 Kas trup

Denmark

Attn.: The board of directors

[•] 2014

Resignation letter

I, Kirstin Jagd, CPR no. [•], in my capacity as member of the board of directors of Genzyme Biosurgery ApS (CVR no. 19 74 09 86) , hereby resign as a board member effective as of [•] 2014 in connection with and subject to the Closing of the acquisition by Aastrom Biosciences, Inc. of 100% of the issued and outstanding share capital of Genzyme Biosurgery ApS.

Furthermore, I confirm that as of the date hereof I have no existing or contingent claims in my capacity as board member against Genzyme Biosurgery ApS.

Yours sincerely

Kirstin Jagd

Exhibit 4.2.8

Genzyme Biosurgery ApS
Oliefabriksvej 45

2770 Kas trup

Denmark

Attn.: The board of directors

[•] 2014

Resignation letter

I, Lasse Richter Petersen, CPR no. [•], in my capacity as chairman of the board of directors of Genzyme Biosurgery ApS (CVR no. 19 74 09 86), hereby resign my position effective as of [•] 2014 in connection with and subject to the Closing of the acquisition by Aastrom Biosciences, Inc. of 100% of the issued and outstanding share capital of Genzyme Biosurgery ApS.

Furthermore, I confirm that as of the date hereof I have no existing or contingent claims in my capacity as chairman of the board of directors against Genzyme Biosurgery ApS.

Yours sincerely

Lasse Richter Petersen

Exhibit 4.3.7

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION OR ANY STATE SECURITIES LAWS WITHIN THE UNITED STATES AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IN EFFECT

AASTROM BIOSCIENCES

PROMISSORY

$2,500,00                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                         May [12],

FOR VALUE RECEIVED, Aastrom Biosciences, Inc. (the “Company”), a Michigan corporation, promises to pay to Sanofi, a French Société anonyme (the “Holder”) (the Holder and the Company each a This Promissory Note (this “Note”) shall bear interest at the short term applicable federal rate in effect on the date hereof, accruing daily on the outstanding principal amount of this Note (“Interest”), computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all Interest accrued thereon are paid. The principal amount of this Note and all accrued Interest hereon shall be payable in full upon maturity of this Note as provided in paragraph 1 below, which payment shall be made by wire transfer to an account as Agreement”)

This Note is subject to the following provisions, terms and

1.              Maturity.  This Note shall be paid in full upon the earliest to occur of (a) a Liquidation Transaction (as defined below); (b) a liquidation, dissolution or winding up of the Company; or closing of: (i) a merger of the Company or any other transaction or series of related transactions (other than a future equity financing of the Company) in which, in any of the foregoing cases, at least 50% of the outstanding equity securities of the Company or the surviving or resulting entity, as the case may be, immediately following such transaction(s) are not held, directly or indirectly, by the persons who immediately prior to such transaction(s)

2.              Optional Redemption. At any time and from time to time, the Company may prepay or redeem this Note, in whole or in part, at any time without premium or penalty at a price equal to 100% of the principal amount of the Notes (or portion thereof) so prepaid or redeemed,

3.              Notice of Optional Redemption.  Notice of each optional redemption of this Note pursuant to before the redemption date, in each case by providing to the Holder a notice of intention to

Note to be redeemed on such date, the principal amount of this Note to be redeemed on such date, and the accrued and unpaid Interest applicable to the portion of the Note subject to such

4.              Amendment and Waiver. For purposes of the Note, no course of dealing between the Company and the Holder of the Note, and no delay on the part of any such party in exercising any rights hereunder shall operate as a waiver of the rights thereof. Subject to the terms of the Asset Purchase Agreement, any term of this Note may be amended, supplemented, modified or waived only with the written consent of the Holder and the Company. Any amendment, supplement, modification of waiver effected in accordance with this

5.              Section and Other Headings. The section and other headings contained in this Note are for

6.              Governing Law. This Note shall be governed by, and construed and enforced in accordance

7.              Notices. All notices given hereunder shall be in writing and shall be delivered in accordance with

8.              Cost of Collection.  The Company will pay on written demand all costs of collection and attorneys’ fees and other costs and expenses paid or incurred by the Holder in

[Signature page

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized

Aastrom Biosciences,

By:
Name:
Title:

[Signature Page to Note]

Exhibit 7.22

TRANSITION SERVICES AGREEMENT

by and among

GENZYME CORPORATION

and

AASTROM BIOSCIENCES, INC.

Dated as of [•], 2014

SCHEDULES

Schedule 1                                                                                          Transition Services Schedule

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement is dated as of [•], 201  (the “Execution Date”), by and between Aastrom Biosciences, Inc., a Michigan corporation (“Service Recipient”), and Genzyme Corporation, a Massachusetts corporation (“Service Provider”). Service Recipient and Service Provider are referred to in th is Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of the Execution Date (the “Asset Purchase Agreement”) pursuant to which Service Recipient acquired the Transferred Assets from Service Provider;

WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, the Parties contemplate that during the Term, Service Provider will provide certain transitional services to Service Recipient in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following capitalized terms have the following meanings. Capitalized terms which are used but not defined herein have the meanings ascribed to such terms in the Asset Purchase Agreement.

“Additional Services” is defined in Section 2.6.

“Agreement” means this Transition Services Agreement and includes all Transition Service Schedules, whether attached hereto or added subsequently pursuant to the terms of this Agreement.

“Asset Purchase Agreement” is defined in the recitals to this Agreement.

“Claim” is defined in Section 10.3.

 “Data” is defined in Section 7.4.

“Dispute” is defined in Section 3.3.

“Effective Date” means the Closing Date.

“Execution Date” is defined in the introduction to this Agreement.

“Expenses” is defined in Section 5.2.

“Losses” is defined in Section 10.1.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Services” means all services to be provided by Service Provider to Service Recipient as described on any Transition Service Schedule, including any Additional Services.

“Service Provider” is defined in the introduction to this Agreement.

“Service Provider Manager” is defined in Section 3.1.

“Service Provider Representative” is defined in Section 3.1.

“Service Recipient” is defined in the introduction to this Agreement.

“Service Recipient Manager” is defined in Section 3.1.

“Service Recip ient Representative” is defined in Section 3.1.

“Service Term” is defined in Section 2.3.2.

“Term” is defined in Section 4.1.

“Transition Service Schedule” is defined in Section 2.1.

ARTICLE 2

SERVICES

2.1.                                   Schedules and Precedence. This Agreement governs the provision of transitional Services described in the schedules attached to and made a part of this Agreement (each individual schedule, a “Transition Service Schedule”). Such Transition Service Schedules may be amended in writing from time to time by the Parties. If there is any inconsistency between the terms of any Transition Service Schedule and the terms of this Agreement, the terms of such Transition Service Schedule shall govern.

2.2.                                   Performance of Services. Service Provider will perform the Services set forth in the Transition Service Schedules and all Additional Services.

2.3.                                   Information. Each Transition Service Schedule sets forth, among other things:

2.3.1.   a description of the Services to be provided;

2.3.2.   the term during which each Service will be provided (the “Service Term”);

2.3.3.   the location(s) where Services are to be provided;

2.3.4.   the Service Provider and Service Recipient Representative(s) for such Service;

2.3.5.   the maximum percentage of the applicable Service Provider Representative’s working time to be allocated to the Services, based upon a normal 40-hour work week; provided that such maximum will not limit Service Provider’s obligation to allocate resources necessary for the performance of any Service in accordance with this Agreement;

2.3.6.   the monthly fees due to Service Provider, if any, for each Service; and

2.3.7.   any other terms applicable thereto on the Transition Service Schedule.

2.4.                            Service Levels. Service Provider will perform the Services in a manner consistent with the terms and conditions contained herein and in accordance with applicable Legal Requirements. In addition, in performing the Services, Service Provider will use a degree of care and diligence that is not materially less than the care and diligence exercised by Service Provider and its Affiliates when engaged in similar services or activities during the twelve (12) month period preceding the Execution Date with respect to the Business, and will use commercially reasonable efforts to deliver the Services in a manner consistent with Service Provider’s and its Affiliates’ past practices. Service Provider will use qualified Service Provider Representatives to perform the Services.

2.5.                            Additional Resources. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, Service Provider will not be obligated to:

2.5.1.   hire any additional employees;

2.5.2.   maintain the employment of any specific employee;

2.5.3.   purchase, lease or license any additional equipment or software; or

2.5.4.   pay any costs related to the transfer or conversion of Service Recipient’s data to Service Recipient or any alternate supplier of Services.

2.6.                            Additional Services. During the Term, the Parties may identify additional services that Service Provider will provide to Service Recipient in accordance with the terms of this Agreement (the “Additional Services”). Upon mutual agreement of the Parties, the Parties will execute additional written Transition Service Schedules for such Additional Services. Service Provider will have no obligation to execute any additional Transition Service Schedules; provided, that with respect to any Additional Service that has historically been provided by Service Provider or its Affiliates to the Business, Service Provider will not unreasonably withhold, condition or delay the execution of a Transition Service Schedule relating to such Additional Service to the extent generally consistent with this Agreement, including the Transition Service Schedules.

2.7.                Change Order Process. Any change in the scope or duration of any Service described in or other amendment to a Transition Service Schedule must be in writing and signed by the Parties.

2.8.                Third-Party Consents. If any consent or waiver from any Third Party is needed in connection with Service Provider’s provision of the Services, Service Provider will be excused from performing such Service until such consent or waiver is obtained and will use commercially reasonable efforts to cooperate with Service Recipient to obtain such licenses or approvals, provided that any payments to Third Parties in connection with obtaining any such consent or waiver will be paid by Service Recipient.

ARTICLE 3

GOVERNANCE

3.1.                Service Provider Manager and Service Provider Representatives. Service Provider will appoint one individual to have primary responsibility and oversight for the provision of all of the Services by Service Provider and to be Service Recipient’s primary point of contact (the “Service Provider Manager”). The initial Service Provider Manager will be [•]. In addition, Service Provider will identify on the applicable Transition Service Schedule one representative (the “Service Provider Representative”) for each Service to have primary responsibility and oversight for the provision or coordination of such Service. Service Provider may appoint a new Service Provider Manager or a new Service Provider Representative for any Service by providing Service Recipient with written notice thereof.

3.2.                Service Recipient Manager and Service Recipient Representatives. Service Recipient will appoint one individual to have primary responsibility and oversight for the receipt of all of the Services by Service Recipient and to be Service Provider’s primary point of contact (the “Service Recipient Manager”). The initial Service Recipient Manager will be [•]. In addition, Service Recipient will identify on the applicable Transition Service Schedule one representative (the “Service Recipient Representative”) for each Service to have primary responsibility and oversight for the provision or coordination of such Service. Service Recipient may appoint a new Service Recipient Manager or a new Service Recipient Representative for any Service by providing Service Provider with written notice thereof.

3.3.                Dispute Resolution. Any dispute regarding a Party’s performance under this Agreement (a “Dispute”) will be initially referred to the Service Provider Manager and the Service Recipient Manager. The Service Provider Manager and the Service Recipient Manager will meet at a mutually acceptable time and place (or by teleconference) promptly after the Dispute has been referred to them, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Service Provider Manager and the Service Recipient Manager are not able to resolve the Dispute within thirty (30) days after the Dispute has been referred to them, then either Party may thereafter submit such Dispute to any court as permitted by Section 13.8.

ARTICLE 4

TERM AND TERMINATION

4.1.                Term. This Agreement will commence on the Effective Date and remain in effect until the last day that any Service Term in any Transition Service Schedule remains in effect (the “Term”), unless earlier terminated under this ARTICLE 4. With respect to each Service, such Service will begin upon the applicable start date set forth in the Transition Services Schedule (or the Effective Date if no start date is identified) and will continue for the longest duration, or until the end date, for such Services set forth in the Transition Services Schedule, unless earlier terminated under this ARTICLE 4. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services.

4.2.                Termination.

4.2.1.   Service Recipient may terminate this Agreement, either with respect to all or with respect to any one or more of the Services (or a portion thereof) provided to Service Recipient hereunder, for any reason or for no reason, at any time upon at least thirty (30) days (or such shorter period to which Service Provider agrees in writing) prior written notice to Service Provider, unless the specific Transition Service Schedule provides otherwise.

4.2.2.   Subject to the provisions of ARTICLE 12 below, either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party materially breaches a material provision with regard to those Services and does not cure such breach, or does not take reasonable steps required under the circumstances to cure such breach going forward, within thirty (30) days (or ten (10) days in the event of a payment breach) after receiving notice of the breach.

4.2.3.   Any provision which by its nature should survive, including the provisions of Section 4.2.4, ARTICLE 5, ARTICLE 10, AR TICLE 11 and ARTICLE 13, will survive the expiration or termination of this Agreement.

4.2.4.   Upon any expiration or termination of this Agreement in whole or in part and for any reason (a) each Party will use commercially reasonable efforts to cooperate with the other Party as reasonably necessary to avoid disruption of the ordinary course of the other Party’s business and (b) Service Provider will deliver the Data to Service Recipient in accordance with Section 7.4 and will deliver other assets of Service Recipient in the possession of Service Provider. Each Party will promptly return to the other Party or destroy any and all Confidential Information or other proprietary information of such other Party in its or its Affiliates’ possession upon expiration or termination of this Agreement.

ARTICLE 5

PAYMENT TERMS

5.1.                Charges for Services. Service Recipient will pay Service Provider the charges, if any, set forth on the applicable Transition Service Schedule for each Service listed therein as adjusted, from time to time, in accordance with Section 5.3.

5.2.                Expenses. Service Recipient will, for each Service performed, reimburse Service Provider for any reasonable documented out-of-pocket expenses payable to Third Parties which are incurred by Service Provider or its Affiliates in connection with Service Provider’s provision of such Service (“Expenses”); provided that the Expenses will not include the allocation of any corporate overhead or similar expenses incurred by Service Provider or its Affiliates in connection with the performance of the Services. Within ten (10) days after the end of each calendar month during the Term, Service Provider will provide Service Recipient with a report detailing the Expenses for such previous month. In addition, Service Provider will provide Service Recipient with advance written notice of any single Expense or series of related Expenses expected to be in excess of $25,000.

5.3.                Payment Terms. Service Provider will bill Service Recipient quarterly for all charges pursuant to this Agreement for the previous calendar quarter. Such invoices will contain reasonable detail of the Services provided and the charge therefor. Service Recipient will pay Service Provider for all undisputed amounts due for Services provided hereunder within thirty (30) days from receipt of an invoice therefor. Late payments will bear interest at the lesser of twelve percent (12%) per annum or the maximum rate allowed by law. The Parties acknowledge and agree that failure to pay undisputed amounts due hereunder pursuant to the terms of this Agreement is a material breach and Service Provider may terminate this Agreement under Section 4.2.

5.4.                Disputed Amounts. Amounts due hereunder will not be offset by amounts due under any other agreement. Disputes related to any other agreement will not serve as grounds to delay obligations under this Agreement. In particular, Service Recipient will not, and will cause its Affiliates to not, offset amounts owed to Service Provider or any Affiliate under this Agreement against amounts owed or allegedly owed by Service Provider or any Affiliate to Service Recipient or any Affiliate under any circumstances, and Service Recipient hereby irrevocably waives any such right on its own behalf and on behalf of each of its Affiliates.

ARTICLE 6

TRANSITION SERVICE RESPONSIBILITIES

6.1.                Cooperation; Facilities; Access to Information. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation will include exchanging information relevant to the provision of Services hereunder, good faith efforts to mitigate problems with the work environment interfering with the Services, and each Party requiring its personnel to obey any security regulations and other published policies of the other Party while on the other Party’s premises. In addition, Service Recipient will provide Service Provider with access to its facilities as is reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder, provide Service Provider with information and documentation reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder, and make available, as reasonably requested by Service Provider, reasonable access to resources and provide timely decisions in order that Service Provider may perform its obligations hereunder.

6.2.                                   Savings Clause. To the extent Service Recipient’s failure to discharge its obligations set forth in Section 6.1 or elsewhere in this Agreement impedes Service Provider’s ability to provide any Service or Additional Service hereunder, Service Provider will be excused from its obligation to provide such Services or Additional Services hereunder, provided, that Service Provider provides Service Recipient with notice of Service Recipient’s failure to meet such obligation promptly after Service Provider becomes aware of such failure.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1.                                   Existing Ownership Rights Unaffected. Except as expressly set out in this ARTICLE 7, neither Party will gain, by virtue of this Agreement, any rights of ownership or use of Copyrights, Patents, Trade Secrets, Trademarks or any other Intellectual Property owned by the other Party.

7.2.                                   Trademarks. Neither Party is granted hereunder any ownership in or license to the Trademarks of the other Party.

7.3.                                   Removal of Marks. Neither Party will remove any Copyright notices, proprietary markings, Trademarks or other indicia of ownership of the other Party from any materials of the other Party.

7.4.                                   Ownership of Data and Intellectual Property. Service Recipient will own all data and records created by Service Recipient or any of its Affiliates related exclusively to the Business and generated in connection with the performance of the Services (the “Data”). Service Provider will and hereby does, without further consideration, assign (and will cause its Affiliates to assign) to Service Recipient any and all right, title or interest that Service Provider or its Affiliates may possess in or to the Data. Upon Service Recipient’s request, Service Provider will provide Service Recipient with copies of the Data in the format in which such Data is generated.

ARTICLE 8

RELATIONSHIP BETWEEN THE PARTIES

The Parties to this Agreement are and will remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other. Each Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its employees. Neither Party will hold itself out as an agent of the other and neither Party will have the authority to bind the other.

ARTICLE 9

AFFILIATE PERFORMANCE

Service Provider may engage one or more Affiliates to perform all or any portion of Service Provider’s duties under this Agreement; provided that Service Provider remains liable for the performance of such Affiliates.

ARTICLE 10

INDEMNIFICATION

10.1.                     Service Recipient will indemnify, defend and hold harmless Service Provider and its officers, directors, agents, employees and Affiliates, from and against any and all Damages, including reasonable attorneys’ fees (collectively, “Losses”) arising out of, relating to or resulting from (a) Service Recipient’s material breach of this Agreement, (b) Service Recipient’s gross negligence or willful misconduct in connection with its receipt of Services or Additional Services pursuant to this Agreement or (c) Service Provider’s provision of Services or Additional Services pursuant to this Agreement, except for those Losses for which Service Provider is obligated to indemnify, defend and hold harmless Service Recipient and its officers, directors, agents, employees and Affiliates pursuant to Section 10.2.

10.2.                     Service Provider will indemnify, defend and hold harmless Service Recipient and its officers, directors, agents, employees and Affiliates from and against any and all Losses arising out of, relating to or resulting from (a) Service Provider’s material breach of this Agreement or (b) Service Provider’s gross negligence or willful misconduct in the provision of Services or Additional Services pursuant to this Agreement.

10.3.                     An indemnifying Party’s indemnification obligations hereunder will be conditioned upon (a) the indemnified Party providing the indemnifying Party with written notice describing such indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the indemnifying Party with further notices to keep it reasonably informed with respect thereto; provided however, that failure of the indemnified Party to provide such notice or keep the indemnifying Party reasonably informed as provided herein will not relieve the indemnifying Party of its obligations hereunder except to the extent, if any, that the indemnified Party is materially prejudiced thereby, (b) the indemnifying Party being entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the indemnified Party, at the indemnifying Party’s sole expense, and (c) the indemnified Party reasonably cooperating with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any Claim. The indemnifying Party will not accept any settlement that places restrictions on any indemnified Party or requires any payment by any indemnified Party and, further, will not accept any settlement unless the settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the indemnified Parties, from all liability with respect to the matters that are subject to such Claim, without the indemnified Party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned. The indemnified Party may participate in the defense of any claim with counsel reasonably acceptable to the indemnifying Party, at the indemnified Party’s own expense.

10.4.                     With the exception of any claims of fraud which are proven and upon which a judgment entered in the involved proceeding will be expressly based, the Parties acknowledge and agree that the provisions of ARTICLE 10 will be the exclusive remedy for all claims relating to this Agreement, including the negotiation or performance hereof.

10.5.                     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

ARTICLE 11

LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES AND CAP ON LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, AND EXCEPT FOR CLAIMS PURSUANT TO ARTICLE 10 AND IN CIRCUMSTANCES WHERE AWARDED TO A THIRD PARTY, (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES; AND (B) EACH PARTY’S LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR NEGOTIATION HEREOF WILL NOT EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY SERVICE RECIPIENT TO SERVICE PROVIDER UNDER THE APPLICABLE TRANSITION SERVICES SCHEDULE FROM WHICH SUCH CLAIM ARISES.

ARTICLE 12

FORCE MAJEURE

Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Service Recipient to make payments to Service Provider for Services already rendered, if such failure or delay is caused by any act of God, any accident, explosion, fire, act of terrorism, storm, earthquake, flood or any other circumstance or event outside of such Party’s reasonable control.

ARTICLE 13

MISCELLANEOUS

13.1.                     Records. Service Provider shall maintain accurate records arising from or related to any Services provided hereunder, including accounting records and documentation produced in connection with the rendering of any Service, substantially consistent with Service Provider’s past practices for similar services provided for its own account.

13.2.                     Inspection Rights. During the Term and for ninety (90) days thereafter, Service Provider shall, upon reasonable prior written notice from Service Recipient, permit

Service Recipient, or its designated representatives, to inspect and audit Service Provider’s records relating to the Services during regular business hours, with the right to make any copies, for the sole purpose of verifying the amount charged by Service Provider for provision of the Services; provided, that Service Recipient shall comply with Service Provider’s reasonable security and safety procedures as such procedures are communicated to Service Recipient.

13.3.                     Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) unless otherwise specified “$” is in reference to United States dollars, and (g) the headings contained in this Agreement, in any exhibit or schedule to this Agreement and in the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.4.                     Entire Agreement. This Agreement together with the Asset Purchase Agreement and the other Ancillary Agreements, constitutes the entire agreement between and among the Parties with regard to the subject matter of this Agreement, and supersedes all prior agreements and understandings with regard to such subject matter. Except for the Confidentiality Agreement, there are now no agreements, representations or warranties between or among the Parties other than those set forth in the Agreement or the Ancillary Agreements.

13.5.                     Amendment, Waivers and Consents. This Agreement may not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the Parties. Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver will be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Any consent under this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.

13.6.                     Successors and Assigns. This Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns, provided, however, that no Party may assign any right or obligation hereunder without the prior written consent of all other Parties.

13.7.                     Governing Law. The rights and obligations of the Parties will be governed by, and this Agreement will be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

13.8.                     Jurisdiction; Waiver of Jury Trial.

13.8.1. Any judicial proceeding brought against any Party or any dispute arising out of this Agreement or related to this Agreement, or the negotiation or performance hereof, must be brought in the courts of the State of New York, or in the U.S. District Court for the State of New York, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction. The consents to jurisdiction in this Section 13.8.1 will not constitute general consents to service of process in the State of New York for any purpose except as provided in this Section 13.8.1 and will not be deemed to confer rights on any Person other than the Parties. Service of any process, summons, notice or document by U.S. mail to a Party’s address for notice provided in or in accordance with Section 13.11 will be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 13.8.1.

13.8.2.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PAR T UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND SUCH PROCEEDINGS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.9.                     Rules of Construction. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

13.10.                          Severability. If any provision of this Agreement, as applied to either Party or to any circumstance, is declared by a court of competent jurisdiction to be illegal,

unenforceable or void, this Agreement will continue in full force and effect without said provision.

13.11. Notices. Any notice required or permitted to be given hereunder must be provided in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to subsection (b) of this Section 13.11 is also confirmed by the means described in subsections (a) or (c) of this Section 13.11) to such address or facsimile of the Party set forth in this Section 13.11 or to such other place or places as such Party from time to time may designate in writing in compliance with the terms of this Section 13.11. Each notice will be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service, one Business Day after being sent, or if mailed, five Business Days after the date of deposit in the mail. A notice of change of address or facsimile number will be effective only when done in accordance with this Section 13.11.

(i)                                       To Service Recipient at:

Aastrom Biosciences, Inc. Domino’s Farms, Lobby K

24 Frank Lloyd Wright Drive

Ann Arbor, MI 48105

Attention:                             1LFN & RODQJHOR

Fax:

Phone:

with a copy to:

Goodwin Procter LLP

53 State Street

Exchange Place

Boston, MA 02109

Attention:                                         Mitchell S. Bloom, Esq.

Danielle Lauzon, Esq.

Fax:                                                                       +1-617-523-1231

Phone:                                                          +1-617-570-1000

(ii)                                  To Service Provider at:

Genzyme Corporation

55 Cambridge Parkway

Cambridge, MA 02142

Attention:                             Head of Biosurgery Global GSU

Facsimile:                             +1-617-761-8918

with a copy to:

Sanofi

54, rue la Boétie

75008 Paris

France

Attention:                                         General Counsel

Facsimile:                                         +33-1-5377-4303

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention:                                         Christopher Comeau

Facsimile:                                         +1-617-235-0566

13.12.                          Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Party to any Party, nor will any provision give any Third Party any right of subrogation or action over or against any Party.

13.13.                          Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile copies or by electronic scan copies delivered by email, each of which will be deemed an original, with the same effect as if the signatures were upon the same instrument.

(The remainder of this page has been intentionally left blank.)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the Execution Date.

AASTROM BIOSCIENCES, INC.

By:
Name:
Title:

GENZYME CORPORATION

By:
Name:
Title:

Signature Page to Transition Services Agreement

SCHEDULE 1

Transition Services Schedule

#	Function	Region	Title	Scope of Services	Duration (Months)	Billing method/Fee
1
2
3
4